SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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KELLOGG COMPANY
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KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

Dear Shareowner:

It is my pleasure to invite you to attend the 2009 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Time on April 24, 2009 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. We believe these rules allow us to provide our Shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Attendance at the Annual Meeting will be limited to Shareowners only. If you are a holder of record of Kellogg common stock and you plan to attend the meeting, please save your notice of electronic availability or proxy card, as the case may be, and bring it to the meeting to use as your admission ticket. If you plan to attend the meeting, but your shares are not registered in your own name, please request an admission ticket by writing to the following address: Kellogg Company Shareowner Services, One Kellogg Square, Battle Creek, MI 49017-3534. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Shareowners without tickets will only be admitted to the meeting upon verification of stock ownership.

Shareowners needing special assistance at the meeting are requested to contact Shareowner Services at the address listed above.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided.

Sincerely,

David Mackay
President and Chief Executive Officer

March 6, 2009

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49017-3534

NOTICE OF THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD APRIL 24, 2009

TO OUR SHAREOWNERS:

The 2009 Annual Meeting of Shareowners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Time on April 24, 2009 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four Directors for a three-year term to expire at the 2012 Annual Meeting of Shareowners;

2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2009 fiscal year;

3.	To approve the Kellogg Company 2009 Long-Term Incentive Plan;

4.	To approve the Kellogg Company 2009 Non-Employee Director Stock Plan;

5.	To consider and act upon a Shareowner proposal to enact a majority voting requirement for the election of directors, if properly presented at the meeting;

6.	To consider and act upon a Shareowner proposal to elect each director annually, if properly presented at the meeting; and

7.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.

Only Shareowners of record at the close of business on March 2, 2009 will receive notice of and be entitled to vote at the meeting or any adjournments. We look forward to seeing you there.

By Order of the Board of Directors,

Gary Pilnick
Senior Vice President,
General Counsel, Corporate Development and Secretary

March 6, 2009

KELLOGG COMPANY

ONE KELLOGG SQUARE
BATTLE CREEK, MICHIGAN 49017-3534
PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREOWNERS
TO BE HELD ON FRIDAY, APRIL 24, 2009

ABOUT THE MEETING

Information About this Proxy Statement.

Why you received this proxy statement.  You have received these proxy materials because our Board of Directors, which we refer to as the Board, is soliciting your proxy to vote your shares at the 2009 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time at the W. K. Kellogg Auditorium, 50 West Van Buren Street, in Battle Creek, Michigan, on Friday, April 24, 2009, or any adjournments thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On March 11, 2009, we began to mail to our Shareowners of record as of the close of business on March 2, 2009, either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at P.O. Box 64854, St. Paul, MN 55164-0854; phone number: (877) 910-5385.

Notice of Electronic Availability of Proxy Statement and Annual Report.  As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our Shareowners electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Summary Processing.  The Securities and Exchange Commission’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who Can Vote — Record Date.  The record date for determining Shareowners entitled to vote at the annual meeting is March 2, 2009. Each of the approximately 382,106,440 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

How to Vote — Proxy Instructions.  If you received a notice of electronic availability, you can not vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareowner of record. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet — If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, April 23, 2009. If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

Whether you vote by telephone, over the Internet or by mail, you may specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1); whether you approve, disapprove or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009 (Proposal 2); whether you approve, disapprove, or abstain from voting on the Kellogg Company 2009 Long Term Incentive Plan (Proposal 3); whether you approve, disapprove, or abstain from voting on the Kellogg Company 2009 Non-Employee Director Stock Plan (Proposal 4); and whether you approve, disapprove or abstain from voting on each of the Shareowner proposals, if properly presented at the meeting (Proposals 5 and 6).

When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans.

If the proxy is properly executed but you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under “Proposal 1 — Election of Directors” below, “For” Proposals 2 through 4 and “Against” Proposals 5 and 6, and otherwise at the discretion of the persons named in the proxy card.

Revocation of Proxies.  If you are a shareowner of record, you may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to our Secretary;

(2)	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

If your shares are held in street name, you must contact your broker, nominee or trustee to revoke and vote your proxy.

Quorum.  A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the annual meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for the election of Directors (Proposal 1) and for ratification of PricewaterhouseCoopers LLP (Proposal 2), but not for approval of the Kellogg Company 2009 Long-Term Incentive Plan (Proposal 3), approval of the Kellogg Company 2009 Non-Employee Director Stock Plan (Proposal 4) or for approval of the Shareowner proposals (Proposals 5 and 6).

Required Vote.  Our Board has adopted a majority voting policy which applies to the election of Directors. Under this policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the Shareowner vote. Our Board’s Nominating and Governance Committee would then consider the offer of resignation and make a recommendation to our independent Directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”

Under Delaware law, a nominee who receives a plurality of the votes cast at the Annual Meeting will be elected as a Director (subject to the resignation policy described above). The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as Directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether or not our Director resignation policy will apply to that individual. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.

The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the annual meeting is necessary to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2009 (Proposal 2), to approve the Kellogg Company 2009 Long Term Incentive Plan (Proposal 3), to approve the Kellogg Company 2009 Non-Employee Director Stock Plan (Proposal 4) and to approve the Shareowner proposals (Proposals 5 and 6). Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2 through 6. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposal 3. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals 3 through 6, and will not affect the outcome on that proposal.

Other Business.  We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.  We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained Georgeson Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay Georgeson a fee of $12,500, plus reasonable expenses.

Directions to Annual Meeting.  To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 961-2800 or at investor.relations@kellogg.com.

SECURITY OWNERSHIP

Five Percent Holders.  The following table shows each person who, based upon their most recent filings or correspondence with the SEC beneficially owns more than 5% of our common stock.

		Percent of Class on
Beneficial Owner	Shares Beneficially Owned	January 3, 2009

W. K. Kellogg Foundation Trust(1)	94,003,246 shares(2)	24.6%
c/o The Bank of New York Mellon Corporation One Wall Street New York, NY 10286
George Gund III	32,822,870 shares(3)	8.6%
39 Mesa Street San Francisco, CA 94129
KeyCorp	29,871,240 shares(4)	7.8%
127 Public Square Cleveland, OH 44114-1306

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Kellogg Trust”) are Jim Jenness, Sterling Speirn, Wenda Moore and The Bank of New York Mellon. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Kellogg Foundation”), is the sole beneficiary of the Kellogg Trust. The Kellogg Trust owns 90,239,490 shares of Kellogg Company, or 23.6% of our outstanding shares on January 3, 2009. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust.

(2)	According to Schedule 13G/A filed with the SEC on February 12, 2009, The Bank of New York Mellon Corporation (“BONYMC”), as parent holding company for The Bank of New York, and The Bank of New York (“BONY”), as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 90,239,490 shares owned by the Kellogg Trust. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by BONYMC, BONY and the other trustees unrelated to the Kellogg Trust. BONYMC has sole voting power for 1,802,037 shares, shared voting power for 90,341,967 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 2,218,237 shares and shared investment power for 92,648,277 shares (including those shares beneficially owned by the Kellogg Trust).

(3)	According to Schedule 13G/A filed with the SEC on February 17, 2009, George Gund III has sole voting power for 129,800 shares, shared voting power for 32,693,070 shares, sole investment power for 129,800 shares and shared investment power for 5,179,856 shares. Of the shares over which Mr. Gund has shared voting and investment power, 2,642,624 shares are held by a nonprofit foundation of which Mr. Gund is one of eight trustees and one of twelve members. Mr. Gund disclaims beneficial ownership as to all of these shares. Gordon Gund, a Kellogg Director, is a brother of George Gund III and may be deemed to share voting or investment power over the shares shown as beneficially owned by George Gund III, as to which shares Gordon Gund disclaims beneficial ownership.

(4)	According to a Schedule 13G/A filed with the SEC on February 10, 2009, KeyCorp, as trustee for certain Gund family trusts included under (3) above, as well as other trusts, has sole voting power for 2,350,976 shares, shared voting power for 5,450 shares, sole investment power for 29,604,554 shares and shared investment power for 257,846 shares.

Officer and Director Stock Ownership.  The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2009, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

			Deferred Stock	Total Beneficial
Name	Shares(1)	Options(2)	Units(3)	Ownership(4)	Percentage

Directors
Benjamin Carson	21,777	45,000	0	66,777	*
John Dillon(5)	22,130	43,750	0	65,880	*
Gordon Gund(6)	53,274	35,548	54,250	143,072	*
Jim Jenness(7)	81,233	899,543	11,614	992,390	*
Dorothy Johnson	36,913	39,715	20,090	96,718	*
Don Knauss	2,975	6,931	0	9,906	*
Ann McLaughlin Korologos	30,930	45,000	17,752	93,682	*
Rogelio Rebolledo(8)	1,072	0	0	1,072	*
Sterling Speirn(7)	4,613	5,781	0	10,394	*
Robert Steele	3,934	9,110	0	13,044	*
John Zabriskie	31,361	41,800	23,434	96,595	*
Named Executive Officers
David Mackay	244,565	1,646,575	686	1,891,826	*
John Bryant	143,610	669,801	0	813,411	*
Brad Davidson	60,484	192,079	0	252,563	*
Paul Norman	61,858	196,374	0	258,232	*
Tim Mobsby	105,907	252,342	0	358,249	*
Jeff Montie(9)	77,623	440,297	0	517,920	*
All Directors and executive officers as a group (22 persons)(10)	1,178,325	5,410,412	127,826	6,716,563	1.7%

*	Less than 1%.

(1)	Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes the following number of shares held in Kellogg’s Grantor Trust for Non-Employee Directors which are subject to restrictions on investment: Dr. Carson, 20,477 shares; Mr. Dillon, 17,880 shares; Mr. Gund, 27,422 shares; Mr. Jenness, 9,869 shares; Ms. Johnson, 19,465 shares; Mr. Knauss, 2,975 shares; Ms. McLaughlin Korologos, 27,180 shares; Mr. Rebolledo, 1,072 shares; Mr. Speirn, 4,613 shares; Mr. Steele, 3,934 shares; Dr. Zabriskie, 24,161 shares; and all Directors as a group, 159,048 shares.

(2)	Represents shares which may be acquired through exercise of stock options as of January 15, 2009 or within 60 days after that date.

(3)	Represents the number of common stock units held under our deferred compensation plans as of January 15, 2009. The deferred stock units, or DSUs, have no voting rights. For additional information, refer to “2008 Director Compensation and Benefits — Elective Deferral Program” and “Compensation Discussion and Analysis — Elements of Our Compensation Program — Base Salaries” for a description of these plans.

(4)	None of the shares listed have been pledged as collateral.

(5)	Includes 250 shares held for the benefit of a minor son, over which Mr. Dillon disclaims beneficial ownership.

(6)	Includes 10,000 shares owned by Mr. Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by his wife and George Gund III.

(7)	Does not include shares owned by the Kellogg Trust, as to which Mr. Jenness and Mr. Speirn, as trustees of the Kellogg Trust as of the date of this table, share voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have current beneficial interest.

(8)	Mr. Rebolledo was elected to the Board effective October 22, 2008.

(9)	Includes 18,086 shares owned by Mr. Montie’s wife.

(10)	Includes 12,030 shares owned by, or held for the benefit of, spouses; 1,219 shares owned by, or held for the benefit of, children, over which the applicable Director, or executive officer disclaims beneficial ownership; 19,520 shares held in our Savings & Investment Plans; and 306,149 restricted shares, which contain some restrictions on investment.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with, except that one Form 4 for each of John Bryant, Brad Davidson, and Tim Mobsby was inadvertently filed late by Kellogg. A Form 4 was filed in April 2008, a Form 4 in December 2008, and a Form 5 in February 2009, respectively, reporting each transaction.

CORPORATE GOVERNANCE

Board-Adopted Corporate Governance Guidelines.  We operate under corporate governance principles and practices that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Board has focused on continuing to build upon our strong corporate governance practices over the years. The Board’s current corporate governance guidelines include the following:

•	A majority of the Directors, and all of the members of the Audit, Compensation, and Nominating and Governance Committees, are required to meet the independence requirements of the New York Stock Exchange.

•	One of the Directors is designated a Lead Director, who approves proposed meeting agendas and schedules, may call executive sessions of the non-employee Directors and establishes a method for Shareowners and other interested parties to use in communicating with the Board.

•	The Board reviews succession planning at least once per year.

•	The Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, at our expense.

•	Non-employee Directors meet in executive session at least three times annually.

•	The Board and Board committees conduct annual self-evaluations.

•	The independent members of the Board use the recommendations from the Nominating and Governance Committee and Compensation Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

•	Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer his or her resignation for the Board to consider continued appropriateness of Board membership under the circumstances.

•	Directors have free access to Kellogg officers and employees.

•	Continuing education is provided to Directors consistent with our Board Education Policy.

•	No Director may be nominated for a new term if he or she would be seventy-two or older at the time of election.

•	No Director shall serve as a Director, officer or employee of a competitor.

•	No Director should serve on more than four other boards of public companies in addition to Kellogg.

•	All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.

Majority Voting for Directors; Director Resignation Policy.  In an uncontested election of Directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Nominating and Governance Committee (following certification of the Shareowner vote) for consideration in accordance with the following procedures.

The Nominating and Governance Committee would promptly consider such resignation and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to such offered resignation, which may include (1) accepting the resignation; (2) maintaining the Director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withheld votes; (3) determining that the Director will not be renominated in the future for election; or (4) rejecting the resignation. The Nominating and Governance Committee would consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such Director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the Director; (d) the Director’s past and expected future contributions to Kellogg; (e) our Director criteria; (f) our Corporate Governance Guidelines; and (g) the overall composition of the Board, including whether accepting the resignation would cause Kellogg to fail to meet any applicable SEC or NYSE requirement.

The Qualified Independent Directors would act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. In considering the Nominating and Governance Committee’s recommendation, the Qualified Independent Directors would consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board believes to be relevant. Following the Qualified Independent Directors’ decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation).

To the extent that any resignation is accepted, the Nominating and Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any Director who tenders his or her resignation pursuant to this provision would not participate in the Nominating and Governance Committee’s recommendation or Qualified Independent Directors’ consideration regarding whether to accept the tendered resignation. Prior to voting, the Qualified Independent Directors would afford the Director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Nominating and Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining Qualified Independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) would consider the matter directly or may appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations that would make the recommendation to the Board whether to accept or reject them.

For purposes of this policy, the term “Qualified Independent Directors” means:

•	All Directors who (1) are independent Directors (as defined in accordance with the NYSE Corporate Governance Rules) and (2) are not required to offer their resignation in accordance with this policy.

•	If there are fewer than three independent Directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent Directors and each independent Director who is required to offer his or her resignation in accordance with this Policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Director Independence.  The Board has determined that all current Directors (other than Mr. Jenness and Mr. Mackay) are independent based on the following standards: (a) no entity (other than a charitable entity) of which a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2008, 2007, or 2006 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ a Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no Director was a current partner or employee of the independent or internal Kellogg auditor (“Auditor”), no immediate family member of a Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of a Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any Director and Kellogg or our subsidiaries. The Board also determined that Mr. Gonzalez met the above standards for Director independence in 2008 while he served as a Director.

In connection with its independence determinations for Mr. Speirn, the Board noted that Kellogg entered into two agreements with the W. K. Kellogg Foundation Trust (the “Kellogg Trust”), one dated as of November 8, 2005 (the “2005 Agreement”) and one dated as of February 16, 2006 (the “2006 Agreement,” and together with the 2005 Agreement, the “Agreements”) under which we repurchased a total of 22,156,318 shares of our common stock from the Kellogg Trust for an aggregate cash purchase price of $950,000,000 (collectively, the “Trust Transactions”). Mr. Speirn, a Kellogg Director elected on March 1, 2007, became a trustee of the Kellogg Trust in January 2007 and became the President and Chief Executive Officer of the W. K. Kellogg Foundation (the “Kellogg Foundation”), a charitable foundation that is the sole beneficiary of the Kellogg Trust, in January 2006. In connection with Mr. Speirn’s election to the Board, the Board determined that Mr. Speirn was independent under the NYSE listing standards, and that the Agreements and the Trust Transactions were not material for these purposes. In reaching this conclusion, the Board took into account that:

•	the Agreement and the contemplated Trust Transactions were each negotiated on an arm’s-length basis and, on behalf of the full Board, by a committee of the Board comprised of independent Directors (with Directors who are affiliated with the Kellogg Trust or Kellogg Foundation not participating in the deliberations or approval);

•	Mr. Speirn did not participate in any of the Board deliberations regarding the Agreements or any of the Trust Transactions;

•	the price of the shares sold in the Trust Transactions was based on a discount to market;

•	Mr. Speirn is not a beneficiary of the Kellogg Trust or of the Kellogg Foundation;

•	Mr. Speirn’s compensation with respect to his service to the Kellogg Trust and the Kellogg Foundation was not related to the Kellogg Trust Transactions; and

•	Mr. Speirn did not and will not receive, directly or indirectly, any of the proceeds of, or other interest in, the Kellogg Trust Transaction.

The Board also considered commercial ordinary-course transactions with respect to several Directors as it assessed independence status, including transactions relating to purchasing supplies, selling product and marketing arrangements. The Board concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.

Shareowner Recommendations for Director Nominees.  The Nominating and Governance Committee will consider Shareowner nominations for membership on the Board. For the 2010 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation not earlier than the 120th day prior to the 2010 annual meeting and not later than January 24, 2010. Recommendations must also include certain other requirements specified in our bylaws.

The Nominating and Governance Committee believes that all nominees must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Governance Committee also will consider a combination of factors for each nominee, including (1) the nominee’s ability to represent all Shareowners without a conflict of interest; (2) the nominee’s ability to work in and promote a productive environment; (3) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) whether the nominee has demonstrated the high level of character and integrity that we expect; (5) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (6) the nominee’s ability to apply sound and independent business judgment.

When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new Director in light of the criteria described above and the skills and experience of the then-current Directors. The Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners.

Communication with the Board.  Mr. Gund, the Chairman of the Nominating and Governance Committee and the Lead Director, usually presides at executive sessions of the independent members of the Board. Mr. Gund may be contacted at gordon.gund@kellogg.com. Any communications which Shareowners or interested parties may wish to send to the Board may be directly sent to Mr. Gund at this e-mail address.

Attendance at Annual Meetings.  All Directors properly nominated for election are expected to attend the Annual Meeting of Shareowners. All of our Directors attended the 2008 Annual Meeting of Shareowners.

Code of Ethics.  We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the chief executive officer, chief financial officer and corporate controller). Any amendments to or waivers of the Global Code of Ethics applicable to our chief executive officer, chief financial officer or corporate controller will be posted on www.kelloggcompany.com. There were no amendments to or waivers of the Global Code of Ethics in 2008.

Availability of Corporate Governance Documents.  Copies of the Corporate Governance Guidelines, the Charters of the Audit, Compensation, and Nominating and Governance Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 961-1413), Ellen Leithold of the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

BOARD AND COMMITTEE MEMBERSHIP

In 2008, the Board had the following standing committees: Audit, Compensation, Nominating and Governance, Social Responsibility, Consumer Marketing and Executive.

The Board held 11 meetings in 2008. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the Directors were members during 2008.

The table below provides 2008 membership and meeting information for each Board committee as of January 3, 2009:

Nominating
			and	Social	Consumer
Name(1)	Audit	Compensation	Governance	Responsibility	Marketing	Executive

Benjamin Carson			✓	✓	✓
John Dillon	Chair	✓	✓			✓
Gordon Gund		✓	Chair		✓	✓
Jim Jenness(2)						Chair
Dorothy Johnson				Chair	✓	✓
Don Knauss	✓				✓
Ann McLaughlin Korologos		✓	✓	✓
David Mackay(2)						✓
Rogelio Rebolledo(3)	✓				✓
Sterling Speirn				✓	✓
Robert Steele	✓				Chair	✓
John Zabriskie	✓	Chair	✓			✓

2008 Meetings	6	5	3	2	2	0

(1)	Mr. Claudio Gonzalez retired from the Board during 2008. Consequently, he is not included in the table above because he was not a member of the Board as of January 3, 2009. During 2008, Mr. Gonzalez served on the Compensation, Nominating and Governance, Consumer Marketing and Executive Committees.

(2)	Mr. Jenness and Mr. Mackay attend committee meetings as members of management, other than portions of those meetings held in executive session.

(3)	On May 14, 2008, the Board elected Mr. Rebolledo as a Director effective October 22, 2008.

Audit Committee.  Pursuant to a written charter, the Audit Committee assists the Board in monitoring the integrity of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal audit function, our compliance with financial, legal and regulatory requirements and other related matters. The Audit Committee, or its Chair, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Kellogg management and the independent registered public accounting firm. The Committee also has the sole authority to appoint or replace the independent registered public accounting firm, which directly reports to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. Each member of the Audit Committee has been determined by the Board to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K. Each member has experience actively supervising a principal financial officer and/or principal accounting officer. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

Compensation Committee.  Pursuant to a written charter, the Compensation Committee, among other things, (a) reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives; (b) reviews and recommends the compensation of the Chief Executive Officer; (c) has sole authority to retain or terminate any compensation consultant used to evaluate senior executive compensation; (d) oversees and administers employee benefit plans to the extent provided in those plans; and (e) reviews trends in management compensation. The Committee may form and delegate authority to subcommittees or the Chair when appropriate. The Compensation Committee, or its Chair, also pre-approves all engagements and services to be performed by any consultants to the Compensation Committee. To assist the Compensation Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant — Towers Perrin. The consultant reports directly to the Compensation Committee. Other than the work it performs for the Compensation Committee and the Board, Towers Perrin does not provide any consulting services to Kellogg or its executive officers. Each of the Committee members meets the independence requirements of the New York Stock Exchange. For additional information about the Compensation Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis — Our Compensation Methodology.”

Nominating and Governance Committee.  Pursuant to a written charter, the Nominating and Governance Committee, among other things, assists the Board by (a) identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors; (b) recommends nominees for Director to the Board; (c) recommends committee assignments; (d) reviews annually the Board’s compliance with the Corporate Governance Guidelines; (e) reviews annually the Corporate Governance Guidelines and recommends changes to the Board; (f) monitors the performance of Directors and conducts performance evaluations of each Director before the Director’s renomination to the Board; (g) administers the annual evaluation of the Board; (h) provides annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (i) considers and evaluates potential waivers of the Codes of Conduct and Ethics for Directors and senior officers (for which there were none in 2008), and makes a report to the Board on succession planning at least annually; (j) provides an annual review of the independence of Directors to the Board; and (k) reviews Director compensation. The Chair of the Nominating and Governance Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board. Each of the Nominating and Governance Committee members meets the independence requirements of the New York Stock Exchange. In 2008, we paid a third-party search firm to identify for the Nominating and Governance Committee possible Director nominees that meet our established criteria, including Mr. Rogelio Rebolledo.

Social Responsibility Committee.  Pursuant to a written charter, the Social Responsibility Committee reviews the manner in which we discharge our social responsibilities and recommends to the Board policies, programs and practices it deems appropriate to enable us to carry out and discharge our social responsibilities, including diversity and corporate responsibility. This commitment means investing in and enriching communities in which we conduct business, as well as encouraging employee involvement in these activities.

Consumer Marketing Committee.  Pursuant to a written charter, the Consumer Marketing Committee reviews matters regarding our marketing activities, including strategies, programs, spending and execution quality in order to help ensure that our marketing is consistent with, and is sufficient to support, our overall strategy and performance goals.

Executive Committee.  Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our amended restated certificate of incorporation and bylaws provide that the Board shall be comprised of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year.

Four Directors are to be re-elected at the 2009 Annual Meeting to serve for a term ending at the 2012 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently twelve members of the Board.

The Board recommends that the Shareowners vote “FOR” the following nominees: John Dillon, Jim Jenness, Don Knauss and Robert Steele. Each nominee was proposed for re-election by the Nominating and Governance Committee for consideration by the Board and proposal to the Shareowners.

Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting

JOHN DILLON. Mr. Dillon, age 70, has served as a Kellogg Director since 2000. He is Vice Chairman of Evercore Capital Partners and a Senior Managing Director of that firm’s investment activities and private equity business. He retired in October 2003 as Chairman of the Board and Chief Executive Officer of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. He is a director of the following public companies: Caterpillar Inc. and E. I. du Pont de Nemours and Company.

JIM JENNESS. Mr. Jenness, age 62, has been Kellogg Chairman since February 2005 and has served as a Kellogg Director since 2000. He was our Chief Executive Officer from February 2005 through December 30, 2006, and Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2005, and is a director of Kimberly-Clark Corporation.

DON KNAUSS. Mr. Knauss, age 58, has served as a Kellogg Director since December 6, 2007. Mr. Knauss was elected Chairman and Chief Executive Officer of The Clorox Company in October 2006. He was executive vice president of The Coca-Cola Company and president and chief operating officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was president of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and president and chief executive officer of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola Southern Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps.

ROBERT STEELE. Mr. Steele, age 53, has served as a Kellogg Director since July 1, 2007. He was appointed Vice Chairman — Global Health and Well-Being of Procter & Gamble in July 2007. He was Group President — Global Household Care from April 2006 to July 2007 and Group President — North America from July 2004 through April 2006. Prior to that, he was President, North America from July 2000 through July 2004.

Continuing Directors to Serve Until the 2011 Annual Meeting

DAVID MACKAY. Mr. Mackay, age 53, has served as a Kellogg Director since February 2005. On December 31, 2006, he assumed the role as our President and Chief Executive Officer after having served as our President and Chief Operating Officer since September 2003. Mr. Mackay joined Kellogg Australia in 1985 and held several positions with Kellogg USA, Kellogg Australia and Kellogg New Zealand before leaving Kellogg in 1992. He rejoined Kellogg Australia in 1998 as managing director and was appointed managing director of Kellogg United Kingdom and Republic of Ireland later in 1998. He was named Senior Vice President and President, Kellogg USA in July 2000, Executive Vice President in November 2000 and President and Chief Operating Officer in September 2003. He is also a director of Fortune Brands, Inc.

ROGELIO REBOLLEDO. Mr. Rebolledo, age 64, has served as a Kellogg Director since October 22, 2008. In 2007, Mr. Rebolledo retired from his position as chairman of PBG Mexico, the Mexican operations of Pepsi Bottling Group, Inc. He began his 30-year career with PepsiCo Inc. at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia. From 2001 to 2003, he was president and chief executive officer of Frito-Lay International. He also served as president and chief executive officer of Pepsi Bottling Group’s Mexico operations from January 2004 until being named chairman. Mr. Rebolledo is also a director of the following public companies: Best Buy Co., Inc. and Grupo ALFA. The Nominating and Governance Committee and the Board were introduced to Mr. Rebolledo through a third party search firm.

STERLING SPEIRN. Mr. Speirn, age 61, has served as a Kellogg Director since March 1, 2007. He is President and Chief Executive Officer of the W. K. Kellogg Foundation. He is also a trustee of the W. K. Kellogg Foundation Trust. Prior to joining the W. K. Kellogg Foundation in January 2006, he was President of Peninsula Community Foundation from November 1992 to the end of 2005 and served as a director of the Center for Venture Philanthropy, which he co-founded in 1999.

JOHN ZABRISKIE. Dr. Zabriskie, age 69, has served as a Kellogg Director since 1995. He is also co-founder and Director of PureTech Ventures, LLC, a firm that co-founds life science companies. In 1999, he retired as Chief Executive Officer of NEN Life Science Products, Inc., a position he had held since 1997. From November 1995 to January 1997, Dr. Zabriskie served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. Dr. Zabriskie is a director of the following public companies: Array Biopharma, Inc. and ARCA biopharma, Inc. He is also a director of the following privately-held companies: Protein Forest, Inc. and Puretech Ventures, L.L.C.

Continuing Directors to Serve Until the 2010 Annual Meeting

BENJAMIN CARSON. Dr. Carson, age 57, has served as a Kellogg Director since 1997. He is Professor and Director of Pediatric Neurosurgery, The Johns Hopkins Medical Institutions, a position he has held since 1984, as well as Professor of Oncology, Plastic Surgery, Pediatrics and Neurosurgery at The Johns Hopkins Medical Institutions. Dr. Carson is also a director of Costco Wholesale Corporation.

GORDON GUND. Mr. Gund, age 69, has served as a Kellogg Director since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. He is also a director of Corning Incorporated.

DOROTHY JOHNSON. Ms. Johnson, age 68, has served as a Kellogg Director since 1998. Ms. Johnson is President of the Ahlburg Company, a philanthropic consulting agency, a position she has held since February 2000, and President Emeritus of the Council of Michigan Foundations, which she led as President and Chief Executive Officer from 1975 to 2000. She is also on the Board of Directors of AAA Michigan, Grand Valley State University and The League, and has been a member of the Board of Trustees of the W. K. Kellogg Foundation since 1980.

ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 67, has served as a Kellogg Director since 1989. She is currently Chairman of the Board of Trustees of RAND Corporation, Chairman Emeritus of The Aspen Institute, a nonprofit organization, and is a former U.S. Secretary of Labor. She is also a director of AMR Corporation (and its subsidiary, American Airlines), Host Hotels & Resorts, Inc., Harman International Industries, Inc. and Vulcan Materials Company.

2008 DIRECTOR COMPENSATION AND BENEFITS

Only non-employee Directors receive compensation for their services as Directors. For information about the compensation of Mr. Mackay, our President and Chief Executive Officer, refer to “Executive Compensation” beginning on page 33. Because Mr. Jenness, our Chairman of the Board, is not a named executive officer, we have included the compensation he receives as a Kellogg employee in the Directors’ Compensation Table.

Our 2008 compensation package for non-employee Directors was comprised of cash (annual retainers and committee meeting fees), stock awards and stock option grants. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our Shareowners, and is targeted at the median of our peer group. Refer to “Compensation Discussion and Analysis — Our Compensation Methodology” for a description of the companies that make up our peer group. The Nominating and Governance Committee reviews our Director compensation program on an annual basis with Towers Perrin, the independent compensation consultant, including the competitiveness and appropriateness of the program. Although the Nominating and Corporate Governance Committee conducts this review on an annual basis, its general practice is to consider adjustments to Director compensation every other year.

Our compensation package is also designed to create alignment between our Directors and our Shareowners through the use of equity-based grants. In 2008, approximately two-thirds of non-employee Director pay was in equity and approximately one-third in cash. Actual annual pay varies among non-employee Directors based on Board committee memberships, committee chair responsibilities, meetings attended and whether a Director elects to defer his or her fees. Consistent with emerging market trends for corporate governance relating to director compensation, the Board decided, upon the recommendation of the Nominating and Governance Committee, to suspend the granting of stock options to non-employee Directors for 2009 and going forward. Proposal 4 in this proxy statement discusses a new equity plan for non-employee Directors that will allow for the granting of awards of common stock, rather than stock options, if the plan is adopted by the Shareowners. The amount of shares to be awarded as an annual grant for 2009 under the new equity plan has not yet been determined.

As set forth in his letter agreement, Mr. Jenness, our executive Chairman of the Board and former Chief Executive Officer, received compensation in 2008 equal to $630,000, which is comprised of cash and the same long-term incentives granted to non-employee Directors (2,100 shares of restricted stock and 5,000 stock options). Jenness received these equity grants on the same day the annual long-term incentives were granted to other employees of Kellogg. The stock options vest in the same manner as those received by other employees (50% on February 22, 2009 (the first anniversary of the grant date), and 50% on February 22, 2010 (the second anniversary of the grant date)). The shares of restricted stock vested immediately, but Mr. Jenness must hold the shares as long as he is a Kellogg employee or Director. Working with Towers Perrin, the Board determined the total compensation amount for Mr. Jenness to be reasonable and competitive. Refer to “Employment Agreements — Mr. Jenness” for a description of the employment agreement with Mr. Jenness. 2008 compensation for non-employee Directors consisted of the following:

Type of Compensation	Amount

Annual Cash Retainer(1)	$70,000
Annual Stock Options Retainer(2)	5,000 shares
Annual Stock Awards Retainer	2,100 shares
Annual Retainer for Committee Chair:
Audit Committee	$15,000
Compensation Committee	$10,000
All Other Committees	$5,000
Board or Committee Attendance Fee (per meeting attended):
Board Meeting Fee	$0
Audit Committee Meeting Fee	$2,000
All Other Committee Meetings(3)	$1,500

(1)	The annual cash retainer is paid in quarterly installments.

(2)	In December 2008, future grants of the annual stock options retainer were suspended.

(3)	No fee is payable for Executive Committee meetings held on the same day as a regular Board meeting.

Stock Option Awards.  Stock option grants (1) are made each year on January 31 or the next business day, (2) are exercisable six months after the date of grant and (3) have a ten-year term. Prior to October 2007, all options granted to non-employee Directors were granted with exercise prices equal to the average of the high and low trading prices of our stock on the date of grant. Beginning in October 2007, the exercise price of all options granted to non-employee Directors was set at the officially quoted closing price of our common stock on the date of grant. Consistent with emerging market trends for corporate governance relating to director compensation, the Board decided, upon the recommendation of the Nominating and Governance Committee, to suspend the granting of stock options to non-employee directors for 2009 and going forward. Proposal 4 in this proxy statement discusses a new equity plan for non-employee directors that will allow for the granting of awards of common stock, rather than stock options, if the plan is adopted by the Shareowners.

Directors and employees began receiving options with an accelerated ownership feature (“AOF,” commonly referred to as a “reload” feature) over fifteen years ago in order to create greater stock ownership by encouraging Directors and employees to exercise valuable stock options and retain the shares received as a result of the option exercise. Under the terms of the original option grant, a new option, or “AOF option,” was generally received when Kellogg stock was used to pay the exercise price of a stock option and related taxes. For AOF options, the expiration date was the same as the original option and the option exercise price was the fair market value of our common stock on the date the AOF option was granted.

Based on the then current accounting rules, the expense to Kellogg relating to the AOF in stock options was disproportionate to the value received by Kellogg’s Directors and employees. Beginning in 2003, the Compensation Committee and the Board began taking a variety of actions to reduce the impact of AOF options. On April 25, 2008, the Compensation Committee approved the elimination of the AOF from all outstanding stock options (approximately 900 people). The elimination of the AOF from all outstanding options did not otherwise affect or change the underlying stock options. In exchange for the value of the AOF, holders of AOF’s received cash compensation. We determined the price to be paid to holders of AOFs with the assistance of a third-party actuarial consultant who calculated the value of the AOF option feature for each grant year.

Stock Awards.  Stock awards are granted each May 1 or the next business day and are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.

Business Expenses.  The Directors are reimbursed for their business expenses related to their attendance at Kellogg meetings, including room, meals and transportation to and from board and committee meetings. On rare occasions, a Director’s spouse accompanies a Director when traveling on Kellogg business. At times, a Director travels to and from Kellogg meetings on Kellogg corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.

Director and Officer Liability Insurance and Travel Accident Insurance.  Director and officer liability insurance insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg corporate aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.

Elective Deferral Program.  Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their board annual cash retainer, committee Chair annual retainers and committee meeting fees payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in cash or stock, at the election of the Director, upon termination of service as a Director. The balance is paid in a lump sum or over a period from one to ten years at the election of the Director and the unpaid account balance accrues interest annually at the prime rate in effect when the termination of service occurred.

Minimum Stock Ownership Requirement.  All non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer ($350,000 — five times the $70,000 retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of January 3, 2009, all of the non-employee Directors met or were on track to meet this requirement. Mr. Mackay and Mr. Jenness are expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Executive Compensation Policies — Executive Stock Ownership Guidelines.”

Kellogg Matching Grant Program.  Directors are eligible to participate in our Corporate Citizenship Fund Matching Grant Program, which is also available to all of our active, full-time U.S. employees. Under this program, our Corporate Citizenship Fund matches 100 percent of donations made to eligible organizations up to a maximum of $10,000 per calendar year for each individual. These limits apply to both employees and Directors.

Discontinued Programs.  Prior to December 1995, we had a Director’s Charitable Awards Program pursuant to which each Director could name up to four organizations to which Kellogg would contribute an aggregate of $1 million upon the death of the Director. In 1995, the Board discontinued this program for Directors first elected after December 1995. In 2008, the following Directors, who were first elected to the Board in 1995 or earlier, continued to be eligible to participate in this program: Mr. Gonzalez, Mr. Gund, Ms. McLaughlin Korologos and Dr. Zabriskie. We funded the cost of this program for three out of the four eligible Directors through the purchase of insurance policies prior to 2008. We will have to make cash payments in the future under this program if insurance proceeds are not available at the time of the Director’s death. There were no cash payments made in 2008 with respect to this program; however, in 2008, we recognized nonpension postretirement benefits expense associated with this obligation as follows: Mr. Gonzalez — $30,612, Mr. Gund — $24,508, Ms. McLaughlin Korologos — $19,899 and Dr. Zabriskie — $25,491. These benefits are not reflected in the Directors’ Compensation Table.

DIRECTORS’ COMPENSATION TABLE

The individual components of the total compensation calculation reflected in the table below are as follows:

Fees and Retainers.  The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers and per meeting attendance fees earned by or paid in cash to our non-employee Directors in 2008. For Mr. Jenness, the amount represents his annual cash compensation as executive Chairman of the Board.

Stock Awards.  The amounts disclosed under the heading “Stock Awards” consist of the compensation expense recognized by Kellogg in 2008 under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)) for either the annual grant of deferred shares of common stock, which are placed in the Kellogg Company Grantor Trust for Non-Employee Directors, or restricted stock awards granted prior to 2008.

Option Awards.  The amounts disclosed under the heading “Option Awards” consist of (a) the SFAS No. 123(R) compensation expense associated with the 2008 grant of options to purchase shares of common stock and (b) the recognition of accounting expense related to the modification of AOF options. Consistent with emerging market trends for corporate governance relating to director compensation, the Board decided to suspend the granting of stock options to non-employee Directors for 2009 and going forward. In lieu of options, non-employee Directors will receive an annual grant of restricted stock, if the 2009 Non-Employee Director Stock Plan is approved by Shareowners at the Annual Meeting.

All Other Compensation.  Consistent with our emphasis on creating an alignment between our Directors and Shareowners, perquisites and other compensation are limited in scope and primarily comprised of charitable matching contributions made under our Corporate Citizenship Fund Matching Grant Program and a one time payment to the Director, as applicable, in exchange for the modification of AOF options as discussed in “Stock Option Awards” above.

					Change in
					Pension Value
					and Nonqualified
				Non-equity	Deferred
	Fees Earned	Stock	Option	Incentive Plan	Compensation	All Other
	or Paid in	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Cash ($)(1)	($)(2)(3)	($)(4)(5)	($)(6)	($)(7)	($)(8)	($)

Benjamin Carson	80,500	110,103	33,772	—	—	31,450	255,825
John Dillon	101,000	110,103	33,772	—	—	35,138	280,013
Claudio Gonzalez(9)	23,500	0	33,772	—	—	0	57,272
Gordon Gund	88,500	110,103	41,490	—	—	17,166	257,259
Jim Jenness	469,170	107,184	111,561	—	94,626(10)	221,248	1,003,789
Dorothy Johnson	81,000	110,103	38,525	—	—	34,503	264,131
Don Knauss	85,000	110,103	48,815	—	—	0	243,918
Ann McLaughlin Korologos	82,000	110,103	33,772	—	—	32,450	258,325
Rogelio Rebolledo(11)	22,902	53,647	20,164	—	—	0	96,713
Sterling Speirn	76,000	110,103	33,772	—	—	0	219,875
Robert Steele	88,000	110,103	33,772	—	—	0	231,875
John Zabriskie	102,500	110,103	35,186	—	—	27,884	275,673

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director, including annual board and committee chair retainer fees, and committee meeting fees, in each case before deferrals. For Mr. Jenness, represents the annual cash compensation paid under his employment agreement.

(2)	Other than for Mr. Jenness, the amount reflects the compensation expense recognized by Kellogg during 2008 under SFAS No. 123(R) for the annual grant of 2,100 deferred shares of common stock or, in the case Mr. Rebolledo, 1,064 deferred shares of common stock. Due to his retirement from the Board, Mr. Gonzalez did not receive any deferred shares of common stock in 2008. The compensation expense reflected in the table above is the same as the grant-date fair value pursuant to SFAS No. 123(R) because all of the stock awards vested during 2008. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 3, 2009, for a discussion of the relevant assumptions used in calculating the compensation expense and grant-date fair value pursuant to SFAS No. 123(R). The recognized compensation expense and grant-date fair value of the stock-based awards will likely vary from the actual amount the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. As of January 3, 2009, none of our non-employee Directors was deemed to have outstanding restricted stock awards, because all of those awards vested earlier in the year (or in prior years). The number of shares of restricted stock held by each of our Directors is shown under “Officer and Director Stock Ownership” on page 5 of this proxy statement.

(3)	For Mr. Jenness, the amount reflects the compensation expense recognized by Kellogg during 2008 under SFAS No. 123(R) for the annual grant of 2,100 shares of restricted stock. The shares of restricted stock vested immediately, but Mr. Jenness must hold the shares as long as he is a Kellogg employee or Director. The compensation expense reflected in the table above is the same as the grant-date fair value pursuant to SFAS No. 123(R) because all of the stock awards vested during 2008. The total number of shares of restricted stock held by Mr. Jenness is shown under “Officer and Director Stock Ownership” on page 5 of this proxy statement.

(4)	The amount reflects the compensation expense recognized by Kellogg during 2008 under SFAS No. 123(R) for (a) the annual grant of options to purchase 5,000 shares of common stock or, in the case of Mr. Rebolledo 2,534 shares of common stock and (b) the cancellation of the AOF on all outstanding options (which we refer to as a modification to AOF options). See “Stock Option Awards” above for further discussion of the modification to AOF options. Other than with respect to Mr. Knauss, the compensation expense reflected in the table above is the same as the grant-date fair value pursuant to SFAS No. 123(R) because all of the option awards granted to those non-employee Directors vested during 2008 and, in the case of Mr. Jenness, because he is considered retirement eligible. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 3, 2009, for a discussion of the relevant assumptions used in calculating the recognized compensation expense and grant-date fair value pursuant to SFAS No. 123(R). Because Mr. Knauss received his grant of options upon joining the Board in December 2007, Kellogg recognized compensation expense for such grant in 2008 in accordance with its accounting practices. The grant-date fair value pursuant to SFAS No. 123(R) of such grant of options was $15,043. Kellogg accounted for the elimination of the AOF as a modification in accordance with SFAS No. 123(R), which required Kellogg to record a modification charge equal to the difference between the value of the modified stock options on the date of modification and their values immediately prior to modification. Since the modified stock options were 100% vested and had relatively short remaining contractual terms of one to five years, Kellogg used a Black-Scholes model to value the awards for the purpose of calculating the modification charge. The recognized compensation expense and grant-date fair value of the stock option awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

The table below presents the recognized compensation expense in 2008 for regular options and for a modification to AOF options (see “Stock Option Awards” above for further discussion of the modification to AOF options):

	Regular	AOF
	Options	Modification
Name	($)	($)	Total

Benjamin Carson Sr.	33,772	0	33,772

John Dillon	33,772	0	33,772

Claudio Gonzalez	33,772	0	33,772

Gordon Gund	33,772	7,718	41,490

Jim Jenness	48,407	63,154	111,561

Dorothy Johnson	33,772	4,753	38,525

Donald Knauss	48,815	0	48,815

Ann Korologos	33,772	0	33,772

Rogelio Rebolledo	20,164	0	20,164

Sterling Speirn	33,772	0	33,772

Robert Steele	33,772	0	33,772

John Zabriskie	33,772	1,414	35,186

(5)	As of January 3, 2009, the Directors had the following stock options outstanding: Benjamin Carson 45,000 options; John Dillon 43,750 options; Claudio Gonzalez 39,999 options; Gordon Gund 35,548 options; Jim Jenness 902,043 options; Dorothy Johnson 39,715 options; Don Knauss 6,931 options; Ann McLaughlin Korologos 45,000 options; Rogelio Rebolledo, 2,534 options; Sterling Speirn 5,781 options; Robert Steele 9,110 options; and John Zabriskie 41,800 options. The number of stock options held by our Directors is a function of years of Board service and the timing of exercise of vested awards.

(6)	Kellogg does not have a non-equity incentive plan for non-employee Directors.

(7)	Kellogg does not have a pension plan for non-employee Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-employee Directors.

(8)	Represents charitable matching contributions made under our Corporate Citizenship Fund Matching Grant Program, a one-time payment in exchange for the modification of AOF options, and for Mr. Jenness, Kellogg contributions to our Savings & Investment Plan and Restoration Plan ($19,489), the annual cost of the Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees) ($75,838), and physical exams ($4,758). Matching contribution: John Dillon $5,000; Jim Jenness $10,000; Dorothy Johnson $10,000; and Ann McLaughlin Korologos $1,000. AOF modification payment: Benjamin Carson $31,450; John Dillon $30,138; Gordon Gund $17,166; Jim Jenness $111,163; Dorothy Johnson $24,503; Ann McLaughlin Korologos $31,450; and John Zabriskie $27,884.

(9)	Mr. Gonzalez retired as a director on April 24, 2008.

(10)	As Chairman, Mr. Jenness is covered as an employee by our U.S. Pension Plans provided to other U.S.-based NEOs. The benefit was scheduled to begin on January 1, 2008, however, Mr. Jenness continued as an employee beyond that date. Therefore, interest is credited to his January 1, 2008 benefit from that date until the date of actual commencement. The increase represents the interest earned as of December 31, 2008.

(11)	On May 14, 2008, the Board elected Mr. Rebolledo as a Director effective October 22, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our CEO, CFO, the three other most highly-compensated executive officers and an additional individual who was no longer serving as an executive officer as of the end of fiscal 2008. In this proxy statement, we refer to our CEO, CFO and the other four individuals as our “Named Executive Officers” or “NEOs.” This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide. This section should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 33 of this proxy statement.

Overview of Kellogg Company.  We are the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles, and veggie foods. Kellogg products are manufactured and marketed globally.

We manage our company for sustainable performance defined by our long-term annual growth targets. These targets are low single-digit (1 to 3%) for internal net sales, mid single-digit (4 to 6%) for internal operating profit, and high single-digit (7 to 9%) for net earnings per share on a currency neutral basis. In combination with an attractive dividend yield, we believe this profitable growth has and will continue to provide a strong total return to our Shareowners. We plan to continue to achieve this sustainability through a strategy focused on growing our cereal business, expanding our snacks business, and pursuing selected growth opportunities. We support our business strategy with operating principles that emphasize profit-rich, sustainable sales growth, as well as cash flow and return on invested capital. We believe our steady earnings growth, strong cash flow and continued investment during a multi-year period of significant commodity and energy-driven cost inflation demonstrates the strength and flexibility of our business model.

Our Compensation Philosophy and Principles.  We operate in a competitive and challenging industry, both domestically and internationally. We believe that our executive compensation program for the CEO and the other NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) motivate them to contribute to our short- and long-term success; and (c) help drive strong total return to our Shareowners. Consistent with our business strategy discussed above, our executive compensation program is driven by the following principles:

1.	Overall Objectives. Compensation should be competitive with the organizations with which we compete for talent, and should reward performance and contribution to Kellogg objectives.

2.	Pay for Performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at-risk” incentive compensation (both annual and long-term), subject to corporate, business unit and individual performance measures. For example, 87% of the 2008 target compensation (salary, annual incentives and long-term incentives) for Mr. Mackay was comprised of “at-risk” incentive compensation.

3.	Long-Term Focus. Consistent, long-term performance is expected. Performance standards are established to drive long-term sustainable growth.

4.	Shareowner Alignment. Equity-based incentives are an effective method of facilitating an ownership culture and further aligning the interests of executives with those of our Shareowners. For example, about 70% of the 2008 target compensation (salary, annual incentives and long-term incentives) for Mr. Mackay was comprised of equity-based incentives.

5.	Values-Based. The compensation program encourages both desired results as well as the right behaviors. In other words, our compensation is linked to “how” we achieve as well as “what” we achieve. The shared behaviors that Kellogg believes are essential to achieving long-term growth in sales and profits and increased value for Shareowners (what we call our “K Values”) are:

•	Being passionate about our business, our brands and our food;

•	Having the humility and hunger to learn;

•	Striving for simplicity;

•	Acting with integrity and respect;

•	Being accountable for our actions and results; and

•	Recognizing success.

The Compensation Committee believes that the combination of cash and equity-based compensation supports the philosophy and principles of our executive compensation program described above. First, these vehicles allow Kellogg to provide a competitive compensation package based on prevailing market practices. At the same time, a significant portion of target compensation is variable “at-risk” pay tied to both short-term performance (AIP awards) and long-term performance (EPP awards). The Compensation Committee believes these awards support our pay-for-performance philosophy by linking pay amounts to our level of performance and the achievement of our strategic and operational goals. Finally, the ownership stake in Kellogg provided by equity-based compensation, the extended vesting of these awards, the use of metrics tied to long term shareholder value, and our share ownership guidelines (discussed below) align the interests of the NEOs with our Shareowners and promote executive retention. At the same time, the Committee believes, with the concurrence of its independent compensation consultant, that, as a result of our balance of short-term and rolling multi-year incentives, our use of different types of equity compensation awards that provide a balance of incentives, and our share ownership guidelines, Kellogg’s executive compensation program does not encourage our management to take unreasonable risks relating to Kellogg’s business.

Consistent with emerging market trends for corporate governance, we have made certain changes with respect to our executive compensation program. Some of the changes we have made for 2009 are (1) no base salary increases in 2009 for our NEOs except due to changes in position or responsibilities, (2) eliminating the reload feature from all outstanding stock options, (3) freezing the level of stock option grants to NEOs for 2009, (4) lengthening the vesting period for our stock options from two to three years, (5) strengthening the “clawback” provisions for our stock option grants and (6) reducing the change in control payments from three times to two times base salary and annual incentive award and limiting related “gross-up” payments. We believe these are responsible measures in the current environment that will still allow us to offer a competitive total compensation package to our NEOs.

Our Compensation Methodology.  The Compensation Committee of the Board is responsible for administering the compensation program for executive officers and certain other senior management of Kellogg. The Board has determined that each member of the Compensation Committee meets the definition of independence under our corporate governance guidelines and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Compensation Committee are not current or former employees of Kellogg and are not eligible to participate in any of our executive compensation programs. Additionally, the Compensation Committee operates in a manner designed to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code. Refer to “Board and Committee Membership” beginning on page 10 for additional information about the Compensation Committee and its members.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee has retained an independent compensation consultant — Towers Perrin. The consultant reports directly to the Compensation Committee. Other than the work it performs for the Compensation Committee and the Board, Towers Perrin does not provide any consulting services to Kellogg or its executive officers.

Each year, Towers Perrin presents the Compensation Committee with peer group benchmarking data and information about other relevant market practices and trends, and makes recommendations to the Compensation Committee regarding target levels for various elements of total compensation for senior executives, which the Compensation Committee reviews and considers in its deliberations. The CEO makes recommendations to the Compensation Committee regarding the compensation package for each of the NEOs (other than himself). Based on its review of the peer group information, individual performance, input from the compensation consultant and other factors, the Compensation Committee makes recommendations to the Board regarding the compensation for the CEO and the other NEOs. The independent members of the Board, meeting in executive session, determine the compensation of the CEO. The full Board determines the compensation of the other NEOs (unless an NEO is also a Director, in which case he abstains from the determination of his own compensation).

To ensure that our executive officer compensation is competitive in the marketplace, we benchmark ourselves against a comparator group (our “compensation peer group”). For 2008, our compensation peer group was comprised of the following branded consumer products companies:

Anheuser-Busch Cos., Inc.	ConAgra Foods, Inc.	Kraft Foods Inc.
Campbell Soup Co.	General Mills, Inc.	PepsiCo Inc.
Clorox Co.	H.J. Heinz Co.	Sara Lee Corporation
The Coca-Cola Co.	The Hershey Co.	Wm. Wrigley Jr. Co.
Colgate-Palmolive Co.	Kimberly-Clark Corporation

We believe that our compensation peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in Kellogg. Our compensation peer group companies were chosen because of their leadership positions in branded consumer products and their general relevance to Kellogg. The quality of these organizations has allowed Kellogg to maintain a high level of continuity in the peer group over many years, providing a consistent measure for benchmarking compensation. However, the composition of our compensation peer group can change over time based on market events outside of our control. For example, both Wm. Wrigley Jr. Co. and Anheuser-Busch Cos., Inc. are not part of our 2009 compensation peer group as a result of the acquisition of those companies by Mars, Incorporated and InBev NV, respectively. The Compensation Committee periodically reviews the compensation peer group to confirm that it continues to be an appropriate benchmark for our executive officers with respect to base salary, target annual and long-term incentives and total compensation.

All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group. Actual pay varies from the 50th percentile based primarily on our performance relative to that of our performance peer group. Our “performance peer group” consists of eight of the nine food companies in the broader compensation peer group (Campbell Soup Co., ConAgra Foods, Inc., General Mills, Inc., H.J. Heinz Co., The Hershey Co., Kraft Foods, Inc., PepsiCo Inc. and Sara Lee Corporation), plus Unilever N.V. and Nestlé S.A. Because Wm. Wrigley Jr. Co. was merged with Mars, Incorporated prior to the end of fiscal 2008, it is no longer part of our performance peer group. The performance peer companies were chosen because they compete with us in the consumer marketplace and/or face similar business dynamics and challenges.

The Use of “Pay Tallies” and Wealth Accumulation Analysis.  The Compensation Committee annually reviews executive pay tallies for NEOs (detailing the executives’ target and actual annual cash compensation, equity awards, retirement benefits, perquisites, change-in-control and severance payments, and anticipated wealth accumulation over the next five years) to help ensure that the design of our program is consistent with our compensation philosophy and that the amount of compensation is within appropriate competitive parameters. The Compensation Committee uses a variety of tools in its analysis of executive pay including pay tallies, wealth accumulation, internal equity between CEO compensation and the other NEOs, and survey benchmarking of the compensation peer group. Based on the Compensation Committee’s analysis in 2008 they concluded that while the total compensation of the NEOs is reasonable, it was appropriate to reduce the change in control payments to which NEOs are entitled from three times to two times base salary and bonus.

In its consideration of wealth accumulation in connection with the pay tallies discussed above, the Compensation Committee reviews annually all of the elements of total compensation paid to each NEO. The Compensation Committee reviews the projected value of each NEO’s current and expected equity awards and retirement benefits over the next five years. This is done to more effectively analyze not only the amount of compensation each NEO has accumulated to date, but also to better understand the amount the NEO could accumulate in the future. In connection with the Compensation Committee’s 2008 wealth accumulation review, no unintended consequences of the compensation program design were discovered. However, and consistent with emerging market trends for corporate governance, the Compensation Committee reduced the amounts and benefits payable upon a change in control. See “— Post-Termination Compensation” below.

Elements of Our Compensation Program.  Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for executive officers is comprised of base salary and the annual incentive plan (the Kellogg performance bonus plan). Long-term incentives currently consist of stock option grants and a three-year long-term performance plan.

Total Compensation.  The target for total compensation and each element of total compensation (salary, annual incentives, long-term incentives and benefits) is the 50th percentile of our compensation peer group. Compensation peer group practices are analyzed annually for base salary, target annual incentives and target long-term incentives, and periodically for other pay elements. In setting compensation of each executive, the Compensation Committee considers individual performance, experience in the role and contributions to achieving our business strategy.

We are unable to compare actual to target compensation on a percentile basis for our NEOs because actual compensation percentiles for the preceding fiscal year are not available. The companies in our compensation peer group do not all report actual compensation on the same twelve month basis. Even if this information were available we do not believe it would provide Shareowners with a fair understanding of our executive compensation program because actual compensation can be impacted by a variety of factors, including changes in stock prices, company performance and vesting of retirement benefits.

We apply the same philosophy, principles and methodology in determining the compensation for all of our NEOs, including the CEO. The differences in the amount of total compensation among our NEOs is a result of our benchmarking process and market-based approach. As discussed, the compensation package for each of the NEOs is intended to contain a mix of compensation elements that the Compensation Committee believes best reflects his responsibilities and that will best achieve our overall objectives. To that end, an executive’s compensation is generally designed so that performance based (or “at-risk”) compensation increases as a percentage of total targeted compensation as job responsibilities increase. One result of this structure is that the difference between actual total compensation for the CEO as compared to the other NEOs will be greater when Kellogg over-performs and less when Kellogg under-performs. In addition, the differences in actual compensation among the NEOs are directly impacted by (1) the amount of AOF options exercised and (2) whether an NEO became retirement eligible in 2008.

The basic construct of the primary elements of our 2008 executive officer pay package is outlined below.

Element	Purpose	Characteristics
Base Salaries	Compensate executives for their level of responsibility and sustained individual performance. Also helps attract and retain strong talent. No increases for the base salaries for NEOs for 2009, except due to changes in position or responsibilities.	Fixed component; NEOs eligible for annual salary increases.

Annual Incentives	Promotes achieving our annual corporate and business unit financial goals, as well as individual goals.	Performance-based cash opportunity; amount varies based on company and business results and individual performance.

Long-Term Incentives	Promotes achieving (a) our long-term corporate financial goals through the Executive Performance Plan and (b) stock price appreciation through stock options.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retirement Plans	Provide an appropriate level of replacement income upon retirement. Also provide an incentive for a long-term career with Kellogg, which is a key objective.	Fixed component; however, retirement contributions tied to pay will vary based on performance.

Post-Termination Compensation	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.

In setting total compensation, we apply a consistent approach for all executive officers. The Compensation Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each executive. Additional detail about each pay element is presented below.

Base Salaries.  Data on salaries paid to comparable positions in our compensation peer group are gathered and reported to the Compensation Committee by the independent compensation consultant each year. The Compensation Committee, after receiving input from the compensation consultant, recommends to the Board the base salaries for the NEOs. The CEO provides input for the base salaries for the CFO and other NEOs. The Compensation Committee generally establishes base salaries for the NEOs at the 50th percentile of our compensation peer group. The salary of an executive is generally at, above or below the 50th percentile based on experience and proficiency in their role.

Mr. Mackay’s annualized base salary increased from $1,100,000 in 2007 to $1,150,000 in 2008 in order to maintain market competitiveness for his base salary. In February 2008, the Compensation Committee approved the annual salary increases for the other NEOs. In September 2008, Mr. Bryant, Mr. Davidson and Mr. Norman were all promoted to new positions. They were each given salary increases at that time to recognize their increased responsibilities and to appropriately position their salaries relative to their new competitive benchmarks. The Compensation Committee judged each NEO’s salary for 2008 to be correctly positioned relative to the 50th percentile for his position based on his experience, proficiency and sustained performance. Consistent with emerging market trends for corporate governance, however, base salaries for NEOs have been frozen for 2009 at 2008 levels except for increases due to changes in position or responsibilities.

By policy, we require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. This policy ensures that all base salary will be deductible under Section 162(m) of the Internal Revenue Code. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in cash upon the executive’s termination from employment. The only NEO affected by this policy in 2008 was Mr. Mackay who deferred $33,847 of his salary.

Annual Incentives.  Annual incentive awards to the CEO, CFO and NEOs are paid under the terms of the Kellogg Senior Executive Annual Incentive Plan (“AIP”), which was approved by the Shareowners and is administered by the Compensation Committee. The total of all annual incentives granted in any one year under the AIP may not exceed 1% of our annual net income, as defined in the plan. We did not pay any bonuses outside of our AIP to our NEOs in 2008.

Awards granted to NEOs under the terms of the AIP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, objective measures were established within the first 90 days of fiscal 2008 in order to determine the performance levels that would qualify for maximum possible payouts under the 2008 AIP. These targets are tied to our projected operating plan and, therefore, their achievement is substantially uncertain at the time they are set. In February 2009, when our 2008 annual audited financial statements were completed, the Compensation Committee reviewed how well Kellogg performed versus the previously agreed upon targets established for purposes of Section 162(m). In each of the last three fiscal years, the targets set for purposes of Section 162(m) under the AIP have been reached. The Compensation Committee then uses a judgment-based methodology in exercising downward, negative discretion to determine the actual payout for each NEO.

As part of its judgment-based methodology, the Compensation Committee established at the beginning of fiscal 2008 for each NEO annual incentive opportunities as a percentage of an executive’s base salary, which were targeted at the 50th percentile of the compensation peer group. In addition, for each NEO, the Compensation Committee approved performance ranges (which we refer to as “bandwidths”) for internal operating profit, internal net sales and cash flow, aligning the middle of the bandwidths generally with the forecasted medians of the performance peer group and ensuring that maximums and minimums generally fall within the top and bottom quartiles respectively. Since target performance goals are generally set at the median of the performance peer group, actual performance above the median would result in incentive payments above the target level, with payments at the maximum level being made for performance in the top quartile of the performance peer group on a composite basis for all three AIP metrics. Conversely, performance below the median would generally result in incentive payments below the target level, with no payment being made for performance below a minimum threshold (generally set in the bottom quartile). The Compensation Committee and management believe that the metrics for the 2008 AIP — which are the same as the metrics used for the AIPs in the last several years — align well with our strategy of attaining sustainable growth. The specific targets and bandwidths set for the NEOs under the 2008 AIP are not disclosed because we believe disclosure of this information would cause Kellogg competitive harm. These targets and bandwidths are based on our confidential operating plan for the fiscal year. The bandwidths are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth and performance on an individual basis.

Actual AIP payments each year can range from 0% to 200% of the target opportunity, based on corporate, business unit, and individual performance with the greatest emphasis placed on performance against the three AIP metrics — internal operating profit, internal net sales, and cash flow. With respect to individual goals, the Compensation Committee considers an NEO’s individual achievements during the performance period relative to pre-established individual goals, including overall performance, behaving consistently with our “K Values,” and the extent to which each NEO has strengthened the culture and helped create the future for Kellogg. With respect to NEOs other than the CEO, the Committee also considers the CEO’s assessment of their individual performance.

The chart below includes information about 2008 AIP opportunities.

	AIP Target		AIP Maximum
	% of Base		% of AIP
	Salary(1)	Amount($)	Target	Amount($)

David Mackay	145%	1,667,500	200%	3,335,000
John Bryant	98%	786,667	200%	1,573,333
Brad Davidson	77%	498,333	200%	996,667
Paul Norman	77%	460,000	200%	920,000
Tim Mobsby(2)	70%	526,218	200%	1,052,436
Jeff Montie	90%	596,160	200%	1,192,320

(1)	For AIP purposes, incentive opportunities are based on executives’ salary levels at the last day of the fiscal year (January 3, 2009 for the 2008 AIP). Annual salary increases typically become effective in April of each year.

(2)	Mr. Mobsby is employed in Ireland and paid in euro. In calculating the U.S. dollar equivalent for disclosure purposes, we use a conversion rate to convert the sum of his payments from euro into U.S. dollars based on an average of the closing monthly exchange rates in effect for each month during the fiscal year in which the payments were made. According to the Wall Street Journal, this conversion rate of euro to U.S. dollars for the fiscal year ending January 3, 2009 was 1.474.

At the beginning of fiscal 2008, Kellogg projected mid single-digit growth (4 to 6%) for internal net sales, mid single-digit growth (4 to 6%) for internal operating profit and cash flow of between $1 billion to $1.075 billion. Our measure of internal growth rates excludes the impact of changes in foreign currency exchange rates, and if applicable acquisitions, dispositions and shipping day differences, and our measure of cash flow is operating cash flow less capital expenditures. Based on its financial results for fiscal 2008, Kellogg achieved the high end of the range for internal net sales growth, achieved the low end of the range for internal operating profit growth and, due to the impact of a discretionary year-end pension fund contribution, below the range for cash flow. Our performance among these metrics ranked Kellogg in the second quartile of its performance peer group in the case of internal net sales growth and in the third quartile in the case of internal operating profit growth and cash flow. Excluding the unbudgeted impact of the discretionary year-end pension fund contribution, our cash flow would have been at the high end of the range and in the second quartile of our performance peer group.

When evaluating Kellogg’s performance, the Compensation Committee may consider adjustments to ensure that AIP payouts are consistent with our overall compensation philosophy. In other words, any adjustments are made to ensure that compensation is competitive with the market, payouts are properly aligned with Kellogg’s performance, and management operates the business to drive long-term sustainable growth. Consequently, the Compensation Committee would consider making adjustments based on the unbudgeted impact of investments in the business to drive long-term growth including some brand building initiatives, accounting charges, and other unusual or non-recurring gains or losses. In 2008, the Compensation Committee made an adjustment only with respect to the unbudgeted impact of the discretionary pension fund contribution discussed above.

Based on this information and in exercising its judgment-based methodology, the Compensation Committee determined the percentage of AIP target achieved. The chart below includes information about the 2008 AIP payout.

	2008 AIP Payout
	(paid in March 2009)
	% of AIP	Amount of AIP	Amount of AIP
	Target	Target ($)	Payout ($)(1)

David Mackay	156%	1,667,500	2,601,300
John Bryant	126%	786,667	992,000
Brad Davidson	169%	498,333	842,000
Paul Norman	146%	460,000	672,000
Tim Mobsby(2)	105%	526,218	552,529
Jeff Montie(3)	75%	596,160	447,120

(1)	This amount is calculated by multiplying the executive’s AIP Target Amount by the percentage of the AIP Target achieved. For example, Mr. Mackay’s payout amount is calculated by multiplying his AIP Target Amount of $1,667,500 by 156%.

(2)	Mr. Mobsby is employed in Ireland and paid in euro. In calculating the U.S. dollar equivalent for disclosure purposes, we use a conversion rate to convert the sum of his payments from euro into U.S. dollars based on an average of the closing monthly exchange rates in effect for each month during the fiscal year in which the payments were made. According to the Wall Street Journal, this conversion rate of euro to U.S. dollars for the fiscal year ending January 3, 2009 was 1.474.

(3)	Pursuant to his Separation Agreement, Mr. Montie received a prorated target bonus under the AIP for the 2008 performance year, i.e., 100% of target for 9 months.

Long-Term Incentives.  General.  Long-term incentive awards for the NEOs promote achieving our long-term corporate financial goals and earnings growth. Each year, the Compensation Committee reviews and recommends long-term incentive awards for each of the NEOs to the Board. In determining the total value of the long-term incentive opportunity for each executive, the Compensation Committee reviews the compensation peer group data presented by its compensation consultant on a position-by-position basis. Our long-term compensation program has consisted of a mix of stock options and performance-based stock awards, which the Compensation Committee evaluates each year.

Long-term incentives granted between 2003 and 2008 were provided to our executives under the 2003 Long-Term Incentive Plan, or “LTIP” (the LTIP was approved by Shareowners). The LTIP permits grants of stock options, stock appreciation rights, restricted shares and performance shares and units (such as Executive Performance Plan awards). The plan is intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code as performance-based pay (resulting in paid awards being tax deductible to Kellogg). In Proposal 3, we are asking our Shareowners to approve a new long-term incentive plan at this annual meeting, which is substantially similar to the LTIP.

All of the 2008 long-term incentive opportunity was provided through equity-based awards, which the Compensation Committee believes best achieves the compensation principles for the program. For 2008, the Compensation Committee determined that the NEOs would receive 70% of their total long-term incentive opportunity in stock options and the remaining 30% in performance shares (granted under the Executive Performance Plan as discussed below). The Compensation Committee established this mix of awards after considering our compensation principles, compensation peer group practices and cost implications. The total amount of long-term incentives (based on the grant date expected value) is generally targeted at the 50th percentile of the compensation peer group.

Stock Options.  The Compensation Committee grants stock options to deliver competitive compensation that recognizes executives for their contributions to Kellogg and aligns executives with Shareowners in focusing on long-term growth and stock performance. These options provide value to the executive only if our stock price increases after the grants are made.

Stock options are granted annually to a wide range of employees (approximately 2,800 in 2008) based on pre-established grant guidelines calibrated to competitive standards and approved by the Compensation Committee under the LTIP. For our NEOs and certain other senior executives, stock option awards are determined on a position-by-position basis using survey data for corresponding positions in our compensation peer group. For positions below our NEOs and certain other senior executives, we use compensation survey data to set dollar targets for various salary ranges. Employees in a particular salary range are granted a number of stock options to correspond to the dollar target for that range. Prior to 2007, all options granted under the LTIP were granted with exercise prices equal to the average of the high and low trading prices of our stock on the date of grant. Beginning in 2007, the exercise price of our options is now set at the closing trading price on the date of grant. Our options have a ten-year term.

The options granted in 2008 become exercisable in two equal annual installments, with 50% vesting on February 22, 2009 (the first anniversary of the grant date), and the other 50% vesting on February 22, 2010 (the second anniversary of the grant date). The per-share exercise price for the stock options is $51.04, the closing trading price of Kellogg common stock on the date of the grant. The stock options expire on February 22, 2018. Approximately 84% of the stock options covered by the February 22, 2008 grant were made to employees other than the NEOs. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. Beginning in 2009, options will be exercisable in three equal annual installments from the anniversary of the grant date. Extending the vesting schedule is meant to increase retention. In response to the challenging economic environment, the number of stock options granted in 2009 will remain at 2008 levels.

Executive Performance Plan.  The Executive Performance Plan (“EPP”) is a stock-based, pay-for-performance, multi-year incentive plan intended to focus senior management on achieving critical multi-year operational goals. These goals, such as cash flow, internal net sales growth and operating profit growth, are designed to increase Shareowner value. Approximately 100 of our most senior employees participate in the EPP, including the NEOs. Performance under EPP is measured over the three-year performance period based on performance levels set at the start of the period. Vested EPP awards are paid in Kellogg common stock.

2008-2010 EPP.  Similar to the AIP, awards granted to NEOs under the terms of the EPP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, an objective measure was established within the first 90 days of fiscal 2008 in order to determine the performance level that would qualify for maximum possible payouts under the EPP after the end of fiscal 2010. These targets are tied to our projected operating plan and, therefore, their achievement is substantially uncertain at the time they are set at the beginning of the performance period. The Compensation Committee approved the targets and bandwidths for the 2008-2010 EPP in the same manner as the targets and bandwidths for the AIP. The specific targets and bandwidths set for the NEOs are not disclosed because we believe disclosure of this information would cause Kellogg competitive harm. The bandwidths are based on our confidential long-range operating plan and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth.

The Compensation Committee and management believe that the metric for the 2008-2010 EPP — internal operating profit — emphasizes the importance of profit in driving Shareowner value. Like with the AIP, once the Compensation Committee confirms the performance level delivered is at the level for which the NEOs are eligible to receive a payout under the EPP, the Compensation Committee uses a judgment-based methodology in exercising downward, negative discretion to determine the actual payout for each NEO. However, unlike the AIP, the Compensation Committee does not consider individual performance in determining payouts. The Compensation Committee weighs only company performance when determining actual payouts under the EPP. The Compensation Committee also takes into account the unbudgeted impact of unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the performance goals or award opportunities were established.

The Compensation Committee set each individual’s target at 30% of his or her total long-term incentive opportunity. Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target. The 2008-2010 EPP cycle began on December 30, 2007 (first day of fiscal 2008) and concludes on January 1, 2011 (last day of fiscal 2010). Dividends are not paid on unvested EPP awards. The 2008-2010 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 40 of this proxy statement.

2006-2008 EPP.  For the 2006-2008 EPP awards, the performance period ended on January 3, 2009 (the last day of fiscal 2008). In February 2009, when our 2008 annual audited financial statements were completed, the Compensation Committee reviewed our performance versus the internal net sales target established in 2006 for purposes of Section 162(m) and the relevant bandwidths. At the beginning of 2006, our stated goals were low single-digit growth in internal net sales. For the period covering 2006-2008, Kellogg achieved strong mid-single-digit growth which ranked at the top of the second quartile compared to our performance peer group. Actual internal net sales growth over the three year performance period exceeded the upper limit of the projected bandwidths established in 2006 for each NEO. Nonetheless, the Compensation Committee followed its established precedent of capping payouts for EPP at 200% of target. The Compensation Committee did not make any adjustment when determining payouts under the 2006-2008 EPP. The 2006-2008 EPP awards did not vest until February 2009.

The chart below includes information about 2006-2008 EPP opportunities and actual payouts:

			2006-2008 EPP Payout
			(paid in February 2009)
	EPP Target	EPP Maximum	% of EPP
	Amount(#)	Amount(#)	Target	Amount(#)	Amount($)(1)

David Mackay	50,400	100,800	200%	100,800	4,048,128
John Bryant	12,400	24,800	200%	24,800	995,968
Brad Davidson	5,700	11,400	200%	11,400	457,824
Paul Norman	7,500	15,000	200%	15,000	602,400
Tim Mobsby	5,700	11,400	200%	11,400	457,824
Jeff Montie(2)	13,800	27,600	200%	27,600	1,108,416

(1)	The payout amount is calculated by multiplying the earned shares by the closing price of our common stock on February 17, 2009.

(2)	Pursuant to his Separation Agreement, Mr. Montie continued to vest in his 2006-2008 EPP award.

Restricted Stock.  In addition, we award restricted shares from time to time to selected executives and employees based on a variety of factors, including facilitating recruiting and retaining key executives. In 2008, in order to enhance the retention and continuity of our senior operating team, three of our NEOs received a restricted stock award. This restricted stock award, which vests after three years, contains non-compete, non-solicit, release of claims and other restrictive covenants.

Post-Termination Compensation.  The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the compensation peer group and general industry practices, are payable if and only if the executive’s employment is terminated without cause. In 2008, the Compensation Committee analyzed and reassessed all of the termination and change-in-control arrangements to determine whether they are necessary and appropriate under Kellogg’s current circumstances and given the circumstances of individual NEOs. See discussion above under “— The Use of ‘Pay Tallies’ and Wealth Accumulation Analysis” for additional information on this process. The Compensation Committee reduced the amounts and benefits payable upon a change in control from three to two times base salary and annual incentive award. Additionally, the arrangements were revised to provide that “gross-up” payments are only made if the change-in-control-related severance payments/benefits exceed 110% of the maximum change-in-control-related severance payments/benefits an executive could receive without any payments/benefits being subject to federal excise taxes. The Compensation Committee will continue to review these arrangements annually as part of the process discussed above.

The Kellogg Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.

The Kellogg Severance Benefit Plan provides market-based severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including the fact that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement provisions from separated employees.

The Change in Control Policy provides market-based benefits to executives in the event an executive is terminated without cause or the executive terminates employment for “good reason” in connection with a change in control. The Change in Control Policy protects Shareowner interests by enhancing employee focus during rumored or actual change in control activity by providing incentives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.

For more information, please refer to “Potential Post-Employment Payments,” which begins on page 51 of this proxy statement.

Retirement Plans.  Our CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of employees. These NEOs are eligible to receive market-based benefits when they retire from Kellogg. The Compensation Committee utilizes an industry survey prepared by Hewitt & Associates to help determine the appropriate level of benefits. The industry survey contains detailed retirement income benefit practices for a broad-based group of consumer products companies, which includes Kellogg, the companies in our compensation peer group (other than Clorox Co. and The Coca-Cola Co.) and the following additional consumer products companies: Armstrong World Industries, Inc., S.C. Johnson Consumer Products, L’Oreal USA, Inc., Johnson & Johnson, The Procter & Gamble Co., Nestle USA, Inc., and Unilever United States, Inc. Rather than commissioning a customized survey, the Compensation Committee uses the same survey used by Kellogg to set these benefits for all U.S. salaried employees. Since our U.S.-based NEOs participate in the same plans (with exceptions noted) as all of our U.S. salaried employees, the industry survey is a cost-effective way to set these benefits. Based on the industry survey, the Compensation Committee targets the median retirement income replacement among similarly situated executives. The targeted amount of the total retirement benefits is provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. The plans are designed to provide an appropriate level of replacement income upon retirement. These benefits consist of:

•	annual accruals under our pension plans; and

•	deferrals by the executive of salary and annual incentives, and matching contributions by us, under our savings and investment plans.

Both our U.S. pension program and our U.S. savings and investment program include restoration plans for our U.S. executives, which allow us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to these plans as “restoration plans” because they restore benefits that would otherwise be available under the plans in which substantially all of our U.S. salaried employees are eligible to participate. These plans use the same benefit formulas as our broad-based IRS qualified plans and use the same types of compensation to determine benefit amounts.

Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock are not included when determining retirement benefits for any employee (including executives). We do not pay above-market interest rates on amounts deferred under our savings and investment plans.

The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus an individual’s performance over time will influence the level of his or her retirement benefits. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 45 of this proxy statement.

As a result of his service while in Great Britain and Ireland, Mr. Mobsby has accrued benefits under the Senior Executives Benefits Plan, which we refer to as the U.K. Executive Pension Plan, and the Kellogg Group Irish Pension Plan, Senior Executive Section, which we refer to as the Irish Executive Pension Plan. There is no additional non-qualified pension plan, as there is for U.S. executives, because applicable tax laws do not function in a way that would require us to “restore” benefits limited by the applicable tax laws. The U.K. Executive Pension Plan was developed 30 years ago based on what was allowable under U.K. tax law at the time. The Irish Executive Plan was developed to mirror the benefits of the U.K. Executive Pension Plan and, therefore, provides similar benefits that are calculated in the same way as the U.K. Executive Pension Plan.

Perquisites.  The Compensation Committee believes that it has taken a conservative approach to perquisites. For example, Kellogg does not provide company cars or club memberships to its U.S. NEOs. Perquisites provided to our foreign NEOs may vary depending on the standard market practices and regulations for the country in which an NEO is based. Pursuant to a policy adopted by the Board, our CEO is generally required, when practical, to use company aircraft for personal travel for security reasons. Personal use of company aircraft by other NEOs is rare. The Summary Compensation Table beginning on page 35 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

Employee Stock Purchase Plan.  We have a tax-qualified employee stock purchase plan, which is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discount price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. Prior to 2008, the plan allowed participants to buy Kellogg stock at 85% of the lower of the starting or ending market price for the period with up to 10% of their base salary (subject to IRS limits). As of January 1, 2008, the plan allows participants to buy Kellogg stock at a 5% discount to the market price. This change was made to reduce our overall compensation expense. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of Kellogg stock on the last trading day prior to the beginning of the enrollment period for each subscription period) of Kellogg stock in any calendar year. Although this benefit is generally available to all U.S. employees, we have included the 2006 and 2007 compensation expense of any discounted stock purchased by our NEOs in the Summary Compensation Table. As a result of the change to the plan as of January 1, 2008, no compensation expense for the plan is included for 2008 since no expense was incurred.

The Kellogg Europe Trading Limited Employee Share Purchase Plan.  We have a tax qualified employee stock purchase plan, which is made available to all Irish tax-paying employees of Kellogg Europe Trading Limited, which we refer to as KETL, who have been with KETL or another company within Kellogg for three consecutive months (including Mr. Mobsby), which allows participants to invest in shares of Kellogg stock every three months and qualify for a 100% matching contribution of Kellogg stock (subject to Irish tax law limits). The purpose of the Kellogg Europe Trading Limited Employee Share Purchase Plan, which we refer to as the KPlan, is to provide KETL employees with the opportunity to acquire a stake in the future of Kellogg. The KPlan allows participants to buy the largest whole number of shares of Kellogg stock for an amount no less than €10 per month, but no more than 3.5% of one month’s net basic salary, and limited to a maximum value of €12,700 per tax year. Participants purchase these shares of Kellogg stock at the price at which those shares are available on the New York Stock Exchange. Participants in the KPlan must agree that all shares acquired under the plan be held on their behalf by a trustee for three years, subject to certain exceptions. Although this benefit is generally available to all employees of KETL, we have included the compensation expense of any matching stock received by Mr. Mobsby in the Summary Compensation Table.

Executive Compensation Policies.

Executive Stock Ownership Guidelines.  In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. The CEO’s stock ownership requirement under our stock ownership guidelines is five times annual base salary. The stock ownership requirement for our other NEOs under our stock ownership guidelines is three times annual base salary. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer	5x annual base salary

Global Leadership Team members (other than the CEO)	3x annual base salary

Other senior executives	2x annual base salary

These executives have five years from the date they first become subject to a particular level of the guidelines to meet them. All of our NEOs currently meet the guidelines, and all of our other senior executives currently meet or are on track to meet their ownership guideline. The Compensation Committee reviews compliance with the guidelines on an annual basis. Executives who are not in compliance with the guidelines may not sell stock without prior permission from our Chief Executive Officer, except for stock sales used to fund the payment of taxes and transaction costs incurred in connection with the exercise of options and the vesting of stock awards.

Practices Regarding the Grant of Equity Awards.  The Compensation Committee has generally followed a practice of making all option grants to executive officers on a single date each year. Prior to the relevant Compensation Committee meeting, the Compensation Committee reviews an overall stock option pool for all participating employees (approximately 2,800 in 2008) and recommendations for individual option grants to executives. Based on this review, the Compensation Committee approves the overall pool and the individual option grants to executives.

The Board grants these annual awards at its regularly-scheduled meeting in mid-February. The February meeting usually occurs within 2 or 3 weeks following our final earnings release for the previous fiscal year. We believe that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP Awards are granted at the same time as options.

While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.

All option awards made to our NEOs, or any of our other employees or Directors, are made pursuant to our LTIP. As noted above, prior to 2007, all options under the LTIP were granted with an exercise price equal to the average of the high and low trading prices of our stock on the date of grant. Beginning in 2007, the exercise price of our options is now set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority. Pursuant to authority delegated by the Board and subject to the Compensation Committee-approved allocation, awards of options to employees below the executive level are made by our CEO or other authorized senior executive officer.

Securities Trading Policy.  Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Recoupment of Option Awards.  We maintain clawback provisions relating to stock option exercises. Under these clawback provisions, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive must repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations). Beginning with our stock option grants in 2009, we have expanded the scope of our clawback provisions. In the event of certain violations of company policy or, in the case of executive officers, a financial restatement, any gains realized from the exercise of stock options are now subject to recoupment depending on the facts and circumstances of the event.

Deductibility of Compensation and Other Related Issues.  Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company’s CEO and three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we have taken the necessary actions to ensure the deductibility of payments under the AIP and with respect to stock options and performance shares granted under our plans, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. In contrast, restricted stock granted under our plans generally does not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation, including in the case of the CEO. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our shareholders. In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the company and of our executive compensation program.

The Compensation Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the payment to/realization by the executive. As a result of the impact AOF options have on our overall non-cash compensation expense, the Compensation Committee discontinued the use of the AOF in all new option grants after 2003. In 2006, the Compensation Committee also changed the AOF feature so that AOF options may be received only once each calendar year. On April 25, 2008, the Compensation Committee eliminated the AOF feature from all outstanding stock options. In exchange, holders of AOFs received cash compensation.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of the Board oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Compensation Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and our proxy statement to be filed in connection with our 2009 Annual Meeting of Shareowners, each of which will be filed with the SEC.

COMPENSATION COMMITTEE

Dr. John Zabriskie, Chair
John Dillon
Gordon Gund
Ann McLaughlin Korologos

EXECUTIVE COMPENSATION

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during 2006, 2007 and 2008 by our NEOs; however, 2006 information is not provided pursuant to the SEC’s rules and regulations for Mr. Mobsby, Mr. Norman and Mr. Davidson because they were not named executive officers of Kellogg during fiscal 2006. The total compensation presented below does not reflect the actual compensation received by our NEOs or the target compensation of our NEOs in 2006, 2007 and 2008. The actual value realized by our NEOs in 2008 from long-term incentives (options and restricted stock) is presented in the Option Exercises and Stock Vested Table on page 44 of this proxy statement. Target annual and long-term incentive awards for 2008 are presented in the Grants of Plan-Based Awards table on page 40 of this proxy statement.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.  Base salary earned during 2008. Refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program — Base Salaries.”

Bonus.  We did not pay any discretionary bonuses to our NEOs in 2008. Each NEO earned an annual performance-based cash incentive under our AIP, as discussed below under “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Incentives.”

Stock Awards.  The awards disclosed under the heading “Stock Awards” consist of:

•	for 2008, (1) the 2006-2008 EPP awards granted during 2006, (2) the 2007-2009 awards granted in 2007; (3) the 2008-2010 awards granted in 2008, and (4) restricted stock awards;

•	for 2007, (1) the 2005-2007 EPP awards granted in 2005, (2) the 2006-2008 EPP awards granted in 2006, (3) the 2007-2009 EPP awards granted in 2007 and (4) restricted stock awards; and

•	for 2006, (1) the 2005-2007 EPP awards granted in 2005 and, in the case of Mr. Mackay, an increase to his 2005-2007 EPP award resulting from him assuming the role of Chief Executive Officer, (2) the 2006-2008 EPP awards granted in 2006 and (3) restricted stock awards. The “Stock Awards” column also includes relatively small compensation expense adjustments relating to 2003-2005 EPP awards as a result of a true up made in 2006.

The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in 2008, 2007 and in 2006 under SFAS No. 123(R) for each NEO and as reported in our audited financial statements contained in our Annual Report on Form 10-K. Since Mr. Mackay is retirement eligible, compensation expense related to awards granted to him are recognized immediately. Details about the EPP awards granted in 2008 are included in the Grant of Plan-Based Awards Table below. Refer to also “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives” for additional information. The recognized compensation expense of the stock-based awards will likely vary from the actual amount the NEO receives. The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest. On December 19, 2008, additional restricted stock was granted to three of our NEOs. Because these shares were granted after December 15th, the compensation expense will begin to be recognized for these awards in 2009 in accordance with Kellogg’s accounting practices.

Option Awards.  The awards disclosed under the heading “Option Awards” consist of annual option grants (each a “regular option”) and accelerated ownership feature (“AOF”) option grants (each an “AOF option”) granted in 2008, 2007 and in 2006 and in prior fiscal years (to the extent such awards remained unvested in whole or in part at the beginning of fiscal 2008, 2007 and 2006, respectively). The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in 2008, 2007 and in 2006 under SFAS No. 123(R) for each NEO and as reported in our audited financial statements contained in our Annual Report on Form 10-K. Details about the option awards made during 2008 are included in the Grant of Plan-Based Awards Table below. Refer to also “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives — Stock Options” for additional information. The recognized compensation expense of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised. The amounts disclosed under the heading “Option Awards” also include the recognition of accounting expense under SFAS No. 123(R) by Kellogg for the cancellation of the AOF on all outstanding options as discussed below.

Directors and employees began receiving “original” AOF options over fifteen years ago in order to create greater stock ownership by encouraging Directors and employees to exercise valuable stock options and retain the shares received as a result of the option exercise. Under the terms of the original option grant, a new option, or “AOF option,” was received when Kellogg stock was used to pay the exercise price of a stock option and related taxes. For AOF options, the expiration date was the same as the original option and the option exercise price was the fair market value our common stock on the date the AOF option was granted.

Beginning in 2003, the Compensation Committee and the Board began taking a variety of actions to reduce the impact of AOF options. On April 25, 2008, the Compensation Committee approved the elimination of the AOF (commonly referred to as a “reload” feature) from all outstanding stock options (approximately 900 people). The elimination of the AOF from all outstanding options did not otherwise affect or change the underlying stock options. In exchange for the value of the AOF, holders of AOF’s received cash compensation. The price to be paid to holders of AOFs was determined with the assistance of a third-party actuarial consultant who calculated the value of the AOF option feature for each grant year.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation consists of the Kellogg Senior Executive Annual Incentive Plan (“AIP”) awards granted and earned in 2008, 2007 and in 2006. At the outset of 2008, 2007 and 2006, the Compensation Committee granted AIP awards to the CEO, CFO and the other NEOs. Such awards are based on our performance during 2008, 2007 and 2006, respectively, and were paid in March 2009 (for 2008 grants), March 2008 (for 2007 grants) and in March 2007 (for 2006 grants). For information on these awards refer to “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Incentives.”

Change in Pension Value.  The amounts disclosed under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” represent the actuarial increase during 2008, 2007 and 2006 in the pension value provided under the pension plans. Kellogg does not pay above-market or preferential rates on non-qualified deferred compensation for employees, including the NEOs. A detailed narrative and tabular discussion about our pension plans and non-qualified deferred compensation plans, our contributions to our pension plans and the estimated actuarial increase in the value of our pension plans are presented under the heading “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

All Other Compensation.  Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2006 and 2007 were primarily comprised of retirement benefit contributions and accruals for NEOs based in the United States. In 2008, the cash compensation paid in connection with the one-time elimination of the AOF from existing options represented a significant portion of “All Other Compensation.”

SUMMARY COMPENSATION TABLE

It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2008, 2007 and in 2006. In addition, the SEC regulations and accounting rules require certain compensation expense reflected in the table to be recognized immediately if any of the NEOs were retirement eligible in 2008, 2007 and in 2006, respectively.

									Change in
									Pension
									Value and
								Non-Equity	Non-Qualified
								Incentive	Deferred
					Stock		Option	Plan	Compensation		All Other
Name and Principal		Salary	Bonus		Awards		Awards	Compensation	Earnings		Compensation	Total
Position(2)	Year	($)	($)		($)(3)		($)(4)	($)	($)(5)		($)(6)	($)

David Mackay	2008	1,136,545	0		1,847,098		3,535,733	2,601,300	1,849,000		1,375,213	12,344,889
President and Chief	2007	1,096,297	0		2,674,151		5,108,269	2,131,300	809,000		249,230	12,068,247
Executive Officer	2006	898,743	0		4,939,572		4,809,773	1,571,400	878,000		135,600	13,233,088	(1)
John Bryant	2008	697,613	0		683,034		1,014,207	992,000	222,000		486,315	4,095,169
Executive Vice	2007	626,247	0		1,237,317		1,458,408	950,000	244,000		70,660	4,586,632
President, Chief Operating Officer and Chief Financial Officer	2006	561,948	0		1,186,127		1,811,463	697,000	80,000		67,585	4,404,123
Brad Davidson	2008	588,384	0		451,361		559,014	842,000	831,000		238,939	3,510,698
Senior Vice President and President,	2007	531,339	0		575,157		568,297	770,000	125,000		104,971	2,674,764
Kellogg North America
Paul Norman	2008	573,000	0		551,628		632,152	672,000	421,000		179,004	3,028,784
Senior Vice President and President, Kellogg International	2007	526,022	0		702,669		748,289	550,500	—	(7)	48,353	2,575,833
Tim Mobsby(8)	2008	743,707	0		301,257		475,739	552,529	493,000		247,367	2,813,599
Senior Vice President and Executive	2007	665,909	81,410	(9)	414,034		883,598	938,400	1,737,000	(10)	76,568	4,796,919
Vice President, Kellogg International and President Europe
Jeff Montie(11)	2008	508,601	0		194,971	(12)	1,272,739	447,120	743,000		670,778	3,837,209
Former Executive	2007	630,568	0		1,348,563		1,414,079	777,600	—	(7)	75,450	4,246,260
Vice President and President, Kellogg International	2006	594,361	0		1,267,579		1,624,620	761,100	335,000		79,561	4,662,221

(1)	In 2006, Mr. Mackay became retirement eligible. If Mr. Mackay were not considered retirement eligible, his “Total Compensation” in 2006 would have been $9,861,662 (as opposed to $13,233,088, which appears in the table). This difference is a result of compensation expense for certain equity-based awards being recognized immediately under applicable accounting rules when an employee is considered retirement eligible. Specifically, the amounts that would have been reflected in the table are as follows: (a) Stock Awards: $2,336,357 in 2006 (as opposed to $4,939,572 in the table); and (b) Option Awards: $4,041,562 in 2006 (as opposed to $4,809,773 in the table).

(2)	On August 11, 2008, the following titles changed: (a) Mr. Bryant became Executive Vice President, Chief Operating Officer and Chief Financial Officer; (b) Mr. Davidson became Senior Vice President and President, Kellogg North America; and (c) Mr. Norman became Senior Vice President and President, Kellogg International.

(3)	Reflects the compensation expense recognized in 2008, 2007 and 2006 for stock awards under SFAS No. 123(R) for each NEO and as reported in our audited financial statements. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 3, 2009 for a discussion of the relevant assumptions used in calculating the compensation expense. The table below presents separately the compensation expense recognized in 2008, 2007 and in 2006 for our outstanding EPP awards and restricted stock awards:

			Restricted
		EPP	Stock		Total
		($)	($)		($)

David Mackay(a)	2008	1,847,098	0		1,847,098
	2007	2,674,151	0		2,674,151
	2006	4,939,572	0		4,939,572
John Bryant	2008	654,205	28,829	(b)	683,034
	2007	891,374	345,943		1,237,317
	2006	653,712	532,415		1,186,127
Brad Davidson	2008	315,740	135,621	(b)	451,361
	2007	427,207	147,950		575,157
Paul Norman	2008	374,326	177,302	(b)	551,628
	2007	525,367	177,302		702,669
Tim Mobsby	2008	301,257	0		301,257
	2007	414,034	0		414,034
Jeff Montie	2008	163,234	31,737		194,971
	2007	967,722	380,841		1,348,563
	2006	737,560	530,019		1,267,579

(a)	Mr. Mackay is considered retirement eligible. As such, compensation expense related to his EPP grants is recognized immediately.

(b)	In accordance with Kellogg’s accounting practices, this amount does not include any expense for the restricted stock granted on December 19, 2008. Such expense will begin to be recognized by Kellogg in 2009.

Prior to adoption of SFAS No. 123(R) on January 1, 2006, we generally recognized stock compensation expense over the stated vesting period of the award, with any unamortized expense recognized immediately if an acceleration event occurred (for example, retirement). SFAS No. 123(R) specifies that a stock-based award is considered vested for expense attribution purposes when the employee’s retention of the award is no longer contingent on providing subsequent service. Accordingly, compensation expense is recognized immediately for awards granted to retirement-eligible individuals or over the period from the grant date to the date retirement eligibility is achieved, if less than the stated vesting period.

(4)	Reflects the compensation expense recognized for (a) stock option grants made in 2008 (for 2008 compensation), 2007 (for 2007 compensation), in 2006 (for 2006 compensation) and in prior fiscal years (to the extent such awards remained unvested in whole or in part at the beginning of fiscal 2008, 2007 and 2006, respectively), and (b) the cancellation of the AOF on all outstanding options in 2008 (which we refer to as a modification to AOF options). See “Option Awards” above for additional discussion of the elimination of AOF options. Refer to Notes 1 and 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 3, 2009 for a discussion of the relevant assumptions used in calculating the compensation expense. The table below presents separately the compensation expense recognized in 2008 between our regular options and our AOF options. When an executive exercises an original option with an AOF, the AOF option is treated as a new grant for disclosure and accounting purposes even though the new grant relates back to the approval of the original grant.

					AOF
		Regular Options ($)	AOF Options ($)		Modification ($)(c)	Total ($)

David Mackay(a)	2008	3,114,474	0		421,259	3,535,733
	2007	3,733,822	1,374,447		0	5,108,269
	2006	2,219,699	2,590,074		0	4,809,773
John Bryant	2008	854,143	0		160,064	1,014,207
	2007	937,994	520,414		0	1,458,408
	2006	915,500	895,963		0	1,811,463
Brad Davidson	2008	447,037	86,802	(b)	25,175	559,014
	2007	477,400	90,897		0	568,297
Paul Norman	2008	478,937	102,051	(b)	51,164	632,152
	2007	526,185	222,104		0	748,289
Tim Mobsby	2008	397,822	0		77,917	475,739
	2007	415,065	468,533		0	883,598
Jeff Montie	2008	1,178,467	0		94,272	1,272,739
	2007	984,244	429,835		0	1,414,079
	2006	1,011,525	613,095		0	1,624,620

(a)	Mr. Mackay is considered retirement eligible. As such, compensation expense related to his option awards is recognized immediately.

(b)	On April 25, 2008, the Compensation Committee approved the elimination of the AOF from outstanding stock options. However, prior to that date, Mr. Davidson and Mr. Norman each exercised outstanding stock options resulting in new AOF options. See “Option Awards” above for additional discussion of the elimination of AOF options.

(c)	Represents compensation expense incurred by Kellogg in connection with the elimination of the AOF from existing options. For the cash payment received by each NEO, see “All Other Compensation.”

Prior to adoption of SFAS No. 123(R) on January 1, 2006, we generally recognized stock compensation expense on a pro forma basis over the stated vesting period of the award, with any unamortized expense recognized immediately if an acceleration event occurred (for example, retirement). SFAS No. 123(R) specifies that a stock-based award is considered vested for expense attribution purposes when the employee’s retention of the award is no longer contingent on providing subsequent service. Accordingly, beginning in 2006, we prospectively revised our expense attribution method so that the related compensation expense is recognized immediately for awards granted to retirement-eligible individuals or over the period from the grant date to the date retirement eligibility is achieved, if less than the stated vesting period.

(5)	Solely represents the actuarial increase or decrease during 2008 (for 2008 compensation), 2007 (for 2007 compensation) and during 2006 (for 2006 compensation) in the pension value provided under the U.S. Pension Plans for Mr. Mackay, Mr. Bryant, Mr. Montie, Mr. Norman and Mr. Davidson and the U.K. and Irish Executive Pension Plans for Mr. Mobsby as we do not pay above-market or preferential earnings on non-qualified deferred compensation. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. A variety of factors impact the actuarial increase in present value (pension value). Factors typically impacting the pension value include service accruals during the year, increases in pay, changes in the discount rate, changes in the exchange rate (for Mr. Mobsby) and employment agreements. Each employment agreement is described under “Employment Agreements.”

(6)	The table below presents an itemized account of “All Other Compensation” provided in 2008, 2007 and 2006 to the NEOs, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2006 and 2007 were primarily comprised of retirement benefit contributions and accruals for NEOs based in the United

States. In 2008, the cash compensation paid in connection with the one-time elimination of the AOF from existing options represented a significant portion of “All Other Compensation.”

		Kellogg
		Contributions	Company			Non-
		to S&I and	Paid	Financial	Employee	Business				AOF
		Restoration	Death	Planning	Stock	Aircraft	Physical	Automobile	Education	Cancellation	Mortgage	Severance
		Plans(a)	Benefit(b)	Assistance(c)	Purchases(d)	Usage(e)	Exams(f)	Allowance(g)	Assistance(h)	Payment(i)	Assistance(j)	Payment(k)	TOTAL
		($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

David Mackay	2008	132,483	373,538	6,000	0	0	0	0	0	863,192	0	0	1,375,213
	2007	106,708	133,265	5,935	0	1,352	1,970	0	0	0	0	0	249,230
	2006	100,882	26,593	8,125	0	0	0	0	0	0	0	0	135,600
John Bryant	2008	67,135	6,810	5,755	0	0	0	0	0	406,615	0	0	486,315
	2007	52,930	6,256	3,525	4,627	1,352	1,970	0	0	0	0	0	70,660
	2006	52,158	5,133	5,414	4,880	0	0	0	0	0	0	0	67,585
Brad Davidson	2008	55,335	108,555	2,400	0	0	802	0	0	61,705	10,142	0	238,939
	2007	46,454	29,764	2,900	4,252	0	3,230	0	0	0	18,371	0	104,971
Paul Norman	2008	45,863	4,903	2,500	0	0	0	0	0	125,738	0	0	179,004
	2007	39,441	4,666	0	4,246	0	0	0	0	0	0	0	48,353
Tim Mobsby	2008	0	14,149	2,137	18,720	0	0	41,602	0	170,759	0	0	247,367
	2007	0	19,079	1,992	15,996	0	0	38,780	721	0	0	0	76,568
Jeff Montie	2008	69,333	296,894	6,000	0	0	0	0	0	225,555	0	72,996	670,778
	2007	55,667	9,498	5,970	4,315	0	0	0	0	0	0	0	75,450
	2006	57,702	8,938	8,125	4,796	0	0	0	0	0	0	0	79,561

(a)	For information about our Savings & Investment Plan and Restoration Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — Non-Qualified Deferred Compensation” beginning on page 47.

(b)	Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees).

(c)	Reflects reimbursement for financial and tax planning assistance.

(d)	In 2008, Mr. Bryant, Mr. Davidson, Mr. Norman and Mr. Montie participated in our tax-qualified ESPP, which is generally available to all U.S. salaried employees. On January 1, 2008, the price paid by all U.S. salaried employees under the ESPP, including the NEOs, became 95% of the price of our common stock at the end of each quarterly purchase period, as a result of which, no compensation expense for the plan is included for 2008 since no expense was incurred. Mr. Mobsby participates in the KPlan, which is a broad-based employee stock purchase plan qualified under Irish tax laws and generally available to all employees of KETL. Each participant in the KPlan, including Mr. Mobsby, receive one additional share of Kellogg common stock for each share of Kellogg common stock purchased by such participant under the plan at 100% of the price of our common stock. The dollar amounts represent the grant-date fair value-based compensation expense of the discount recognized in 2008 under SFAS No. 123(R) for each NEO and as reported in our audited financial statements contained in our Annual Report on Form 10-K.

(e)	The 2007 amounts for Mr. Mackay and Mr. Bryant represent the incremental cost of a flight to and from the company-provided physical exam. The incremental cost of this flight was divided equally among the executives on the aircraft. The incremental cost of Kellogg aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. On certain occasions, an NEO’s spouse or other family member may accompany the NEO on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. Kellogg does not pay its NEOs any amounts in respect of taxes (so called gross up payments) on income imputed to them for non-business aircraft usage.

(f)	Actual cost of a physical exam.

(g)	Cost of annual automobile allowance for executives not based in the United States.

(h)	Represents an educational allowance paid to Mr. Mobsby under his employment agreement.

(i)	For information about the AOF modification payment, refer to “Summary Compensation Table — Option Awards.”

(j)	Represents mortgage interest assistance paid on behalf of Mr. Davidson in connection with his relocation as President of U.S. Snacks. Mr. Davidson’s mortgage assistance ends in June 2009.

(k)	Pursuant to a Separation Agreement entered into on August 11, 2008, Mr. Montie is to receive severance payments equal to two years of base salary and two years of target bonus, such amount to be paid in equal installments from October 1, 2008 until June 2, 2016, subject to his compliance with certain restrictive covenants. Accordingly, only that amount which was paid to Mr. Montie in 2008 is set forth in the table. See “Potential Post-Employment Payments” below for additional information.

In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all salaried employees in the region in which each NEO is based.

(7)	The year-over-year change from 2006 to 2007 in actuarial value of benefits earned under the U.S. Pension Plans, resulted in a negative sum of $103,000 for Mr. Montie and $1,000 for Mr. Norman. The primary reason for this negative actuarial value under the U.S. Pension Plans was a change in the discount rate used to value the plans.

(8)	Mr. Mobsby is employed in Ireland and is paid in euro. In calculating the U.S. dollar equivalent for disclosure purposes other than as noted below, we used a conversion rate to convert the sum of his payments from euro into U.S. dollars based on an average of the closing monthly exchange rates in effect for each month during the fiscal year in which the payments were made. According to the Wall Street Journal, this conversion rate of euro to U.S. dollars for the fiscal year ending January 3, 2009 was 1.474. With respect to the amount shown under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” for Mr. Mobsby, we calculated this value using the difference of the U.S. dollar equivalents of the beginning and ending balances of Mr. Mobsby’s pension benefit during fiscal 2008 after converting these amounts from euro to U.S. dollars. In order to calculate these two values, we used the conversion rates in effect for the last day of fiscal 2007 and last day of fiscal 2008 for converting the beginning and ending balances, respectively. For more information on foreign currency rate fluctuations, refer to footnote (10) below.

(9)	As discussed in more detail under “Employment Agreements — Mr. Mobsby,” represents the final installment of the relocation incentive premium payment he received for relocating to Ireland in 2004.

(10)	Foreign currency exchange rates, such as the exchange rate between the U.S. dollar and the euro, can be volatile and affected by, among other factors, the general economic conditions of a country, the actions of the U.S. and non-U.S. governments or central banks, the imposition of currency controls, and speculation. In 2008 and 2007, $148,000 and $762,000, respectively, of Mr. Mobsby’s change in pension value reflects foreign currency exchange rate fluctuations. Mr. Mobsby’s 2007 value has been changed. The value reported for 2007 in last year’s proxy was $2,187,000 and the corrected value in the table above is $1,737,000. The value was changed because a cost of living adjustment that only applies to UK benefits for service earned in 1997 and later years was mistakenly applied to his benefits earned before 1997.

(11)	As discussed in more detail under “Employment Agreements — Mr. Montie,” Mr. Montie ceased to be an active employee of Kellogg Company on October 1, 2008.

(12)	Mr. Montie forfeited his 2008-2010 EPP award in connection with his departure from Kellogg. Thus, the entry in the table does not reflect compensation expense relating to his 2008-2010 EPP award.

Grant of Plan-Based Awards Table

During 2008, we granted the following plan-based awards to our NEOs:

1. Stock Options (both Regular and AOF Options);

2. 2008 AIP grants (annual cash performance-based awards);

3. 2008-2010 EPP grants (multi-year stock performance-based awards); and

4. Restricted stock grants in the case of Mr. Bryant, Mr. Davidson and Mr. Norman to enhance the retention and continuity of our senior operating team.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Elements of Our Compensation Program” above. We no longer grant new options with the AOF feature, but as disclosed in the Outstanding Equity Awards at Fiscal Year-End Table, a number of options granted prior to 2004 contain this feature. When an executive exercised an original option with an AOF, the AOF option was treated as a new grant for disclosure and accounting purposes even though the new grant related back to the approval of the original option grant. All of our regular and AOF options were granted with an exercise price equal to the fair market value of our common stock on the date of grant. On April 25, 2008, the Compensation Committee approved the elimination of the AOF from outstanding stock options.

									All Other
									Stock	All Other
			Estimated Possible						Awards:	Option
			Payouts Under			Estimated Future			Number	Awards:	Exercise or	Grant-date
			Non-Equity Incentive			Payouts Under Equity			of Shares	Number of	Base Price	Fair Value
			Plan Awards			Incentive Plan Awards			of Stock	Securities	of Option	of Stock
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	and Option
Name	Date(1)	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	Awards ($)

David Mackay
Regular Options	2/22/2008	2/22/2008								321,700	51.04	3,114,474	(2)
AOF Options	—	—								—	—	—
2008 AIP(3)			0	1,667,500	3,335,000
2008-10 EPP	2/22/2008	2/22/2008				0	38,300	76,600				1,803,547	(4)
John Bryant
Regular Options	2/22/2008	2/22/2008								83,000	51.04	803,548	(2)
AOF Options	—	—								—	—	—
2008 AIP(3)			0	786,667	1,573,333
2008-10 EPP	2/22/2008	2/22/2008				0	9,900	19,800				466,191	(4)
Restricted Stock	12/19/2008	12/19/2008							35,000			1,492,050	(5)
Brad Davidson
Regular Options	2/22/2008	2/22/2008								41,500	51.04	401,774	(2)
AOF Options	3/18/2008	2/16/2001								4,727	51.14	20,041	(2)
	3/18/2008	2/21/2003								8,310	51.14	35,231	(2)
	3/18/2008	1/4/1999								4,677	51.14	19,829	(2)
	3/18/2008	2/22/2002								2,760	51.14	11,701	(2)
2008 AIP(3)			0	498,333	996,667
2008-10 EPP	2/22/2008	2/22/2008				0	4,900	9,800				230,741	(4)
Restricted Stock	12/19/2008	12/19/2008							25,000			1,065,750	(5)
Paul Norman
Regular Options	2/22/2008	2/22/2008								44,700	51.04	432,754	(2)
AOF Options	3/18/2008	2/22/2002								16,526	51.14	70,064	(2)
	3/18/2008	2/21/2003								7,545	51.14	31,988	(2)
2008 AIP(3)			0	460,000	920,000
2008-10 EPP	2/22/2008	2/22/2008				0	5,300	10,600				249,577	(4)
Restricted Stock	12/19/2008	12/19/2008							15,000			639,450	(5)
Tim Mobsby
Regular Options	2/22/2008	2/22/2008								38,000	51.04	367,889	(2)
AOF Options	—	—								—	—	—
2008 AIP(3)			0	526,218	1,052,436
2008-10 EPP	2/22/2008	2/22/2008				0	4,500	9,000				211,905	(4)
Jeff Montie
Regular Options	2/22/2008	2/22/2008								75,000	51.04	726,098	(2)
AOF Options	—	—								—	—	—
2008 AIP(3)			0	596,160	1,192,320
2008-10 EPP	2/22/2008	2/22/2008				0	9,200 (6)	18,400 (6)				433,228	(4)(6)

(1)	The “grant date” for our AOF options is different than the “approval date” because an AOF option is treated as a new grant for disclosure and financial reporting purposes under SFAS No. 123(R) even though the new grant relates back to the date the original option was approved by the Compensation Committee. The Compensation Committee takes no new action in connection with the grant of AOF options. For a discussion of AOF options, refer to “Executive Compensation — Summary Compensation Table — Option Awards.”

(2)	Represents the grant-date fair value calculated under SFAS No. 123(R), and as presented in our audited financial statements contained in our Annual Report on Form 10-K. The fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(3)	Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2008 under the 2008 AIP for each of our NEOs. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2008 AIP. See also “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Incentives” for additional information about the 2008 AIP.

(4)	Represents the grant-date fair value calculated under SFAS No. 123(R), and as presented in our audited financial statements contained in our Annual Report on Form 10-K. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

(5)	Represents the grant-date fair value calculated under SFAS No. 123(R), and as presented in our audited financial statements contained in Kellogg’s Annual Report on Form 10-K. The actual value the NEO receives will depend on the price of our common stock when the shares vest.

(6)	On August 11, 2008, Mr. Montie forfeited his 2008-2010 EPP award in connection with his departure from Kellogg. Refer to “Employment Agreements.”

Outstanding Equity Awards at Fiscal Year-End Table

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2008:

Regular Options (disclosed under the “Option Awards” columns).  Represents annual option grants made in February of each year to our NEOs.

AOF Options (disclosed under the “Option Awards” columns).  Represents AOF options granted when Kellogg stock is used to pay the exercise price of a stock option and related taxes. Effective April 25, 2008, AOF has been eliminated from all outstanding stock options.

Restricted Stock Awards (disclosed under the “Stock Awards” columns.  In 2006, Mr. Norman received a restricted stock award for retention purposes. In 2008, in order to enhance the retention and continuity of our senior operating team, each of Mr. Bryant, Mr. Davidson and Mr. Norman received a restricted stock award.

2006-2008 EPP Grants (disclosed under the “Stock Awards” columns).  The 2006-2008 EPP cycle began on January 1, 2006 (first day of fiscal 2006) and concludes on January 3, 2009 (last day of fiscal 2008). Dividends are not paid on unvested EPP awards. The 2006-2008 awards are based on compound annual growth in internal net sales. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives — 2006-2008 EPP” for additional information, including the ultimate value of the awards that were paid out on or about February 17, 2009.

2007-2009 EPP Grants (disclosed under the “Stock Awards” columns).  The 2007-2009 EPP cycle began on January 1, 2007 (first day of fiscal 2007) and concludes on January 2, 2010 (last day of fiscal 2009). Dividends are not paid on unvested EPP awards. The 2007-2009 awards are based on cumulative cash flow. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

2008-2010 EPP Grants (disclosed under the “Stock Awards” columns).  The 2008-2010 EPP cycle began on December 30, 2007 (first day of fiscal 2008) and concludes on January 1, 2011 (last day of fiscal 2010). Dividends are not paid on unvested EPP awards. The 2008-2010 awards are based on compound annual growth of internal operating profit. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan	Equity
				Equity						Awards:	Incentive
				Incentive						Number of	Plan Awards:
				Plan						Unearned	Market or
	Number of	Number of		Awards:					Market	Shares,	Payout Value
	Securities	Securities		Number of			Number of		Value of	Units or	of Unearned
	Underlying	Underlying		Securities			Shares or		Shares or	Other	Shares, Units
	Unexercised	Unexercised		Underlying	Option		Units of		Units of	Rights	or Other
	Options (#)	Options (#)		Unexercised	Exercise	Option	Stock That		Stock That	That Have	Rights That
	Exercisable	Unexercisable		Unearned	Price	Expiration	Have Not		Have Not	Not Vested	Have Not
Name	(1)	(2)		Options (#)(3)	($)(4)	Date(5)	Vested (#)(6)		Vested ($)(7)	(#)(8)	Vested ($)(9)
David Mackay
Regular Options	262,000	0			38.93	2/20/2014
	151,000	0			44.04	2/18/2015
	166,100	0			44.46	2/17/2016
	170,650	170,650	(10)		49.78	2/16/2017
	0	321,700	(11)		51.04	2/22/2018
AOF Options	18,937	0			53.58	1/4/2009
	32,884	0			49.92	8/1/2010
	9,167	0			53.58	8/1/2010
	13,611	0			49.92	2/16/2011
	90,565	0			53.58	2/16/2011
	128,511	0			49.92	3/26/2011
	80,553	0			53.58	3/26/2011
	50,770	0			46.29	2/22/2012
	71,333	0			53.58	2/22/2012
	87,931	0			49.92	2/21/2013
Restricted Stock							—		—
2006-08 EPP(12)										100,800	4,541,040
2007-09 EPP										81,200	3,658,060
2008-10 EPP										76,600	3,450,830

John Bryant
Regular Options	125,500	0			38.93	2/20/2014
	95,000	0			44.04	2/18/2015
	105,000	0			44.46	2/17/2016
	41,350	41,350	(10)		49.78	2/16/2017
	0	83,000	(11)		51.04	2/22/2018
AOF Options	8,131	0			49.92	1/4/2009
	6,236	0			49.92	1/31/2010
	18,245	0			49.92	2/16/2011
	10,441	0			53.58	2/16/2011
	33,999	0			46.12	2/22/2012
	17,118	0			49.92	2/22/2012
	48,994	0			53.58	2/22/2012
	39,528	0			49.92	2/21/2013
	45,540	0			53.58	2/21/2013
Restricted Stock							35,000	(13)	1,576,750
2006-08 EPP(12)										24,800	1,117,240
2007-09 EPP										19,600	882,980
2008-10 EPP										19.800	891,990

Brad Davidson
Regular Options	44,000	0			44.04	2/18/2015
	50,000	0			44.46	2/17/2016
	22,500	22,500	(10)		49.78	2/16/2017
	0	41,500	(11)		51.04	2/22/2018
AOF Options	6,070	0			49.63	2/16/2011
	4,727	0			51.14	2/16/2011
	2,760	0			51.14	2/22/2012
	10,462	0			49.63	2/21/2013
	8,310	0			51.14	2/21/2013
Restricted Stock							25,000	(13)	1,126,250
2006-08 EPP(12)										11,400	513,570
2007-09 EPP										10,600	477,530
2008-10 EPP										9,800	441,490

Option Awards	Stock Awards
Equity
Incentive
Plan	Equity
Equity	Awards:	Incentive
Incentive	Number of	Plan Awards:
Plan	Unearned	Market or
Number of	Number of	Awards:	Market	Shares,	Payout Value
Securities	Securities	Number of	Number of	Value of	Units or	of Unearned
Underlying	Underlying	Securities	Shares or	Shares or	Other	Shares, Units
Unexercised	Unexercised	Underlying	Option	Units of	Units of	Rights	or Other
Options (#)	Options (#)	Unexercised	Exercise	Option	Stock That	Stock That	That Have	Rights That
Exercisable	Unexercisable	Unearned	Price	Expiration	Have Not	Have Not	Not Vested	Have Not
Name	(1)	(2)	Options (#)(3)	($)(4)	Date(5)	Vested (#)(6)	Vested ($)(7)	(#)(8)	Vested ($)(9)
Paul Norman
Regular Options	57,000	0	44.46	2/17/2016
24,000	24,000	(10)	49.78	2/16/2017
0	44,700	(11)	51.04	2/22/2018
AOF Options	7,800	0	49.92	11/1/2009
830	0	49.92	1/31/2010
1,160	0	47.60	2/22/2012
8,761	0	49.92	2/22/2012
8,757	0	51.85	2/22/2012
16,526	0	51.14	2/22/2012
4,764	0	49.92	2/21/2013
12,881	0	51.85	2/21/2013
7,545	0	51.14	2/21/2013
Restricted Stock	26,000	(14)	1,171,300
2006-08 EPP(12)	15,000	675,750
2007-09 EPP	10,600	477,530
2008-10 EPP	10,600	477,530

Tim Mobsby
Regular Options	45,000	0	44.04	2/18/2015
43,500	0	44.46	2/17/2016
19,550	19,550	(10)	49.78	2/16/2017
0	38,000	(11)	51.04	2/22/2018
AOF Options	3,499	0	49.80	4/19/2009
2,143	0	49.80	2/16/2011
41,678	0	52.98	2/16/2011
35,331	0	49.80	2/22/2012
5,053	0	49.80	2/21/2013
18,038	0	52.98	2/21/2013
Restricted Stock	—	—
2006-08 EPP(12)	11,400	513,570
2007-09 EPP	9,400	423,470
2008-10 EPP	9,000	405,450

Jeff Montie
Regular Options	106,000	0	44.04	2/18/2015
115,000	0	44.46	2/17/2016
41,350	41,350	(10)	49.78	2/16/2017
0	75,000	(11)	51.04	2/22/2018
AOF Options	7,858	0	49.93	2/22/2012
49,067	0	51.02	2/22/2012
32,218	0	49.93	2/21/2013
9,954	0	51.02	2/21/2013
Restricted Stock	—	—
2006-08 EPP(12)	27,600	1,243,380
2007-09 EPP(15)	0	0
2008-10 EPP(15)	0	0

(1)	On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(2)	On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(3)	On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.

(4)	The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(5)	The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(6)	The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(7)	Represents the number of shares of stock that have not vested and that are not reported in Column 9 — “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of our common stock on January 2, 2009 (the last trading day of fiscal 2008).

(8)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards. The cycle for the 2007-09 EPP grants concludes on January 2, 2010 and the cycle for the 2008-10 EPP grants concludes on January 1, 2011. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Elements of Our Compensation Program.”

(9)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on January 2, 2009 (the last trading day of fiscal 2008). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(10)	These options vested on February 16, 2009.

(11)	50% of these options vested on February 22, 2009 and 50% vests on February 22, 2010.

(12)	Vested and paid out on or about February 17, 2009.

(13)	Vests on December 19, 2011.

(14)	11,000 shares vest on July 1, 2009; 15,000 shares vest on December 19, 2011.

(15)	In connection with his departure from Kellogg, Mr. Montie forfeited his outstanding awards under the 2007-2009 EPP and 2008-2010 EPP.

Option Exercises and Stock Vested Table

With respect to our NEOs, this table shows the stock options exercised by such officers during 2008 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value or recognized compensation expense disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). These options have been granted to the NEOs since 1998. Consequently, the value realized by the executives upon exercise of the options was actually earned over a period of up to 10 years. This table also shows the stock awards paid out under the 2005-2007 EPP. The 2005-2007 EPP cycle began on January 1, 2005 (first day of fiscal 2005) and concluded on December 29, 2007 (last day of fiscal 2007). Although the performance period ended on December 29, 2007, each NEO had to be actively employed by Kellogg on the date the awards were paid out (February 18, 2008) in order to receive the payout.

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting		Value Realized on
Name	Exercise (#)	Exercise ($)	(#)		Vesting ($)

David Mackay	0	0	60,200		3,114,146
John Bryant	2,719	1,795	47,600	(2)	2,401,472

Brad Davidson	25,784	71,457	21,400	(2)	998,822
Paul Norman	78,182	467,042	15,000		775,950

Tim Mobsby	110,554	1,620,625	11,400		589,722
Jeff Montie	39,308	179,822	52,700	(2)	2,659,154

(1)	Only reflects the payout of the 2005-2007 EPP awards in February 2008. Does not reflect the payout of 2006-2008 EPP awards. The 2006-2008 EPP cycle began on January 1, 2006 (first day of fiscal 2006) and concluded on January 3, 2009 (last day of fiscal 2008). Although the performance period ended on January 3, 2009, each NEO had to be actively employed by Kellogg on the date the awards were paid out (February 17, 2009) in order to receive the payout. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Long-Term Incentives — Executive Performance Plan — 2006-2008 EPP” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for additional information.

(2)	Includes restricted stock awards granted in 2005 to Mr. Bryant, Mr. Davidson and Mr. Montie which vested in 2008.

RETIREMENT AND NON-QUALIFIED DEFINED CONTRIBUTION
AND DEFERRED COMPENSATION PLANS

Pension Plans

The CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of employees.

U.S. Pension Plans.  Our U.S. pension plans are comprised of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the “U.S. Pension Plans”).

Below is an overview of our U.S. Pension Plans in which Mr. Mackay, Mr. Bryant, Mr. Davidson, Mr. Norman and Mr. Montie participate.

	U.S. Qualified Pension Plan	U.S. Non-Qualified Plans
Reason for Plan	Provide eligible employees with a competitive level of retirement benefits based on pay and years of service.	Provide eligible employees with a competitive level of retirement benefits by “restoring” the benefits limited by the Internal Revenue Code. Based on the formula used in the U.S. Pension Plan.
Eligibility	Salaried employees, including the CEO, CFO and other NEOs, and certain hourly and union employees.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who are 40 years of age or older or have 10 or more years of service.
Retirement Eligibility	Full Unreduced Benefit:

•   Normal retirement age 65

•   Age 55 with 30 or more years of service

•   Age 62 with 5 years of service

Reduced Benefit:

•   Age 55 with 20 years of service

• Any age with 30 years of service
Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) – (Social Security offset)
Pensionable Earnings	Includes only base pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.

Foreign Pension Plans.  Mr. Mobsby, who is based in Ireland, participates in the Irish Executive Pension Plan. There is no additional non-qualified pension plan as there is for U.S. executives, because applicable tax laws do not function in a way that would require us to “restore” benefits limited by the applicable tax laws. In order to become a participant in the Irish Executive Pension Plan, an executive must be nominated for participation and subsequently have his or her nomination approved by the Board of Trustees of the Irish Executive Pension Plan. The Board of Trustees is chaired by a Kellogg-nominated trustee and comprised of a combination of Kellogg- and member-nominated trustees.

The formula for the single life annuity benefit under the Irish Executive Pension Plan is 1.67% of the final average pay multiplied by the executive’s years of service. The final average pay amount is based on the average pay of the best three of the last ten years and includes only base salary and bonus and does not include any other compensation. Once an executive reaches 20 years of service, the years of service factor automatically increases to 40 years, at which point it is capped under applicable Irish law. Executives are eligible to retire and receive the full unreduced benefit at age 63. Executives who joined the Irish Executive Pension Plan prior to December 1, 1991 are eligible to retire and receive the full unreduced benefit at age 60, while executives who joined subsequent to that date must receive consent in order to retire between the ages of 60 and 65 before receiving the full unreduced benefit. Executives may retire and receive a reduced benefit upon reaching the age of 50, but must receive consent before receiving the reduced benefit. Mr. Mobsby also received pension benefits under the U.K. Executive Pension Plan. The benefits provided under the U.K. Executive Pension Plan mirror those provided under the Irish Executive Pension Plan. Consequently, Mr. Mobsby’s benefit shown in the Pension Benefits Table under the U.K. Executive Pension Plan is calculated in the same way.

Actuarial Present Value.  The estimated actuarial present value of the retirement benefit accrued through January 3, 2009 appears in the following table. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 6.09% for the U.S. Qualified Pension Plan, 6.34% for the U.S. Non-Qualified Pension Plan, 5.6% for the Irish Executive Pension Plan and 6.35% for the U.K. Executive Pension Plan. Benefits subject to lump-sum distributions in the US were determined using an interest rate of 3.84% and PBGC mortality assumptions for Mr. Mackay and an interest rate of 6.34% and current statutory mortality under the Pension Protection Act for Mr. Bryant, Mr. Davidson, Mr. Norman and Mr. Montie. Lump sum conversion factors in the UK and Ireland include a more complex mix of interest rate, mortality and the anticipated rate of future increases in pension benefits; these factors are plan-specific, determined by the Trustees on actuarial advice and apply equally to all plan members, differing by age only. For further information on our accounting for pension plans, refer to Note 9 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended January 3, 2009. The actuarial increase in 2008 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in the U.S. Pension Plans, Irish Executive Pension Plan and U.K. Executive Pension Plan). No payments were made to our NEOs under the U.S. Pension Plans, Irish Executive Pension Plan and U.K. Executive Pension Plan during 2008. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg, except that in 2003 Mr. Mackay (who is retirement-eligible) received additional years of credited service under the U.S. Pension Plans for retention purposes. Refer to “Employment Agreements.”

PENSION BENEFITS TABLE

		Number of
		Years	Present Value of
		Credited Service	Accumulated	Payments During
Name	Plan Name	(#)	Benefit ($)	Last Fiscal Year ($)
David Mackay(1)	U.S. Qualified Pension Plan	18	333,000
	Non-Qualified Plan (2004 and before)	14	1,804,000
	Non-Qualified Plan (2005 and after)	10	5,658,000
	TOTAL		7,795,000	0
John Bryant	U.S. Qualified Pension Plan	11	100,000
	Non-Qualified Plan (2004 and before)	7	140,000
	Non-Qualified Plan (2005 and after)	4	631,000
	TOTAL		871,000	0
Brad Davidson	U.S. Qualified Pension Plan	25	598,000
	Non-Qualified Plan (2004 and before)	21	518,000
	Non-Qualified Plan (2005 and after)	4	2,778,000
	TOTAL		3,894,000	0
Paul Norman	U.S. Qualified Pension Plan	22	416,000
	Non-Qualified Plan (2004 and before)	18	278,000
	Non-Qualified Plan (2005 and after)	4	1,591,000
	TOTAL		2,285,000	0
Tim Mobsby(2)	U.K. Executive Pension Plan	22	7,082,000
	Irish Executive Pension Plan	4	1,527,000
	TOTAL		8,609,000	0
Jeff Montie(3)	U.S. Qualified Pension Plan	21	179,000
	Non-Qualified Plan (2004 and before)	17	657,000
	Non-Qualified Plan (2005 and after)	12	2,737,000
	TOTAL		3,573,000	0

(1)	Mr. Mackay was granted 6 years of additional service credit in 2003 for retention purposes. This additional service credit increased the actuarial present value of his non-qualified pension benefit shown above by $1,996,007, however the additional service credit does not impact the qualified plan.

(2)	Mr. Mobsby is employed in Ireland and is paid in euro. In calculating the U.S. dollar equivalent for disclosure purposes, we calculated this value using the U.S. dollar equivalents of the ending balance of Mr. Mobsby’s pension benefit as of the last day of fiscal 2008 after converting this amount from euro to U.S. dollars with the conversion rates in effect for the last day of fiscal 2008. In last year’s proxy statement, Mr. Mobsby’s present value of accumulated benefit was reported as $9,782,000. The corrected value is $8,116,000. The present value was changed because a cost of living adjustment that only applies to UK benefits for service earned in 1997 and later years was mistakenly applied to his benefits earned before 1997.

(3)	The Number of Years of Credited Service and the Present Value of Accumulated Benefit for the Non-Qualified Plan (2005 and after) reflect the terms of Mr. Montie’s separation agreement. Under the agreement he is on a leave of absence from October 1, 2008 until June 2, 2016. At the end of the leave of absence, Mr. Montie is entitled to receive pension and retirement benefits under Kellogg’s plans as if he reached his earliest retirement age. The value of this benefit is $2,280,000.

Non-Qualified Deferred Compensation

We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our defined contribution plans are comprised of (1) the Savings & Investment Plan (which is a qualified plan available to substantially all salaried employees) and (2) the Restoration Savings & Investment

Plan (“Restoration Plan”), which is a non-qualified plan as described below. Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan to preserve certain distribution options previously available in the old Restoration Plan, but no longer allowed under IRS regulations on deferrals after January 1, 2005. Deferrals after January 1, 2005 are contributed to a new Restoration Plan, which complies with the new IRS regulations on distributions. Under these plans, employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg either as annual installments or as a lump sum, based on the distribution payment alternative elected under each plan. Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.

In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under this program, we match dollar for dollar up to 3% of eligible compensation (i.e., base salary plus annual incentive) which is deferred by employees, and 50% of the deferred compensation between 3% and 5% of eligible compensation deferred by employees. Accordingly, if employees contribute 5% of eligible compensation, we provide a matching contribution of 4% of eligible compensation. No Kellogg contributions are provided above 5% of eligible compensation deferred by employees. Kellogg contributions are immediately vested.

Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plan. The Restoration Plan allows us to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as other employees. All contributions to the Restoration Plan are invested in the Stable Income Fund, which was selected by Kellogg (and is one of the 11 investment choices available to employees participating in the Savings & Investment Plan). The Stable Income Fund has provided an interest rate of about 5% per year. As an unfunded plan, no money is actually invested in the Stable Income Fund; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.

The following table provides information with respect to our Restoration Plan for each NEO. This table excludes information with respect to our Savings & Investment Plan, which is a qualified plan available to all salaried Kellogg employees as described above. Because Mr. Mobsby is employed in Ireland and our Restoration Plan is governed by the laws of the United States, he does not participate in our Restoration Plan or similar plan in Ireland. In lieu of receiving this benefit, Mr. Mobsby participates in the KPlan described in “Compensation Discussion and Analysis — Elements of Our Compensation Program — The Kellogg Europe Trading Limited Employee Share Purchase Plan.”

	Executive		Aggregate	Aggregate	Aggregate
	Contributions in	Registrant	Earnings	Withdrawals/	Balance
	Last FY	Contributions in	in Last FY	Distributions	at Last FYE
Name	($)(1)	Last FY ($)(2)	($)(3)	($)	($)(4)(5)

David Mackay	455,677	121,514	119,992	0	2,872,468
John Bryant	70,881	56,705	29,828	0	714,755
Brad Davidson	58,232	46,585	32,305	0	761,265
Paul Norman	51,008	40,807	28,738	0	677,999
Tim Mobsby	0	0	0	0	0
Jeff Montie	180,399	60,133	57,508	0	1,398,307

(1)	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Amounts in this column are Kellogg matching contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Represents at-market/non-preferential earnings on the accumulated balance in 2008.

(4)	Aggregate balance as of January 3, 2009 is the total market value of the deferred compensation account, including executive contributions, Kellogg contributions and any earnings, including contributions and earnings from past fiscal years.

(5)	The amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated below:

	Fiscal Year	Reported Amounts ($)

David Mackay	2008	577,191
	2007	464,112
	2006	437,388
John Bryant	2008	127,585
	2007	98,842
	2006	97,555
Brad Davidson	2008	104,817
	2007	87,083
Paul Norman	2008	91,815
	2007	79,442
Tim Mobsby	2008	0
	2007	0
Jeff Montie	2008	240,531
	2007	186,667
	2006	195,609

EMPLOYMENT AGREEMENTS

Mr. Jenness.  Our letter agreements with Mr. Jenness outline the compensation and benefits to which he is entitled while serving as executive Chairman of the Board. The total amount of his compensation in 2008 is $630,000, which is comprised of cash and the same long-term incentives granted to non-employee Directors (2,100 shares of restricted stock and 5,000 stock options). Mr. Jenness received these equity grants on the same day the annual long-term incentives are granted to other employees of Kellogg. The stock options vest in the same manner as those received by other employees (50% on the first anniversary of the grant date, and 50% on the second anniversary of the grant date)). The shares of restricted stock vest immediately, but Mr. Jenness must hold the shares as long as he is a Kellogg employee or Director.

While serving as Chairman, Mr. Jenness remains eligible to participate in our life insurance, medical insurance, dental plan and savings and investment plan. He also remains entitled to receive the retiree medical insurance described in the letter agreement between him and Kellogg, dated December 20, 2004. Mr. Jenness is entitled to a lump sum pension benefit from Kellogg calculated as of January 1, 2008, which we refer to as the election date. The benefit is payable six months after the termination of his employment from Kellogg as a result of Section 409A of the Internal Revenue Code. In accordance with our Pension Plans, the pension benefit (stated as a single life annuity of $155,167) will be converted to a lump sum amount using the PBGC interest rate in effect in October 2007. The lump sum accrues interest at the 30-year treasury rate from the election date.

Working with Towers Perrin, the Board determined the total compensation amount for Mr. Jenness to be reasonable and competitive. If Mr. Jenness’ employment is terminated by us for cause (as defined in the agreement), he will forfeit all outstanding equity awards and will not be entitled to a pension payment.

Mr. Mackay.  Our letter agreements with Mr. Mackay provides that if his employment is terminated by Kellogg without cause, he would be entitled to take a leave of absence through August 16, 2010, during which he would be eligible to receive benefits under the Kellogg Company Severance Benefit Plan. Mr. Mackay will be eligible to retire at the end of the leave of absence and he would receive at that time benefits in accordance with the terms of the plans payable at the retirement of salaried retirees. He could also become entitled to such benefits upon certain terminations of his employment in connection with a change in control of Kellogg.

Mr. Bryant.  In December 2008, Mr. Bryant agreed to reduce certain benefits he would have received in the event of his termination from Kellogg. Mr. Bryant gave up a benefit that provided that if he were terminated by Kellogg without cause or were to leave Kellogg for good reason prior to his retirement date, he would receive pension benefits under these plans as if he had reached his earliest retirement age. Our retention agreement with Mr. Bryant provides that (a) Mr. Bryant’s pension benefits would be calculated based on the same formula applicable to most other senior executives; and (b) Mr. Bryant will be subject to non-compete and non-solicit obligations.

Mr. Mobsby.  Effective as of April 20, 2004, as part of a relocation and retention program intended to guarantee benefits otherwise available to management employees, we provided to Mr. Mobsby a summary of benefits, terms and conditions of his employment. The summary provides for minimum annual base salary and annual bonus, and other benefits customarily provided to management in Ireland such as life insurance of four times his annual base salary, participation in our stock option plan, European pension plans and the Kellogg Europe Trading Limited Employee Share Purchase Plan, vehicle allowance, benefits relating to private health care, sickness absence, paternity, notice period entitlements and paid vacation days.

Mr. Montie.  Mr. Montie ceased to be executive vice president and president, Kellogg International on August 11, 2008. Under an agreement with Mr. Montie, he is on a leave of absence during which he receives severance pay and benefits under the Kellogg Company Severance Benefit Plan and at the end of which he is entitled to receive certain pension and retirement benefits under the Company’s plans as if he reached his earliest retirement age. He also continued to vest in his 2006-2008 EPP award (which vested in February 2009), but forfeited his awards under the 2007-2009 EPP and 2008-2010 EPP. Mr. Montie is subject to restrictive covenants, including non-compete and non-solicit obligations and signed a release of claims.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of January 3, 2009 of the estimated benefits our executive officers would receive in these situations. Information regarding Mr. Montie is not presented in these tables, because he was no longer an executive officer of Kellogg at the end of the 2008 fiscal year. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Severance Benefits

If the employment of an executive (including the NEOs) is terminated without cause, then he or she will be entitled to receive benefits under the Kellogg Company Severance Benefit Plan. Benefits under this plan are not available if an executive is terminated for cause.

In the event we terminate the “at-will” employment of the NEOs for reasons other than cause, they would receive severance-related benefits under the Kellogg Company Severance Benefit Plan. The plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and company corporate performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the plan:

•	The executive is entitled to receive cash compensation equal to two times base salary and two times target annual incentive award, paid in installments over a two-year severance period.

•	The Company has the discretion to pay the executive an annual incentive award for the current year at the target level, prorated as of the date of termination.

•	Previously-granted stock option and restricted stock awards continue to vest during the two-year severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the severance plan unless the executive is eligible to retire at the time of his termination.

•	The executive is entitled to continue to participate in health, welfare and insurance benefits during the two-year severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not included in pensionable earnings.

•	The executive is entitled to receive outplacement assistance for 12 months following termination.

Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which may include non-compete, non-solicitation, non-disparagement and confidentiality provisions.

The following table presents the estimated separation benefits which we would have been required to pay to each NEO if his employment had been terminated as of January 3, 2009.

	Severance Pay
				Vesting of Unvested
	Cash Compensation			Equity Awards			Benefits		Other	Total
		Two Times	2008
		Target	Annual				Health and	Change to
	Two Times	Annual	Target	Stock	EPP	Restricted	Welfare	Retirement
	Base Salary	Incentives	Incentive(1)	Options(2)	Awards(3)	Stock(2)	Benefits(4)	Benefits(5)	Outplacement
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

David Mackay	2,300,000	3,335,000	1,667,500	0	8,095,485	0	70,000	3,232,000	50,000	18,749,985
John Bryant	1,600,000	1,573,333	786,667	0	1,117,240	1,576,750	70,000	(257,000)	50,000	6,516,990
Brad Davidson	1,300,000	996,667	498,333	0	513,570	1,126,250	70,000	(2,306,000)	50,000	2,248,820
Paul Norman	1,200,000	920,000	460,000	0	675,750	1,171,300	70,000	(1,362,000)	50,000	3,185,050
Tim Mobsby	1,503,480	1,052,436	526,218	0	513,570	0	290,000	(123,000)	50,000	3,812,704

(1)	Payable at our discretion.

(2)	Represents the intrinsic value of unvested stock options and restricted stock as of January 3, 2009, based on a stock price of $45.05.

(3)	For Mr. Mackay, who is the only retirement-eligible NEO, represents the value based on the actual number of shares paid out under the 2006-2008 EPP and the “target” number of shares under the 2007-2009 EPP and 2008-2010 EPP and, in each case, a stock price of $45.05. For all other NEOs, represents the value based on the actual number of shares paid out under the 2006-2008 EPP, which would be payable at our discretion, and a stock price of $45.05. Since the other NEOs are not retirement-eligible as of January 3, 2009, the 2007-2009 EPP and 2008-2010 EPP awards would be forfeited.

(4)	Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period. Of the $290,000 reported for Mr. Mobsby, $137,380 represents social taxes that would have to be paid to the tax authority in Ireland.

(5)	Represents both (a) the incremental value of retiree medical for Mr. Mackay only and (b) the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 3, 2009 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through January 3, 2009 appears in the Pension Benefits Table on page 47 of this proxy statement. For each NEO, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For Mr. Bryant, Mr. Davidson, Mr. Norman and Mr. Mobsby, the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon severance does not include early retirement subsidies that are assumed to be earned under the pension benefit calculated in the Pension Benefit Table.

On August 11, 2008, in connection with Mr. Montie’s departure from Kellogg, we entered into a separation agreement with Mr. Montie, and therefore, he is not included in the table above. Under the agreement, he is on a leave of absence during which he receives severance pay and benefits under the Kellogg Company Severance Benefit Plan equal to two years of base salary and two years of target bonus, to be paid in equal bi-weekly installments of $12,586 from October 1, 2008 until June 2, 2016, so long as he does not violate any of the restrictive covenants in the separation agreement, including a non-compete. At the end of the leave of absence, Mr. Montie is entitled to receive pension and retirement benefits under Kellogg’s plans as if he reached his earliest retirement age. The value of this benefit is $2,280,000. He also continued to vest in his 2006-2008 EPP award (which vested in February 2009), but has forfeited his awards under the 2007-2009 EPP and 2008-2010 EPP. During the term of his severance period, he and his eligible dependents will receive health and welfare benefits valued at $268,000, provided he does not become eligible for coverage under another employer’s plan. He also received a prorated target bonus for 2008 of $447,120. Mr. Montie is subject to restrictive covenants, including non-compete and non-solicit obligations and signed a release of claims.

Retirement, Disability and Death

Retirement.  In the event of retirement, an executive is entitled to receive (1) the benefits payable under our retirement plans and (2) accelerated vesting of unvested stock options, continued vesting of his or her awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and continued vesting of his or her restricted stock. We have the discretion to pay an executive an annual incentive award for the current year at the target level, prorated as of the date of retirement.

The following table presents the estimated benefits payable, based on retirement as of January 3, 2009, to those NEOs who were retirement eligible as of January 3, 2009, assuming they retired on that date. In addition to the benefits shown in this table, the NEOs would be entitled to their vested benefits under our retirement plans, which are described in the section of this proxy statement called “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Additional Benefits Upon Retirement(1)
Vesting of Unvested
	Cash Compensation		Equity Awards(3)			Total
2008
Annual
	Base	Target	Stock	EPP	Restricted
	Salary(2)	Incentive(3)	Options(4)	Awards(5)	Stock
	($)	($)	($)	($)	($)	($)

David Mackay	0	1,667,500	0	8,095,485	0	9,762,985

(1)	Information regarding Mr. Bryant, Mr. Davidson, Mr. Norman and Mr. Mobsby is not presented in this table because these individuals were not retirement eligible as of January 3, 2009. See the “Annual Incentive and Accelerated Vesting” column in the table under “— Death or Disability.”

(2)	Payable through retirement date only.

(3)	Payable at our discretion.

(4)	Represents the intrinsic value of unvested stock options as of January 3, 2009, based on a stock price of $45.05.

(5)	Valued based on the actual number of shares paid out under the 2006-2008 EPP and the “target” number of shares under the 2007-2009 EPP and 2008-2010 EPP and, in each case, a stock price of $45.05.

Death or Disability.  Upon the death or disability of an executive, the executive or his or her beneficiary would receive the benefits described in the Additional Benefits Upon Retirement table above (or, in the case of executives who were not retirement eligible as of January 3, 2009, the benefits described below).

In addition, in the event of an executive’s death, his beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan. However, for NEOs based in the U.S., the deceased executive’s retirement benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits. In the event of an executive’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement.

The following table presents the estimated benefits payable upon death or disability as of January 3, 2009.

	Additional Benefits Upon Death or Disability
	Annual
	Incentive
	and
	Accelerated				Adjustments Due to
	Vesting(1)	Adjustments Due to Death			Disability
		Life Insurance
		and Executive
		Survivor	Change to		Change to
		Income Plan	Retirement	Total for	Retirement	Total for
	Total	Benefits(2)	Benefits(3)	Death	Benefits(4)	Disability
	($)	($)	($)	($)	($)	($)

David Mackay	9,762,985	12,979,000	(2,395,000)	20,346,985	3,087,000	12,849,985
John Bryant	4,368,142	6,576,000	(348,000)	10,596,142	(257,000)	4,111,142
Brad Davidson	2,597,663	5,451,000	(2,564,000)	5,484,663	(2,306,000)	291,663
Paul Norman	2,784,580	4,716,000	(1,502,000)	5,998,580	(1,362,000)	1,422,580
Tim Mobsby	1,454,248	5,217,000	407,000	7,078,248	2,593,000	4,047,248

(1)	For Mr. Mackay, represents the amounts shown in the Additional Benefits Upon Retirement table. For Mr. Bryant, Mr. Davidson, Mr. Norman and Mr. Mobsby, represents the aggregate value of the 2008 Annual Target Incentive, the intrinsic value of unvested stock options (which would vest upon death or disability), the value of outstanding EPP awards (which would continue to vest following death or disability, be payable based on our actual performance during the relevant periods and be paid following the end of the performance periods) and the intrinsic value of restricted stock (which would continue to vest following death or disability).

(2)	Payment of death benefits for company-paid life insurance and Executive Survivor Income Plan.

(3)	Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 3, 2009 for each NEO associated with an NEOs retirement benefits being converted to a survivor annuity upon his death. The estimated actuarial present value of retirement benefit accrued through January 3, 2009 appears in the Pension Benefits Table on page 47 of this proxy statement. For the U.S. NEOs the Change to Retirement Benefits is negative because the benefits provided upon death do not include early retirement subsidies otherwise included in the estimate of retirement benefits. Also, the survivor annuity upon death is reduced to less than 50% of the benefit provided upon early or normal retirement.

(4)	For Mr. Mackay, represents both (a) the incremental value of retiree medical and (b) the increase to the estimated actuarial present value of retirement benefit accrued through January 3, 2009, based on the terms of his agreement. For Mr. Bryant, Mr. Davidson and Mr. Norman, the Change to Retirement Benefits is negative because the disability retirement payments begin at a later age (age 65) than early retirement benefits (age first eligible to receive an unreduced pension). The estimated actuarial present value of retirement benefit accrued through January 3, 2009 appears in the Pension Benefits Table on page 47 of this proxy statement.

Potential Change In Control Payments

We have arrangements with our NEOs that provide for benefits, which are only payable if a “change in control” occurs.

Our 2003 Long-Term Incentive Plan specifies the treatment of outstanding, unvested equity awards to employees including the NEOs upon the occurrence of a change of control (regardless of whether or not employment terminates). The severance and other benefits payable to Mr. Mackay and Mr. Bryant under their agreements are due only if (1) there is a change in control and (2) we terminate their employment unrelated to cause, or if they terminate their employment for good reason within three years following a change in control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, decrease in salary or target annual incentive percentage or meaningful change in location.

A “change in control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change in control” definition also includes an acquisition by a party of 20 or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund Family Trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.

The change-in-control related severance payments consist of the following:

Payments Triggered Upon a Change in Control.  Unvested stock options and restricted stock awards become immediately exercisable and payable upon the occurrence of a change in control and do not require termination of employment. EPP awards are payable in full at target level (or, at the discretion of the Compensation Committee, above the target level to the extent actual performance through the change in control has exceeded the target level), and are not subject to pro ration.

The following table shows the value of unvested equity awards as of January 3, 2009 for each executive listed below upon a change in control.

	Vesting of Unvested Equity Awards
	Stock Options(1)	EPP Awards(2)	Restricted Stock(1)	Total
	($)	($)	($)	($)

David Mackay	0	8,095,485	0	8,095,485
John Bryant	0	2,004,725	1,576,750	3,581,475
Brad Davidson	0	973,080	1,126,250	2,099,330
Paul Norman	0	1,153,280	1,171,300	2,324,580
Tim Mobsby	0	928,030	0	928,030

(1)	Represents the intrinsic value of unvested stock options and restricted stock as of January 3, 2009, based on a stock price of $45.05.

(2)	Valued based on the actual number of shares paid out under the 2006-2008 EPP and the “target” number of shares under the 2007-2009 EPP and the 2008-2010 EPP and, in each case, a stock price of $45.05.

Payments Triggered Upon a Termination Following a Change in Control.  In December 2008, the Board reduced the amount of severance payments which the NEOs would receive if they are terminated following a change in control. Cash severance is now payable in the amount of two times the current annual salary plus two times the highest annual incentive award earned or received during the three years before the change in control. Previously, the NEOs would have received three times base and annual incentive award (and three years of related benefits). In addition, executives are entitled to receive the annual incentive award for the current year at the higher of target or the actual formula-calculated award, prorated as of the date of termination. This amount is payable as a lump sum within 30 days after termination.

Additional retirement benefits would equal the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans. The executive will continue to participate in benefit plans for a two-year period following termination, and will also receive outplacement assistance.

These arrangements provide for “gross-up” payments to cover any U.S. federal excise taxes owed on change in control-related severance payments/benefits. The “gross-up” is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the “gross-up.” As a non-U.S. taxpayer, Mr. Mobsby does not receive this gross-up amount. In response to emerging trends in corporate governance, the arrangements were revised to provide that “gross-up” payments are only made if the change-in-control-related severance payments/benefits exceed 110% of the maximum change-in-control-related severance payments/benefits an executive could receive without any payments/benefits being subject to federal excise taxes (which is generally three times the average of five-years of an executive’s earnings as reported on the executive’s W-2).

The following table assumes that each executive is terminated after a change in control for reasons other than cause, retirement, disability or death. The unvested equity awards that vested upon the change in control, shown in the table immediately above, are also shown in the column “Vesting of Unvested Equity.” These values are estimated as of January 3, 2009.

												Estimated
												Payments
	Cash Compensation			Benefits			Other		Subtotal			Following CIC
	Two	Two	2008	Health	Change
	Times	Times	Annual	and	to	Other Benefits				Vesting of		Total If
	Base	Annual	Incentive	Welfare	Retirement	and			If Termination	Unvested	Excise Tax	Termination
	Salary	Incentive(1)	Payment	Benefits	Benefits(2)	Perquisites(3)	Relocation	Outplacement	Occurs	Equity	Gross-Up(4)	Occurs
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

David Mackay(5)	2,300,000	5,202,600	2,601,300	70,000	8,106,000	80,000	0	50,000	18,409,900	8,095,485	0	26,505,385
John Bryant	1,600,000	1,984,000	992,000	70,000	(2,000)	80,000	0	50,000	4,744,000	3,581,475	0	8,355,475
Brad Davidson	1,300,000	1,684,000	842,000	70,000	(1,875,000)	80,000	0	50,000	2,151,000	2,099,330	0	4,250,330
Paul Norman	1,200,000	1,344,000	672,000	70,000	(1,085,000)	80,000	0	50,000	2,331,000	2,324,580	0	4,655,580
Tim Mobsby	1,503,480	2,013,392	552,529	440,000	2,074,000	170,000	0	50,000	6,803,401	928,030	0	7,731,431

(1)	Represents two times the highest of the actual annual incentive awards earned or received for each of the three years from 2006 to 2008.

(2)	Represents both (a) the incremental value of retiree medical for Mr. Mackay only and (b) the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 3, 2009 for each NEO associated with terminating an NEO’s employment without cause following a change in control. The estimated actuarial present value of retirement benefit accrued through January 3, 2009 appears in the Pension Benefits Table on page 47 of this proxy statement. For each NEO, changes to retirement benefits upon change in control vary depending on age, service and pension formula at the time of termination. For each of Mr. Davidson and Mr. Norman, the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon change in control does not include early retirement benefits that are included in the value used on the Pension Benefits Table. Change in control pension benefits are also increased because of the additional two years of service provided by change in control.

(3)	Consists of Kellogg-paid death benefit, financial planning, physical exam and, for Mr. Mobsby, car allowance over a two-year period after a termination following a change in control.

(4)	The excise tax gross-up payment would apply to amounts triggered by the change of control (as shown in the Vesting of Unvested Equity table) and amounts triggered by an eligible termination following a change of control (as shown in the table above). Represents the estimated amount payable to the executive for taxes (excise and related income taxes) owed on severance-related benefits/payments following a change in control and termination of employment that occur on January 3, 2009. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the excise tax gross-up will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment. As a non-U.S. taxpayer, Mr. Mobsby does not receive this gross-up amount.

(5)	Consistent with the objectives of the change in control program, the largest single portion of the change in control-triggered benefit for Mr. Mackay is related to equity-based long-term incentives which have value determined by Kellogg’s stock price at the time of a transaction and hence are linked directly to Shareowner gains. In 2008, the Board also reduced the amount of pay continuance following a change in control from three years to two years of salary plus annual incentive award.

RELATED PERSON TRANSACTIONS

Policy For Evaluating Related Person Transactions.  The Board has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “Related Person Transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Nominating and Governance Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Nominating and Governance Committee has evaluated it or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the Nominating and Governance Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Governance Committee must determine that the transaction is fair and reasonable to Kellogg. The Nominating and Governance Committee periodically reports on its activities to the Board. The written policy relating to the Nominating and Governance Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Corporate Governance” link.

The related person transaction referred to under the heading “Related Person Transactions” below was approved by the disinterested members of the Board of Directors.

Related Person Transactions.  Refer to pages 8 and 9 of this proxy statement for a description of the Trust Transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information relating to securities authorized under our equity compensation plans as of January 3, 2009 (in millions, except exercise price data).

Number of
	Securities to be		Number of
	Issued upon	Weighted-average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
	and Rights	and Rights	Compensation Plans
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	25.8	$45	8.0
Equity compensation plans not approved by security holders	0.1	$27	0.6
Total	25.9	$45	8.6

Five plans (including one individual compensation arrangement) are considered “Equity compensation plans not approved by security holders”. The Kellogg Share Incentive Plan, which was adopted in 2002 and is available to most U.K. employees of specified Kellogg Company subsidiaries; a similar plan, which is available to employees in the Republic of Ireland; the Kellogg Company Executive Stock Purchase Plan, which was also adopted in 2002 and is available to selected senior level Kellogg employees; the Deferred Compensation Plan for Non-Employee Directors, which was adopted in 1986 and amended in 1993 and 2002; and a non-qualified stock option granted in 2000 to Mr. Jenness, when he had just been appointed a Kellogg director.

Under the Kellogg Share Incentive Plan, eligible U.K. employees may contribute up to 1,500 Pounds Sterling annually to the plan through payroll deductions. The trustees of the plan use those contributions to buy shares of our common stock at fair market value on the open market, with Kellogg matching those contributions on a 1:1 basis. Shares must be withdrawn from the plan when employees cease employment. Under current law, eligible employees generally receive certain income and other tax benefits if those shares are held in the plan for a specified number of years. A similar plan is also available to employees in the Republic of Ireland. As these plans are open market plans with no set overall maximum, no amounts for these plans are included in the above table. However, approximately 78,000 shares were purchased by eligible employees under the Kellogg Share Incentive Plan, the plan for the Republic of Ireland and other similar predecessor plans during 2008, with approximately an additional 78,000 shares being provided as matched shares.

Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may elect to defer all or part of their compensation (other than expense reimbursement) into units which are credited to their accounts. The units have a value equal to the fair market value of a share of our common stock on the appropriate date, with dividend equivalents being earned on the whole units in non-employee Directors’ accounts. Units may be paid in either cash or shares of our common stock, either in a lump sum or in up to ten annual installments, with the payments to begin as soon as practicable after the non-employee Director’s service as a Director terminates. No more than 150,000 shares are authorized for use under this plan, of which approximately 11,000 had been issued as of January 3, 2009. Because Directors may elect, and are likely to elect, a distribution of cash rather than shares, the contingently issuable shares are not included in column (a) of the table above.

When Mr. Jenness joined Kellogg as a director in 2000, he was granted a non-qualified stock option to purchase 300,000 shares of our common stock. In connection with this option, which was to vest over three annual installments, he agreed to devote 50% of his working time to consulting with Kellogg, with further vesting to immediately stop if he was no longer willing to devote such amount of time to consulting with Kellogg or if Kellogg decided that it no longer wished to receive such services. During 2001, Kellogg and Mr. Jenness agreed to terminate the consulting relationship, which immediately terminated the unvested 200,000 shares.

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2009. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2008. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KELLOGG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.  The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $4.8 million in 2008 and $5.4 million in 2007.

Audit-Related Fees.  The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, which were not included in “Audit Fees” above was approximately $0.5 million in 2008 and $0.6 million in 2007. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.

Tax Fees.  The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $2.0 million in 2008 and $2.0 million in 2007. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice and expatriate and executive tax services, with over $0.7 million being spent for tax compliance in 2008 and over $0.9 million being for tax compliance in 2007.

All Other Fees.  The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2008 and 2007.

Preapproval Policies and Procedures

The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.

All of the services described above for 2008 and 2007 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of five independent directors (as defined by the New York Stock Exchange Listing Standards), met 6 times in 2008 and operates under a written charter last amended by the Board in February 2008, which is posted on our website at

http://investor.kelloggs.com/governance.cfm. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process and the independence and performance of our internal and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2008 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.

The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board AU Section 380 — Communication with Audit Committees.

The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.

The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also meets privately with the independent registered public accounting firm, General Counsel, Corporate Controller and Vice President of Internal Audit at each in-person meeting.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2009, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2009 fiscal year.

AUDIT COMMITTEE

John Dillon, Chair
Don Knauss
Rogelio Rebolledo
Robert Steele
Dr. John Zabriskie

PROPOSAL 3 — APPROVAL OF THE KELLOGG COMPANY 2009 LONG-TERM INCENTIVE PLAN

On February 20, 2009, the Board of Directors adopted the Kellogg Company 2009 Long-Term Incentive Plan (the “2009 Plan”) subject to approval by the Shareowners at the 2009 Annual Meeting.

The shares reserved for use under Kellogg’s current incentive plan, the 2003 Long Term Incentive Plan (the “2003 Plan,” and together with the 2009 Plan, the “Plans”) are expected to be fully utilized by 2009 and the Board believes that the 2009 Plan is necessary because it will enable Kellogg to attract, retain, and motivate employees and officers and to align the interests of those individuals and our Shareowners. If approved, the 2009 Plan will replace the 2003 Plan, and the 2003 Plan will remain in existence solely for the purpose of addressing the rights of holders of existing awards already granted under the 2003 Plan. Kellogg does not anticipate granting any new awards under the 2003 Plan between January 3, 2009 and the date of the annual meeting, except that through February 2009 Kellogg granted 3,805,730 options, with an exercise price of $40.17 per share and a 10-year term, and 30,700 shares of restricted stock. Although 2,318,564 shares are available for grant under the 2003 Plan as of the record date of the annual meeting, no new awards will be granted under the 2003 Plan following Shareowner approval of the 2009 Plan.

If approved by our Shareowners, a total of 27 million shares of our common stock (“common stock”) will be initially reserved for issuance under the 2009 Plan, which represents approximately 7.1% of Kellogg’s outstanding shares as of the record date of the annual meeting. As of the record date for the annual meeting, Kellogg had 29,461,421 shares underlying outstanding stock options, with a weighted average exercise price of $44.22 and a weighted average remaining contractual term of 6.2 years, 352,236 shares of outstanding restricted stock, and 557,800 shares underlying outstanding long-term performance-based awards (including 192,800 shares underlying the Performance Share Units granted on February 20, 2009 under the 2009 Plan as discussed below). Under the 2009 Plan, Kellogg may not make grants of stock options and SARs with terms of more than 10 years.

A summary of the basic features of the 2009 Plan is set forth below including a prohibition on repricing and reloads, a limit on full value shares and a pro-shareowner share counting provision. The summary is subject to the specific provisions contained in the full text of the 2009 Plan set forth in Appendix A to this proxy statement.

Purpose

The 2009 Plan is consistent in substance with the 2003 Plan and will allow Kellogg to continue to provide for incentive stock options, non-statutory stock options, stock appreciation rights, and performance-based and other awards. The purpose of the 2009 Plan, like the 2003 Plan, is to further and promote the interests of Kellogg and its Shareowners by enabling Kellogg to attract, retain, and motivate employees, officers and directors (or those who will become employees, officers and directors) and to align the interests of those individuals and our Shareowners. To do this, the 2009 Plan offers performance-based incentive awards and equity-based opportunities providing such employees, officers and directors with a proprietary interest in maximizing the growth, profitability, and overall success of Kellogg.

Plan Term

The 2009 Plan will be effective on February 20, 2009, the date of its adoption by the Board, subject to Shareowner approval at the annual meeting. No new awards may be granted under the 2009 Plan after February 19, 2019. However, the term and exercise of awards granted before then may extend beyond that date. The Board may terminate the 2009 Plan at any time with respect to all awards that have not been granted.

Administration

The 2009 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is currently composed of only non-employee directors. Each member of the Committee is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and an “independent director” as defined under Section 303A of the Listed Company Manual of the New York Stock Exchange. Under the terms of the 2009 Plan, the Committee has the authority to select the participants, make awards in such amounts and form as the Committee shall determine, impose restrictions, terms, and conditions upon such awards as the Committee shall deem appropriate and correct any technical defects or omissions in the 2009 Plan or any award agreement. The Committee may designate persons other than members of the Committee to carry out the day-to-day administration of the 2009 Plan. In addition, the Committee may, in its sole discretion, delegate its authority to one or more senior executive officers of

Kellogg for the purpose of making awards to participants who are not subject to Section 16 of the Exchange Act, but no officer of Kellogg may grant awards to himself or herself.

Eligibility

Employees, officers and directors or those who will become employees, officers or directors of Kellogg and/or its subsidiaries are eligible to receive awards under the 2009 Plan. Awards under the 2009 Plan will be made by the Committee or by a senior executive officer who has been delegated authority to grant awards to participants who are not subject to Section 16 of the Exchange Act. Except for the Performance Share Unit awards to Kellogg’s executive officers and other key executives discussed below, no determination has been made as to awards that may be granted under the 2009 Plan, although it is anticipated that recipients of awards will include the current executive officers of Kellogg. Currently, Kellogg and its subsidiaries have approximately 2,950 employees and officers eligible to participate in the 2009 Plan.

During 2006, 2007, and 2008, we made awards to an average of 2,615 employees per year, covering an average of approximately 4,671,100 shares per year under our 2003 Plan. However, these awards are not necessarily indicative of the number of participants or the number of awards that might be made under the proposed 2009 Plan.

Shares Authorized; Share Limitations

The maximum number of shares of Kellogg Company common stock for which awards may be granted under the 2009 Plan may not exceed the total of (a) 27 million shares; plus (b) the total number of shares as to which awards granted under the Kellogg Company 2001 Long-Term Incentive Plan, the 2003 Plan or the 2009 Plan expire or lapse or are forfeited, surrendered, cancelled, terminated or settled in cash in lieu of common stock (the “Additional Shares”).

Subject to adjustment pursuant to the terms of the 2009 Plan, (1) no participant may receive awards of stock options or SARs exceeding 2 million shares in any calendar year; (2) no more than 1 million shares may be paid in any calendar year in respect of Performance Share Units, performance-based Restricted Shares and performance-based Restricted Share Units to any individual participant; (3) the maximum cash amount payable under any Performance Unit intended to be performance-based compensation to any participant for any calendar year is $10 million; and (4) the maximum number of shares that may be issued pursuant to the grant of awards under the 2009 Plan (other than stock options and SARs) is 5,000,000. The limits on the numbers of shares described in this paragraph and the number of shares subject to any award under the 2009 Plan are subject to proportional adjustment, to reflect certain stock changes, such as stock dividends and stock splits.

Shares of common stock that, as of the effective date of the 2009 Plan, have not been issued under the 2001 Long-Term Incentive Plan and the 2003 Plan (together, the “Old Plans”) and are not covered by outstanding awards under the Old Plans shall not be available for Awards under the 2009 Plan. Shares will not be added to the maximum share limitations under the 2009 Plan if: the shares are offered as payment of the exercise price of an option; the shares are withheld by Kellogg to satisfy the tax withholding obligation; the shares are repurchased on the open market with proceeds of an option exercise; or the shares are covered by an exercised SAR, regardless of whether shares of common stock are actually issued by the exercise, which are considered issued or transferred in accordance with the 2009 Plan.

Section 162(m)

Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to its Chief Executive Officer and the three other most highly compensated officers other than the principal financial officer. However, “qualified performance-based compensation” is not subject to the $1,000,000 deduction limit. Awards under the 2009 Plan are designed to qualify as qualified performance-based compensation, by satisfying the following requirements: (1) the performance goals are determined by the Committee consisting solely of outside directors; (2) the material terms under which the compensation is to be paid, including examples of the performance goals, are approved by a majority of Kellogg Company Shareowners; and (3) if applicable, the Committee certifies that the applicable performance goals and any other material terms were satisfied before payment of any performance-based compensation is made.

Awards

All awards are expected to be evidenced by an award agreement between Kellogg and the individual participant and approved by the Committee. In the discretion of the Committee, an eligible employee may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible employee.

Types of awards under the 2009 Plan include:

Stock Options — The Committee may grant Incentive Stock Options or Non-Qualified Stock Options (collectively referred to as “stock options”). An Incentive Stock Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. A Non-Qualified Stock Option is any other stock option granted by the Committee that is not specifically designated as an Incentive Stock Option. The exercise price of stock options shall be determined by the Committee, but in no event shall the exercise price be less than 100% of the closing price of Kellogg’s common stock on the grant date. The term of each stock option shall be determined by the Committee; provided, however, that the term of stock options shall not exceed 10 years. Options may be exercised in whole or in part, and the option price may be paid (1) by cash, certified check, bank draft, electronic transfer, or money order payable to the order of Kellogg, (2) if permitted by the Committee in its sole discretion, by surrendering (or attesting to the ownership of) shares of common stock already owned by the participant, (3) pursuant to a net exercise arrangement, or (4) if permitted by the Committee (in its sole discretion) and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment, some other form of payment acceptable to the Committee. Special provisions apply to stock options granted to 10% or greater Shareowners. No Stock Options granted under the 2009 plan may contain any reload provisions, entitling the option holder to additional options upon the exercise of existing options.

Stock Appreciation Rights — Stock Appreciation Rights (or “SARs”) represent a right to receive a payment, in cash, shares of Kellogg’s common stock, Restricted Shares (as described below) or a combination thereof, equal to the excess of the fair market value of a specified number of shares of Kellogg common stock on the date the SAR is exercised over the fair market value of such shares on the date the SAR was granted. SARs may be exercised in accordance with the terms established by the Committee. The term of a SAR shall not exceed 10 years from the grant date.

Restricted Shares and Restricted Share Units — A Restricted Share is an award of common stock granted to a participant, subject to such restrictions, terms and conditions as the Committee deems appropriate, including (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such shares, (b) the requirement that the Participant deposit such shares with Kellogg while such shares are subject to such restrictions, and (c) the requirement that such shares be forfeited upon termination of employment for specified reasons within a specified period of time or for other reasons (including, without limitation, the failure to achieve designated performance goals). Upon lapse of the restrictions, Restricted Shares may be exchanged for unrestricted shares of common stock. A grant of Restricted Share Units is a notional award of shares of common stock which entitle the participant to a number of unrestricted shares of common stock equal to (or a cash amount equal in value to such number of unrestricted shares of common stock) the number of Restricted Share Units upon the lapse of similar restrictions, terms and conditions. A participant holding Restricted Shares shall have all the rights of a Share Owner of such shares (except as such rights may be limited by the Committee). Restrictions on Restricted Shares and Restricted Share Units may be performance-based.

Performance Units and Performance Share Units — A grant of Performance Units is a notional award of units (with each unit representing such monetary amount as designated by the Committee) granted to a participant, subject to such terms as the Committee deems appropriate, including the requirement that the participant forfeit such units (or a portion thereof) if certain performance criteria are not met. A grant of Performance Share Units is an award of actual or notional shares of common stock which entitle the participant to a number of shares of common stock equal to the number of Performance Share Units upon achievement of specified performance goals and such other terms and conditions as the Committee deems appropriate. Participants receiving a grant of Performance Units and Performance Share Units will be entitled to payment in respect of such awards if Kellogg and/or the participant achieves certain performance goals during and in respect of a designated performance period. In setting performance goals, the Committee may use such measures as:

•	net sales;

•	net income;

•	market price per share;

•	earnings per share;

•	return on equity;

•	return on capital employed;

•	return on invested capital;

•	cash flow;

•	discounted cash flow;

•	cumulative cash flow;

•	operating profit;

•	gross or pre-tax profits;

•	post-tax profits;

•	gross or net margins;

•	consolidated net income;

•	unit sales volume;

•	economic value added;

•	costs or cost reduction initiatives;

•	production;

•	unit production volume;

•	improvements in financial ratings;

•	regulatory compliance;

•	achievement of balance sheet or income statement objectives;

•	market or category share;

•	organizational objectives (including diversity, safety and K-values);

•	productivity initiatives;

•	acquisition integration;

•	total return to shareowners (including both the market value of Kellogg’s stock and dividends thereon); or

•	any other performance measure the Committee deems appropriate.

Performance goals may be absolute or relative and may be expressed in terms of a progression within a specified range. The payout of any such award to certain participants may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the discretion of the Committee.

New Plan Benefits

Except for the Performance Share Units granted to Kellogg’s executive officers and other key executives that are described below, no plans have been made for the grant of future awards to any other employees or consultants under the 2009 Plan, and future awards that may be made under the 2009 Plan are not determinable at this time. The closing price per share of Kellogg Company common stock as reported on the New York Stock Exchange on February 20, 2009 was $40.17.

At its meeting on February 20, 2009, the Board (and the independent members of the Board with respect to Mr. Mackay) granted, subject to the approval of the 2009 Plan by the Shareowners, Performance Share Units to each of Kellogg’s current named executive officers and certain other officers (the “2009-2011 EPP Awards”), that will be earned only if Kellogg achieves cost reductions and that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. If this Proposal is not adopted, the 2009-2011 EPP Awards will not be valid and the Compensation Committee will consider what course of action to follow with respect to the 2009-2011 EPP Awards and future grant of performance-based awards under the Plans. Information regarding the 2009-2011 EPP Awards is set forth in the table below.

Kellogg Company 2009 Long-Term Incentive Plan

	Number of	Number of	Dollar Value	Dollar Value
	Awards	Awards	of Awards	of Awards
	Target	Maximum	Target	Maximum
Name and Position	(#)	(#)	($)	($)

David Mackay	34,500	69,000	$1,385,865	$2,771,730
John Bryant	16,100	32,200	$646,737	$1,293,474
Brad Davidson	8,300	16,600	$333,411	$666,822
Paul Norman	6,200	12,400	$249,054	$498,108
Tim Mobsby	4,100	8,200	$164,697	$329,394
Jeff Montie	0	0	0	0
Executive Group	125,700	251,400	$5,049,369	$10,098,738
Non-Executive Director Group	0	0	$0	$0
Non-Executive Officer Employee Group	67,100	134,200	$2,695,407	$5,390,814

Dividends and Dividend Equivalents.

The Committee may provide that awards denominated in stock (other than stock options, SARs and unvested Performance Share Units, performance-based Restricted Shares and performance-based Restricted Share Units) earn dividends or dividend equivalents. At the same time that dividends are paid to holders of Kellogg common stock, dividends or dividend equivalents may be paid in cash or shares of common stock or may be credited to an account that the Committee establishes in the name of the participant, to be paid at such time or times as determined by the Committee and as specified in the terms of the applicable award grant. The Committee may also impose other restrictions on the crediting of dividends or dividend equivalents, such as requiring reinvestment in additional shares or share equivalents. Any stock dividends paid to Shareowners shall, in respect of Restricted Shares (or Restricted Share Units, if the Committee grants dividend equivalents in a participant’s award agreement) shall be treated as additional Restricted Shares (or Restricted Share Units).

Repricing Prohibited

Except as set forth in Section 13 of the 2009 Plan (pertaining to changes in capitalization and other matters), the Board may not, among other things, increase the number of shares available for awards, revise the exercise price of any outstanding stock option or SAR, cancel outstanding stock options or SARs or repurchase stock options or SARs in exchange for cash, other awards, or stock options or SARs with an exercise price lower than that of the original stock options or SARs, without Shareowner approval.

Change in Control or Other Cash-Out

If there is a “Change in Control” of Kellogg (as defined in Section 14 of the 2009 Plan), in order to preserve the participants’ rights the following shall occur: (a) all stock options and SARs become fully vested and exercisable; (b) all restrictions on Restricted Shares shall be deemed lapsed and all Restricted Share Units shall become fully vested and payable; and (c) the performance criteria for all Performance Units, Performance Share Units, performance-based Restricted Shares and performance-based Restricted Share Units shall be considered earned and payable in full. In addition, the Committee shall have the authority to otherwise require that the holder surrender any stock option and SAR for cancellation by Kellogg, with the holder being entitled to receive a cash payment.

Matters relating to the 2009 Plan and its Amendment, Suspension and/or Termination

No Awards may be granted after February 19, 2019. The Board may suspend or terminate the 2009 Plan (or any portion thereof) at any time, and may amend the 2009 Plan at any time and from time to time in such respects as the Board may deem advisable to ensure that any and all awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit Kellogg or the participants to benefit from any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of Kellogg. However, no such amendment, suspension, or termination shall materially adversely affect the rights of any participant and the Board may not make any change that would disqualify the 2009 Plan or any other plan of Kellogg from the benefits provided under Section 422 of the Code.

Non-transferability of Awards

Awards granted under the 2009 Plan generally will not be transferable, except by will and the laws of descent and distribution. However, the Committee may from time to time permit Awards to be transferable to “family members” (within the meaning of the General Instructions to Form S-8) subject to such terms and conditions as the Committee may impose and applicable law. No award, however, may be transferred for value as defined in the general instructions to Form S-8.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options, SARs, Performance Units, Performance Share Units, Restricted Shares, Restricted Share Units and supplemental cash payments. These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. The discussion does not address the state, local, or foreign income tax rules relevant to stock options, stock appreciation rights, performance awards, restricted stock, and supplemental cash payments. Employees are urged to consult their personal tax advisors with respect to the federal, state, local, and foreign tax consequences relating to stock options, appreciation rights, performance awards, restricted stock, and supplemental cash payments.

Incentive Stock Options.  A participant who is granted an Incentive Stock Option recognizes no income upon grant or exercise of the option. However, the excess of the fair market value of Kellogg shares on the date of exercise over the option exercise price is an item includible in the optionee’s alternative minimum taxable income. The IRS may require the optionee to pay an alternative minimum tax even though the optionee receives no cash upon exercise of the Incentive Stock Option that the optionee can use to pay such tax.

If an optionee holds the common stock acquired upon exercise of the Incentive Stock Option for at least two years from the date of grant and at least one year following exercise (the “Statutory Holding Periods”), the IRS taxes the optionee’s gain, if any, upon a subsequent disposition of such common stock, as capital gain. If an optionee disposes of common stock acquired through the exercise of an Incentive Stock Option before satisfying the Statutory Holding Periods (a “Disqualifying Disposition”), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income generally equals the excess of (1) the lesser of the amount realized on disposition or the fair market value of the common stock on the exercise date over (2) the exercise price. This income is subject to income (but not employment) tax withholding. The balance of the gain that the optionee realizes on such a disposition, if any, is long-term or short-term capital gain depending on whether the common stock has been held for more than one year following exercise of the Incentive Stock Option.

Special rules apply for determining an optionee’s tax basis in and holding period for common stock acquired upon the exercise of an Incentive Stock Option if the optionee pays the exercise price of the Incentive Stock Option in whole or in part with previously owned Kellogg shares. Under these rules, the optionee does not recognize any income or loss from delivery of shares of common stock (other than shares previously acquired through the exercise of an Incentive Stock Option and not held for the Statutory Holding Periods) in payment of the exercise price. The optionee’s tax basis in and holding period for the newly-acquired shares of common stock will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s tax basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly-acquired shares) and the optionee’s holding period will begin on the date such shares are transferred. Under regulations, any Disqualifying Disposition is deemed made from shares with the lowest basis first.

If any optionee pays the exercise price of an Incentive Stock Option in whole or in part with previously-owned shares that were acquired upon the exercise of an Incentive Stock Option and that have not been held for the Statutory Holding Periods, the optionee will recognize compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions.

We are not entitled to any deduction with respect to the grant or exercise of an Incentive Stock Option or the optionee’s subsequent disposition of the shares acquired if the optionee satisfies the Statutory Holding Periods. If these holding periods are not satisfied, we are generally entitled to a deduction in the year the optionee disposes of the common stock in an amount equal to the optionee’s compensation income.

Non-Qualified Stock Options.  A participant who is granted a non-qualified stock option recognizes no income upon grant of the option. At the time of exercise, however, the optionee recognizes compensation income equal to the difference between the exercise price and the fair market value of the Kellogg shares received on the date of exercise. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the compensation income that the optionee recognizes.

When an optionee disposes of common stock received upon the exercise of a non-statutory stock option, the optionee will recognize capital gain or loss equal to the difference between the sales proceeds received and the optionee’s basis in the stock sold. We will not receive a deduction for any capital gain recognized by the optionee.

If an optionee pays the exercise price for a non-statutory option entirely in cash, the optionee’s tax basis in the common stock received equals the stock’s fair market value on the exercise date, and the optionee’s holding period begins on the day after the exercise date. If however, an optionee pays the exercise price of a non-statutory option in whole or in part with previously-owned shares of common stock, then the optionee’s tax basis in and holding period for the newly-acquired shares will be determined as follows: as to a number of newly acquired shares equal to the previously-owned shares delivered, the optionee’s basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will equal the share’s value on the exercise date, and the optionee’s holding period will begin on the day after the exercise date.

Tax Treatment of Capital Gains.  The maximum federal income tax rate applied to capital gains realized on a taxable disposition of common stock a participant holds as a capital asset will be (1) 15% if such common stock is held by the participant for more than 12 months and (2) the rate that applies to ordinary income (i.e., a graduated rate up to a maximum of 35%) if the participant holds the common stock for no more than 12 months.

SARs.  A participant who is granted an SAR recognizes no income upon grant of the SAR. At the time of exercise, however, the participant recognizes compensation income equal to any cash received and the fair market value of any

Kellogg common stock received. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Restricted Shares.  Restricted Shares are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. A participant to whom we grant Restricted Shares may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the date of receipt, resulting in the IRS taxing any future appreciation (or depreciation) in the value of the shares of common stock that we grant as capital gain (or loss) upon a subsequent sale of the shares. Such an election must be made within 30 days of the date that we grant the Restricted Shares.

However, if a participant does not make a Section 83(b) Election, then the grant shall be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless the participant makes a Section 83(b) Election, any dividends that we pay on common stock subject to the restrictions constitutes compensation income to the participant and compensation expense to us. Any compensation income the participant recognizes from a grant of Restricted Shares is subject to income and employment tax withholding. We are generally entitled to an income tax deduction for any compensation income taxed to the participant.

Performance Units, Performance Share Units and Restricted Share Units.  The grant of a Performance Unit, Performance Share Unit or Restricted Share Unit does not generate taxable income to a participant or an income tax deduction to us. Any cash and the fair market value of any Kellogg common stock received as payment in respect of a Performance Unit, Performance Share Unit or Restricted Share Unit will constitute ordinary income to the participant. The participant’s income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Payment of Withholding Taxes.  We have the right to withhold or require a participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2009 Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit the participant to satisfy a tax withholding requirement by delivering shares of Kellogg common stock that the participant previously owned or directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or the lapse of a period of restriction, to satisfy such requirement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE
KELLOGG COMPANY 2009 LONG-TERM INCENTIVE PLAN.

PROPOSAL 4 — APPROVAL OF THE KELLOGG COMPANY 2009 NON-EMPLOYEE DIRECTOR
STOCK PLAN

The Board of Directors adopted the Kellogg Company 2009 Non-Employee Director Stock Plan (the “2009 Director Stock Plan”) on February 20, 2009, subject to approval by the shareowners at the Annual Meeting.

The Kellogg Company 2000 Non-Employee Director Stock Plan (the “2000 Plan,” and together with the 2009 Director Stock Plan, the “Director Stock Plans”) expires in February 2010, and as such the Board of Directors believes that the 2009 Director Stock Plan is necessary because it believes that the ownership of common stock by directors supports the maximization of long-term shareowner value by aligning the interests of directors with those of shareowners. If approved, the 2009 Director Stock Plan will replace the 2000 Plan, and the 2000 Plan will remain in existence solely for the purpose of addressing the rights of holders of existing awards already granted under the 2000 Plan. Kellogg does not anticipate granting any new awards under the 2000 Plan between January 3, 2009 and the date of the annual meeting as it suspended the automatic grant of stock options to have been made on January 31, 2009. Although 348,215 shares remain available for grant under the 2000 Plan as of the record date of the Annual Meeting, no new awards will be granted under the 2000 Plan following Shareowner approval of the Director Stock Plan.

If approved by our Shareowners, a total of 500,000 shares of our common stock will be initially reserved for issuance under the 2009 Director Stock Plan, which represents approximately 0.1% of Kellogg’s outstanding shares as of the record date of the Annual Meeting. See Proposal 3 above for additional information about our outstanding stock options, restricted stock and other awards.

A summary of the 2009 Director Stock Plan is set forth below. The summary is qualified in its entirety by the full text of the 2009 Director Stock Plan, attached to this Proxy Statement as Appendix B.

Purpose

The 2009 Director Stock Plan will allow Kellogg to continue to provide its non-employee Directors equity awards. The purpose of the 2009 Director Stock Plan, like the 2000 Plan, is to promote the long-term growth of Kellogg Company by increasing the proprietary interest of non-employee Directors in Kellogg Company and to attract and retain highly qualified and capable non-employee Directors. Unlike the 2000 Plan, the 2009 Director Stock Plan will not allow for an annual grant of stock options — only awards of shares of common stock. The Board recently eliminated options for Directors. This change was made in light of emerging trends in corporate governance relating to director compensation.

Plan Term

The 2009 Director Stock Plan will be effective on February 20, 2009, the date of its adoption by the Board, subject to Shareowner approval at the annual meeting. No new awards may be granted under the 2009 Director Stock Plan after February 19, 2019. However, the term of awards granted before then may extend beyond that date.

Shares Subject to the 2009 Director Stock Plan

Subject to adjustment as provided in Section 9 of the 2009 Director Stock Plan (pertaining to changes in capitalization and other matters), the aggregate number of shares available for all grants of awards of shares under the 2009 Director Stock Plan shall not exceed 500,000, plus the total number of shares as to which awards granted under the 2000 Plan or the 2009 Director Stock Plan expire or lapse or are forfeited, surrendered, cancelled, terminated or settled in cash in lieu of common stock.

Administration of the 2009 Director Stock Plan

The 2009 Director Stock Plan will be administered by the Nominating and Governance Committee of the Board (the “Committee”). The Committee is currently composed of only non-employee Directors. Each member of the Committee is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under Section 303A of the Listed Company Manual of the New York Stock Exchange. The Board may amend, suspend or terminate the 2009 Director Stock Plan at any time, but the terms of an award granted under the 2009 Director Stock Plan may not be adversely modified without the participant’s consent.

Stock Grants

Annual Share Grants.  Each year during the term of the 2009 Director Stock Plan, beginning in 2009, an annual award of shares or restricted shares will be made to each non-employee Director on the second business day following the earlier of (a) Kellogg’s announcement by press release or other widely disseminated means of its results of operations for the first fiscal quarter of Kellogg, or (b) Kellogg’s filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for the first fiscal quarter of Kellogg. The number of shares granted pursuant to each annual award will be determined by the Committee, and the Committee will also have the authority under the 2009 Director Stock Plan to change the timing of the annual awards.

Non-employee Directors first elected or appointed to the Board at any time other than the Annual Meeting of Shareowners will receive an initial award on the date on which that person first begins to serve as a non-employee Director equal to the most recently granted annual award, pro-rated based upon the number of days remaining until the next Annual Meeting of Shareowners divided by 365.

Other Share Grants.  The Committee may make other grants of shares or restricted shares to non-employee Directors at such times and subject to such terms and conditions as it may determine in its sole discretion.

Options

No options will be granted under the 2009 Director Stock Plan.

Change in Control

If there is a “Change in Control” of Kellogg (as defined in Section 9.4 of the 2009 Director Stock Plan), in order to preserve the non-employee Directors’ rights, then all restricted shares outstanding shall become fully vested.

U.S. Federal Income Tax Consequences

Restricted Shares.  Restricted shares are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. A participant to whom we grant restricted shares may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the date of receipt, resulting in the IRS taxing any future appreciation (or depreciation) in the value of the shares of common stock that we grant as capital gain (or loss) upon a subsequent sale of the shares. Such an election must be made within 30 days of the date that we grant the restricted shares.

However, if a participant does not make a Section 83(b) Election, then the grant shall be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless the participant makes a Section 83(b) Election, any dividends that we pay on common stock subject to the restrictions constitutes compensation income to the participant and compensation expense to us. Any compensation income the participant recognizes from a grant of restricted shares is subject to income and employment tax withholding. We are generally entitled to an income tax deduction for any compensation income taxed to the participant.

New Plan Benefits

There are currently 10 non-employee Directors who will each receive shares of common stock every fiscal year, beginning in 2009. As of the date of this proxy statement, no plans have been made for the grant of future awards to any non-employee Director under the 2009 Director Stock Plan, and future awards that may be made under the 2009 Director Stock Plan are not determinable at this time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE
KELLOGG COMPANY 2009 NON-EMPLOYEE DIRECTOR STOCK PLAN.

PROPOSAL 5 — SHAREOWNER PROPOSAL RELATING TO MAJORITY VOTING

We expect the following proposal (Proposal 5 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied upon request.

Resolution Proposed by Shareowner:

That the shareholders of Kellogg Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Shareowner’s Supporting Statement:

In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Our Response — Statement in Opposition to Proposal:

The Board has carefully considered the above proposal, and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:

The Board has been mindful of recent governance developments on the subject of majority-voting in the election of directors and has examined the issue very closely. The Board believes that when Shareowners cast more “withheld” votes than “for” votes with regard to a Director, our Nominating and Governance Committee (the “Nominating Committee”) and the Board should very deliberately consider and thoroughly assess whether it is appropriate for the Director to remain on the Board. Consequently, in 2006, the Board adopted a policy relating to Director Elections (the “Policy”). The Policy strikes the appropriate balance that effectively ensures meaningful Shareowner participation in the election of Directors while preserving the Board’s ability to exercise its independent judgment on a case-by-case basis in the best interests of all shareholders.

The Policy is fully set forth in our Corporate Governance Guidelines (which can be found on the Kellogg Company web site at www.kelloggcompany.com under “Corporate Governance”), and provides:

•	In any uncontested election of Directors, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) will promptly tender his or her resignation to the Nominating Committee.

•	The Nominating Committee would promptly consider the resignation and recommend to the Board the appropriate action to be taken. In making its recommendation, the Nominating Committee would consider all facts and circumstances surrounding the Majority Withhold Vote, including the stated reasons why votes were withheld, alternatives for curing the underlying cause of the withheld votes, the Director’s qualifications and our Corporate Governance Guidelines.

•	The Board would then review the recommendation and consider all factors considered by the Nominating Committee and such additional information and factors that the Board believes to be relevant to Kellogg’s and Shareowners’ best interests.

•	The Policy demonstrates our responsiveness to Director election results, while at the same time protecting our long-term interests and our Shareowners’ long-term interests. We also believe that the Policy provides a solution to a Majority-Withheld Vote that is more complete and meaningful than the majority voting standard called for in the proposal.

Adopting a majority voting standard in the election of Directors seems especially unwarranted in our case. In each of the last ten years, every Director nominee has received the affirmative vote of more than 85% of the shares voted at the annual meeting of Shareowners. As a result, changing our current voting requirement to majority voting would have had no effect on the outcome of our election process during the past ten years. Moreover, the Board has historically been comprised of highly qualified Directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of standards recently adopted by the New York Stock Exchange. Each of these Directors was elected without majority voting. Since our Shareowners have a history of electing highly qualified, independent Directors, a change to a strict majority voting requirement is not necessary to improve our corporate governance processes. The Board is gratified that when a majority voting shareowner proposal was presented at each of the last two consecutive Annual Meetings, holders of a majority of the outstanding shares agreed with our position and voted against the proposal on both occasions.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST”
THE PROPOSAL.

PROPOSAL 6 — SHAREOWNER PROPOSAL RELATING TO ANNUAL ELECTION OF DIRECTORS

We expect the following proposal (Proposal 6 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied upon request.

Elect Each Director Annually

RESOLVED, shareowners ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Statement of Shareowner

Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would require each director to stand for election annually and would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

According to “2008 Trends in Corporate Governance of the Largest US Public Companies,” by Shearman & Sterling LLP, 73% of companies surveyed have annual elections for all directors, compared to 54% in 2004. The trend is clear.

Arthur Levitt, Securities and Exchange Commission Chairman, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year

The merits of this Elect Each Director Annually proposal should be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	Our directors served on five boards rated “D” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm:

Ann McLaughlin Korologos Ann McLaughlin Korologos Benjamin Carson John Dillon Rogelio Rebolledo	Harman International Industries (HAR) Vulcan Materials (YMC) Costco (COST) Caterpillar (CAT) Best Buy (BBY)

•	Gordon Gund of our executive pay committee and our nomination committee was designated as an “Accelerated Vesting” director by The Corporate Library. This was due to his involvement with speeding up the vesting of stock options in order to avoid recognizing the related cost.

•	Mr. Gund also had 22-years tenure and Ms. Korologos had 19-years tenure — Independence concerns.

•	Mr. Gund and Ms. Korologos received 4-times as many withheld votes as some of their peers at our 2008 annual meeting.

•	Our CEO David Mackay was awarded 619,000 options in 2007. The large size of this option award raised concerns over the link between executive pay and company performance given that small increases in the company’s share price (which can be completely unrelated to management performance) can result in large financial awards.

•	The board is classified. This lowers board accountability to shareholders.

Source: The Corporate Library

Additionally:

•	We had no shareholder right to:

•	Call a special shareholder meeting

•	Cumulative voting

•	Act by written consent

•	Complete simple majority voting

•	Thus future shareholder proposals on the above 4 topics by additional proponents could obtain significant support.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:
Elect Each Director Annually
Yes on 6

Our Response — Statement in Opposition to Proposal:

The Board has carefully considered the above proposal, and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:

Accountability to Shareowners.  In accordance with Kellogg’s Certificate of Incorporation, its Board is divided into three classes that serve staggered three-year terms. Directors elected to three-year terms are equally accountable to Shareowners as directors elected annually, since all directors are required to uphold their fiduciary duties to Kellogg and its Shareowners regardless of their term. Additionally, under Kellogg’s policies and procedures, specifically the policy relating to Director elections adopted in 2006 by the Board, the Company’s classified board structure does not compromise the directors’ accountability to Shareowners. The Director elections policy, which is fully set forth in our Corporate Governance Guidelines (which can be found on the Kellogg Company website at www.kelloggcompany.com under “Corporate Governance”), provides that in any uncontested election of Directors, any director nominee who receives a greater number of votes “withheld” than votes “for” will tender his or her resignation to the Nominating Committee. The Nominating Committee will then consider the resignation and recommend to the Qualified Independent Directors (as defined in the ‘Majority Voting for Directors; Director Resignation Policy’ section on page 7 of the proxy statement) the appropriate action to be taken. The Qualified Independent Directors will then review the recommendation and consider all factors it believes to be relevant to Kellogg’s and Shareowners’ best interests. Following the Qualified Independent Directors’ decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation). The Director elections policy provides the shareowner a meaningful role in the election of directors as well as acting as a way of holding directors accountable for their actions or failure to act.

Independence.  Electing directors to three-year terms enhances the independence of non-employee directors by providing them with a longer term of office. This longer term provides enhanced independence from management or from special interest groups who may have an agenda contrary to the long-term interests of all Shareowners. As a result, independent directors are able to make decisions that are in the best interest of the Company without having to consider annual elections.

Stability and Continuity.  The Board is structured into classes to provide board stability, continuity and independence, while also enhancing long-term planning and ensuring that, at any given time, there are experienced directors serving on the Board who are familiar with Kellogg’s businesses, products, markets, opportunities and challenges. A classified board also benefits Kellogg and its Shareowners because it helps attract and retain highly qualified director candidates who are willing to make long-term commitments of the time and resources necessary to understand Kellogg, its operations and its competitive environment. This commitment is critical to achieve our strategic goals and one that will be best fulfilled by a stable and continuous Board.

Protection Against Certain Takeovers.  Our classified board structure strongly encourages potential acquirers to deal directly with the Board if they are interested in acquiring Kellogg, and better positions the Board to negotiate effectively on behalf of shareowners to realize the greatest possible shareowner value. The classified board structure is designed to safeguard against a hostile purchaser replacing a majority of our Directors with its own nominees at a single annual meeting, thereby gaining control of Kellogg and its assets without paying fair market value to Kellogg’s shareowners. A classified board does not preclude a takeover, but rather provides the Board the time and flexibility necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareowners and weigh alternative methods of maximizing shareowner value for all shareowners, without the threat of imminent removal of a majority of Board members.

It is important to note that Shareowner approval of this proposal would not in itself declassify the Board. Approval of this proposal would advise the Board that a majority of the company’s Shareowners voting at the meeting favor a change and would prefer that the Board take the necessary steps to end the staggered system of electing directors. However, to change the class structure of the Board, the Board must first approve amendments to Kellogg’s Certificate of Incorporation and Bylaws. At a subsequent Shareowner meeting, Shareowners would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the total voting power of all outstanding shares of Kellogg stock entitled to vote generally in the election of directors.

After careful consideration of this proposal, the Nominating Committee and the entire Board have determined that retention of a classified board structure remains in the best interests of the Company and its shareowners. The Board believes that the benefits of a classified board structure do not come at the expense of director accountability. Moreover, the strong financial performance of Kellogg along with the various corporate governance measures implemented by the Board validates the Board’s commitment to Kellogg and its Shareowners.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST”
THE PROPOSAL.

MISCELLANEOUS

Shareowner Proposals for the 2010 Annual Meeting.  Shareowner proposals submitted for inclusion in our proxy statement for the 2010 Annual Meeting of Shareowners must be received by us no later than November 11, 2009. Other Shareowner proposals to be submitted from the floor must be received by us not earlier than the 120th day prior to the 2009 meeting and not later than January 25, 2010, and must meet certain other requirements specified in our bylaws.

Annual Report on Form 10-K; No Incorporation by Reference.  Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2008 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: 800.961.1413), to Ellen Leithold of the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: 269.961.2800), or to investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Gary Pilnick
Senior Vice President,
General Counsel, Corporate Development and Secretary

March 6, 2009

APPENDIX A

KELLOGG COMPANY 2009 LONG-TERM INCENTIVE PLAN

1. PURPOSE. The purpose of the 2009 Long-Term Incentive Plan is to further and promote the interests of Kellogg Company, its Subsidiaries and its shareowners by enabling the Company and its Subsidiaries to attract, retain and motivate employees and officers or those who will become employees or officers, and to align the interests of those individuals and the Company’s shareowners. To do this, the Plan offers performance-based incentive awards and equity-based opportunities providing such employees and officers with a proprietary interest in maximizing the growth, profitability and overall success of the Company and its Subsidiaries.

2. DEFINITIONS. Unless the context clearly indicates otherwise, for purposes of the Plan, the following terms shall have the following meanings:

2.1. “10% Shareowner” has the meaning set forth in Section 6.2.

2.2. “Award” means an award or grant made to a Participant under Sections 6, 7, 8 and/or 9 of the Plan.

2.3. “Award Agreement” means the written agreement executed by a Participant pursuant to Sections 3.2 and 16.7 of the Plan in connection with the granting of an Award.

2.4. “Base Value” has the meaning set forth in Section 7.2.

2.5. “Board” means the Board of Directors of the Company, as constituted from time to time.

2.6. “Change in Control” has the meaning set forth in Section 14.2.

2.7. “Change in Control Price” has the meaning set forth in Section 13.3

2.8. “Code” means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

2.9. “Collective Awards” means Awards together with any awards issued under Old Plans as of the Effective Date.

2.10. “Committee” means the committee of the Board designated to administer the Plan, as described in Section 3 of the Plan.

2.11. “Common Stock” means the Common Stock, par value $0.25 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.

2.12. “Company” means Kellogg Company, a Delaware corporation, or any successor corporation to Kellogg Company.

2.13. “Covered Employee” has the meaning set forth in Section 9.6.

2.14. “Director” means a director of the Company.

2.15. “Disability” means disability as defined in the Participant’s then effective employment agreement, or if the Participant is not then a party to an effective employment agreement with the Company which defines disability, “Disability” means disability as determined by the Committee in accordance with standards and procedures similar to those under the Company’s long-term disability plan, if any. Subject to the first sentence of this Section 2.15, at any time that the Company does not maintain a long-term disability plan, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a physician selected in good faith by the Company. Notwithstanding the foregoing, for purposes of Incentive Stock Options “Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code, and for purposes of any Award that is subject to Section 409A of the Code, “Disability” shall mean that a Participant is “disabled” under Section 409A(a)(2)(c)(i) or (ii) of the Code.

2.16. “Effective Date” has the meaning set forth in Section 16.11.

2.17. “Exchange Act” means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

2.18. “Exercise Value” has the meaning set forth in Section 7.2.

2.19. “Fair Market Value” on any date means (a) the officially quoted closing price in the primary trading session for a share of the Common Stock on the New York Stock Exchange-Composite Transactions Tape or on any other stock exchange, if any, on which the Common Stock is primarily traded (or if no shares of the Common Stock were traded on such date, then on the most recent previous date on which any shares of the Common Stock were so traded), or (b) if clause (a) is not applicable, the value of a share of the Common Stock for such date as established by the Committee, using any reasonable method of valuation consistent with the requirements of Section 409A of the Code.

2.20. “Incentive Stock Option” means any stock option granted pursuant to the provisions of Section 6 of the Plan (and the relevant Award Agreement) that is intended to be (and is specifically designated as) an “incentive stock option” within the meaning of Section 422 of the Code.

2.21. “Incumbent Board” has the meaning set forth in Section 14.2.

2.22. “Merger Event” has the meaning set forth in Section 13.3.

2.23. “Net Exercise” means a Participant’s ability to exercise a Stock Option by directing the Company to deduct from the shares of Common Stock issuable upon exercise of his or her Stock Option a number of shares of Common Stock having an aggregate Fair Market Value equal to the sum of the aggregate exercise price therefor plus the amount of the Participant’s minimum tax withholding (if any), whereupon the Company shall issue to the Participant the net remaining number of shares of Common Stock after such deductions.

2.24. “Non-Employee Director” means a director of the Company who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.25. “Non-Qualified Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan (and the relevant Award Agreement) that is not an Incentive Stock Option.

2.26. “Old Plans” means the Kellogg Company 2001 Long-Term Incentive Plan and the Kellogg Company 2003 Long-Term Incentive Plan.

2.27. “Outside Director” means a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code.

2.28. “Outstanding Company Common Stock” has the meaning set forth in Section 14.2.

2.29. “Outstanding Company Voting Securities” has the meaning set forth in Section 14.2.

2.30. “Participant” means any individual who is selected from time to time under Section 5 to receive an Award under the Plan.

2.31. “Performance-Based Compensation” means any Award that is intended to constitute “performance-based compensation” within the meaning of Code Section 162(m)(4)(C).

2.32. “Performance Share Unit” or “Performance Share” means an Award granted pursuant to the provisions of Section 9 of the Plan and the relevant Award Agreement, or a Restricted Share Unit or Restricted Share intended to be Performance-Based Compensation.

2.33. “Performance Unit” means an Award granted pursuant to the provisions of Section 9 of the Plan and the relevant Award Agreement.

2.34. “Person” has the meaning set forth in Section 14.2.

2.35. “Plan” means this Kellogg Company 2009 Long-Term Incentive Plan, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

2.36. “Restricted Shares” means an Award of restricted shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.

2.37. “Restricted Share Units” means an Award granted pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.

2.38. “Restriction Period” has the meaning set forth in Section 8.3.

2.39. “Retirement” means the voluntary termination by the Participant from active employment with the Company and its Subsidiaries on or after the attainment of normal retirement age under Company-sponsored pension or retirement plans, or any other age with the consent of the Committee.

2.40. “Section 16 Officer” means an “officer” as such term is defined in Rule 16a-1(f) of the Exchange Act.

2.41. “Stock Appreciation Right” means an Award described in Section 7.2 of the Plan and granted pursuant to the provisions of Section 7 of the Plan.

2.42. “Stock Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

2.43. “Subsidiary(ies)” means any corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company. Notwithstanding the foregoing, for purposes of Incentive Stock Options, “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

3. ADMINISTRATION.

3.1.  The Committee. The Plan shall be administered by the Compensation Committee of the Board, as constituted from time to time. The Committee shall consist of two or more non-employee directors, each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3 of the Exchange Act; (ii) to the extent required by Section 162(m) of the Code, an “outside director” as defined under Section 162(m) of the Code; and (iii) an “independent director” as defined under Section 303A of the Listed Company Manual of the New York Stock Exchange or such other applicable stock exchange rule. To the extent no Committee exists that has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 of the Exchange Act, Section 162(m) of the Code or Section 303A of the Listed Company Manual, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

3.2.  Plan Administration and Plan Rules. The Committee is authorized to construe and interpret the Plan and to promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the Plan. Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation, administration and maintenance of the Plan including, without limitation, (a) selecting the Plan’s Participants, (b) making Awards in such amounts and form as the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such Awards as the Committee shall deem appropriate, and (d) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan and/or any Award Agreement. Subject to applicable law, the Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe. Subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor statute), the Committee may, in its sole discretion, delegate its authority to one or more senior executive officers for the purpose of making Awards to Participants who are not Section 16 Officers, but no officer of the Company shall have the authority to grant Awards to himself or herself. Any such delegation shall be made by resolution of the Board and such resolution shall set forth the total number of shares of Common Stock that may be subject to Awards granted pursuant to such delegation. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of Award Agreements in such form as is approved by the Committee.

3.3.  Liability Limitation. Neither the Board, the Committee, nor any member of either, or any of their designees, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award Agreement) or any transaction hereunder, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

4. TERM OF PLAN/COMMON STOCK SUBJECT TO PLAN.

4.1.  Limitations for Incentive Stock Options. Incentive Stock Options may not be granted following February 19, 2019, which is the ten-year anniversary of the Board’s adoption of the Plan. The maximum number of shares of Common

Stock that may be issued pursuant to the grant of Incentive Stock Options under the Plan shall be 27,000,000 shares (as may be adjusted pursuant to Section 13.2), without regard to the provisions of Section 4.2(ii).

4.2.  Limitations for Common Stock.

(i) The maximum number of shares of Common Stock in respect of which Awards may be granted or paid out under the Plan, subject to adjustment as provided in this Section, Section 4.3 and Section 13.2 of the Plan, shall not exceed 27,000,000 shares, plus the aggregate number of shares of Common Stock described in Section 4.2(ii).

(ii) Any shares of Common Stock that are subject to Collective Awards that expire or lapse or are forfeited, surrendered, cancelled, terminated or settled in cash in lieu of Common Stock shall again be available for Awards under the Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement of such Collective Awards (as may be adjusted pursuant to Section 13.2). Shares of Common Stock that as of the Effective Date have not been issued under the Old Plans, and are not covered by outstanding awards under the Old Plans granted on or before the Effective Date, shall not be available for Awards under the Plan.

(iii) Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company (in the open-market or in private transactions) and which are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan, and the Committee shall determine the manner in which fractional share value shall be treated.

(iv) In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be the Common Stock for purposes of the Plan.

(v) The maximum number of shares of Common Stock that may be issued pursuant to the grant of Awards (other than Stock Options and Stock Appreciation Rights) under the Plan shall not exceed 5,000,000 shares (as may be adjusted pursuant to Section 13.2).

4.3.  Computation of Available Shares.

(i) For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the limitations set forth in Section 4.2 of the Plan (subject to the remainder of this Section and Section 13.2) the maximum number of shares of Common Stock issued upon exercise or settlement of Awards granted under Sections 6 and 7 of the Plan and the number of shares of Common Stock issued under grants of Restricted Shares, Restricted Share Units and Performance Share Units pursuant to Sections 8 and 9 of the Plan, in each case determined as of the date on which such Awards are issued.

(ii) If a Stock Appreciation Right is settled, in part or in whole, through the issuance of shares of Common Stock or Restricted Shares, then all shares that were covered by the exercised Stock Appreciation Right shall not again be available for issuance under the Plan.

(iii) If the exercise price of any Award is paid by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant, or by means of a Net Exercise, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares of Common Stock for which the Award is exercised.

(iv) Shares of Common Stock withheld or deducted by the Company for tax withholding obligations pursuant to Section 16.1 shall not again be available for issuance under the Plan.

(v) Shares of Common Stock repurchased on the open market with the proceeds from the exercise of an Award shall not be added to the shares of Common Stock available for Awards under this Plan.

4.4.  Maximum Yearly Awards. The maximum annual Common Stock amounts in this Section 4.4 are subject to adjustment under Section 13.2 and are subject to the Plan maximum determined pursuant to Sections 4.2 and 4.3.

4.4.1 Stock Options and Stock Appreciation Rights. The maximum number of shares of Common Stock that may be subject to Awards of Stock Options or Stock Appreciation Rights to any Participant in any calendar year under the Plan shall not exceed 2,000,000 shares of Common Stock.

4.4.2 Restricted Shares and Restricted Share Units. There is no annual individual share limitation for Awards of Restricted Shares or Restricted Share Units which are not intended to be Performance-Based Compensation.

4.4.3 Performance Share Units. The maximum number of shares of Common Stock that may be subject to Performance Share Units granted to any Participant in any calendar year under the Plan shall not exceed 1,000,000 shares of Common Stock.

4.4.4 Performance Units. The maximum cash amount payable under any Performance Unit intended to be Performance-Based Compensation to any Participant for any calendar year shall be $10 million.

4.5.  Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for consideration that is less than as permitted under applicable law.

5. ELIGIBILITY. Individuals eligible for Awards under the Plan shall consist of employees, officers and directors, or those who will become employees, officers or directors, of the Company and/or its Subsidiaries whose performance or contribution, in the sole discretion of the Committee, benefits or will benefit the Company or any Subsidiary.

6. STOCK OPTIONS.

6.1.  Terms and Conditions. Stock Options granted under the Plan shall be in respect of Common Stock and may be in the form of Incentive Stock Options or Non-Qualified Stock Options. Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement.

6.2.  Grant. Stock Options may be granted under the Plan in such form as the Committee may from time to time approve. Stock Options may be granted alone or in addition to other Awards under the Plan or in tandem with Stock Appreciation Rights. Additional provisions shall apply to Incentive Stock Options granted to any employee who owns (within the meaning of Section 422(b)(6) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent corporation or any Subsidiary of the Company, within the meaning of Sections 424(e) and (f) of the Code (a “10% Shareowner”).

6.3.  Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee; provided, however, that the exercise price of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the grant date of such Stock Option; provided, further, however, that, in the case of a 10% Shareowner, the exercise price of an Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the grant date.

6.4.  Term. The term of each Stock Option shall be such period of time as is fixed by the Committee; provided, however, that the term of any Stock Option shall not exceed ten (10) years (five (5) years, in the case of a 10% Shareowner receiving an Incentive Stock Option) after the date immediately preceding the date on which the Stock Option is granted.

6.5.  Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company, or the Secretary’s designee, specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price. The methods of payment permitted by this Plan for payment in full of the aggregate exercise price of a Stock Option are as follows: (i) by cash, certified check, bank draft, electronic transfer, or money order payable to the order of the Company, (ii) if permitted by the Committee in its sole discretion, by surrendering (or attesting to the ownership of) shares of Common Stock already owned by the Participant, (iii) pursuant to a Net Exercise arrangement; provided, however, that in such event, the Committee may exercise its discretion to limit the use of a Net Exercise solely with respect to the portion of such payment required to be made with respect to tax withholding, or (iv) if permitted by the Committee (in its sole discretion) and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment, some other form of payment acceptable to the Committee. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes. Any portion of a Stock Option that is exercised may not be exercised again. The shares issued to an optionee for the portion of any Stock Option exercised by attesting to the ownership of shares shall not exceed the number of shares issuable as a result of such exercise (determined as though payment in full therefor were being made in cash) less the number of shares for which attestation of ownership is submitted. The value of owned shares submitted (directly or by attestation) in full or partial payment for the shares purchased upon exercise of a Stock Option shall be equal to the aggregate Fair Market Value of such owned shares on the date of the exercise of such Stock Option.

6.6.  Exercisability. Any Stock Option granted under the Plan shall become exercisable on such date or dates, or based on the attainment of such performance goals, as determined by the Committee (in its sole discretion) at any time and from time to time in respect of such Stock Option, and as set forth in the applicable Award Agreement. Notwithstanding anything to the contrary contained in this Section 6.6, unless otherwise provided in an Award Agreement, such Stock Option shall become one hundred percent (100%) vested and exercisable as to the aggregate number of shares of Common Stock underlying such Stock Option upon the death, Disability or Retirement of the Participant.

6.7.  Tandem Grants. If Non-Qualified Stock Options and Stock Appreciation Rights are granted in tandem, as designated in the relevant Award Agreements, the right of a Participant to exercise any such tandem Stock Option shall terminate to the extent that the shares of Common Stock subject to such Stock Option are used to calculate amounts or shares receivable upon the exercise of the related tandem Stock Appreciation Right.

6.8.  No Reload Provision. Stock Options granted under this Plan shall not contain any provision entitling the optionee to the automatic grant of additional Stock Options in connection with any exercise of the original Stock Option.

7. STOCK APPRECIATION RIGHTS.

7.1.  Terms and Conditions. The grant of Stock Appreciation Rights under the Plan shall be subject to the terms and conditions set forth in this Section 7 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement.

7.2.  Stock Appreciation Rights. A Stock Appreciation Right is an Award granted with respect to a specified number of shares of Common Stock, as shall be determined by the Committee, entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise (the “Exercise Value”) over the Fair Market Value of a share of Common Stock on the grant date of the Stock Appreciation Right (the “Base Value”), multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised. In the case of a Stock Appreciation Right related to a Stock Option described in Section 6.7, the Base Value shall be the purchase price of a share of Common Stock under the Stock Option, provided, however, such amount may not be less than the Fair Market Value of the Common Stock on the date the Stock Appreciation Right is awarded. The Base Value of a Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the grant date of such Stock Appreciation Right.

7.3.  Grant. A Stock Appreciation Right may be granted in addition to any other Award under the Plan or in tandem with or independent of a Non-Qualified Stock Option.

7.4.  Term. The term of each Stock Appreciation Right shall be such period of time as is fixed by the Committee; provided, however, that the term of any Stock Appreciation Right shall not exceed ten (10) years after the date immediately preceding the date on which the Stock Appreciation Right is granted.

7.5.  Date of Exercisability. In respect of any Stock Appreciation Right granted under the Plan, unless otherwise (a) determined by the Committee (in its sole discretion) at any time and from time to time in respect of any such Stock Appreciation Right, or (b) provided in the Award Agreement, a Stock Appreciation Right may be exercised by a Participant, in accordance with and subject to all of the procedures established by the Committee, in whole or in part at such time or times and/or based on the achievement of such performance goals as determined by the Committee in its sole discretion. Notwithstanding the preceding sentence, in no event shall a Stock Appreciation Right be exercisable prior to the exercisability of any Non-Qualified Stock Option with which it is granted in tandem. The Committee may also provide, as set forth in the relevant Award Agreement and without limitation, that some Stock Appreciation Rights shall be automatically exercised and settled on one or more fixed dates specified therein by the Committee.

7.6.  Form of Payment. Upon exercise of a Stock Appreciation Right, payment may be made to the Participant in respect thereof in cash, in Restricted Shares or in shares of unrestricted Common Stock, or in any combination thereof, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

7.7.  Tandem Grant. The right of a Participant to exercise a tandem Stock Appreciation Right shall terminate to the extent such Participant exercises the Non-Qualified Stock Option to which such Stock Appreciation Right is related.

8. RESTRICTED SHARES AND RESTRICTED SHARE UNITS.

8.1.  Restricted Share and Restricted Share Unit Grants. A grant of Restricted Shares is an Award of shares of Common Stock granted to a Participant, subject to such restrictions, terms and conditions as the Committee deems appropriate, including, without limitation, (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such shares, (b) the requirement that the Participant deposit such shares with the Company while such shares are subject to such restrictions, and (c) the requirement that such shares be forfeited upon termination of employment for specified reasons within a specified period of time or for other reasons (including, without limitation, the failure to achieve designated performance goals). A grant of Restricted Share Units is a notional Award of shares of Common Stock which entitle the Participant to a number of unrestricted shares of Common Stock equal to (or a cash amount equal in value to such number of unrestricted shares of Common Stock) the number of Restricted Share Units upon the lapse of similar restrictions, terms and conditions.

8.2.  Terms and Conditions. Grants of Restricted Shares and Restricted Share Units shall be subject to the terms and conditions set forth in this Section 8 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. Restricted Shares and Restricted Share Units may be granted alone or in addition to any other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Shares and Restricted Share Units to be granted to a Participant and the Committee may provide or impose different terms and conditions on any particular Restricted Share or Restricted Share Units grant made to any Participant. With respect to each Participant receiving an Award of Restricted Shares, there shall be issued a stock certificate (or certificates) in respect of such Restricted Shares. Such stock certificate(s) shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear, among other required legends, the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including, without limitation, forfeiture events) contained in the Kellogg Company 2009 Long-Term Incentive Plan and an Award Agreement entered into between the registered owner hereof and Kellogg Company. Copies of such Plan and Award Agreement are on file in the office of the Secretary of Kellogg Company, One Kellogg Square, Battle Creek, MI 49016. Kellogg Company will furnish to the recordholder of the certificate, without charge and upon written request at its principal place of business, a copy of such Plan and Award Agreement. Kellogg Company reserves the right to refuse to record the transfer of this certificate until all such restrictions are satisfied, all such terms are complied with and all such conditions are satisfied.”

Such stock certificate evidencing such shares shall, in the sole discretion of the Committee, be deposited with and held in custody by the Company until the restrictions thereon shall have lapsed and all of the terms and conditions applicable to such grant shall have been satisfied. With respect to each Participant receiving an Award of Restricted Share Units that is settled in shares of Common Stock, there shall be issued a stock certificate (or certificates) in respect of the underlying shares of Common Stock upon the lapse of the restrictions associated with such Restricted Share Units.

8.3.  Restriction Period. In accordance with Sections 8.1 and 8.2 of the Plan and unless otherwise determined by the Committee (in its sole discretion) at any time and from time to time, Restricted Shares and Restricted Share Units shall only become unrestricted and vested in accordance with the vesting schedule relating to such Restricted Shares and Restricted Share Units, if any, as the Committee may establish in the relevant Award Agreement, which may be based on the lapse of a specified time period or periods or on the attainment of specified performance goals (the “Restriction Period”). During the Restriction Period, such Restricted Shares and the underlying shares of Common Stock with respect to the Restricted Share Units shall be and remain unvested and a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of or hypothecate such Award. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms and conditions, the Participant shall be entitled to receive payment of the Restricted Shares or a portion thereof, as the case may be, as provided in Section 8.4 of the Plan. Restricted Share Units may be paid in cash, shares of Common Stock or any combination thereof, as determined by the Committee. To the extent that any Restricted Share Award or Restricted Share Unit Award is intended to be Performance-Based Compensation, such award shall be subject to the provisions of Sections 9.4, 9.6 and 9.7, and the certification requirements contained in Section 9.5.

8.4.  Payment of Restricted Share and Restricted Share Unit Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions established by the Committee in respect of a grant of Restricted Shares, a new or additional certificate, without the legend set forth in Section 8.2 of the Plan, for the number of shares of Common Stock which are no longer subject (or deemed subject) to such restrictions, terms and conditions shall, as soon as practicable thereafter, be delivered to the Participant. Restricted Share Units may be paid or settled in cash or in shares of Common Stock, or in combination thereof, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

8.5.  Shareowner Rights. A Participant shall have, with respect to the shares of Common Stock underlying a grant of Restricted Shares (but not under Restricted Share Units), all of the rights of a shareowner of such shares (except as such rights are limited or restricted under the Plan or in the relevant Award Agreement).

9. PERFORMANCE UNITS AND PERFORMANCE SHARE UNITS.

9.1.  Terms and Conditions. Performance Units and Performance Share Units shall be subject to the terms and conditions set forth in this Section 9 and any additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement.

9.2.  Performance Unit and Performance Share Unit Grants. A grant of Performance Units is a notional Award of units (with each unit representing such monetary amount or value as is designated by the Committee in the Award Agreement) granted to a Participant, subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion thereof) in the event certain performance criteria or other conditions are not met within a designated period of time. A grant of Performance Share Units is an Award of actual or notional shares of Common Stock which entitle the Participant to a number of shares of Common Stock equal to the number of Performance Share Units upon achievement of specified performance goals and such other terms and conditions as the Committee deems appropriate.

9.3.  Grants. Performance Units and Performance Share Units may be granted alone or in addition to any other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Performance Units and Performance Share Units to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Units and Performance Share Units granted to any Participant.

9.4.  Performance Goals and Performance Periods. Participants receiving a grant of Performance Units and Performance Share Units shall be entitled to payment in respect of such Awards if the Company and/or the Participant achieves specified performance goals (the “Performance Goals”) during and in respect of a designated performance period (the “Performance Period”). The Performance Goals and the Performance Period shall be established in writing by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period (and, in any event, no later than ninety (90) days after the commencement of the Performance Period or such other period required by applicable law). At the time of the granting of Performance Units and Performance Share Units which are intended to constitute Performance-Based Compensation, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of the Award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events. The Committee shall also establish a schedule or schedules for Performance Units and Performance Share Units setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. In setting Performance Goals, the Committee may use, but shall not be limited to, such measures as total shareowner return, return on equity, net earnings growth, sales or revenue growth, cash flow, or such other measure or measures of performance as the Committee, in its sole discretion, may deem appropriate (which may include those measures set forth in Section 9.6). Such performance measures shall be defined as to their respective components and meaning by the Committee (in its sole discretion) and may be based on the attainment of specified levels of Company (or Subsidiary, division, or other operational or administrative department of the Company) performance relative to the performance of other corporations or based on individual participant Performance Goals.

9.5.  Payment of Units. With respect to each Performance Unit and Performance Share Unit, the Participant shall, if the applicable Performance Goals have been achieved, or partially achieved, as determined by the Committee in its sole discretion, by the Company and/or the Participant during the relevant Performance Period, be entitled to receive payment in an amount equal to the designated value of each Performance Unit and Performance Share Unit times the number of such units so earned. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Unit and Performance Share Unit that is intended to constitute Performance-Based Compensation made to a Participant who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Goals have been satisfied to the extent necessary for such Award to qualify as Performance-Based Compensation. Payment in settlement of earned Performance Units shall be made in cash as soon as practicable in the calendar year following the conclusion of the respective Performance Period. Payment in settlement of earned Performance Share Units shall be made in unrestricted Common Stock or in Restricted Shares, or any combination thereof, as the Committee in its sole discretion shall determine and provide in the relevant Award Agreement, and in any case as soon as practicable in the calendar year following the conclusion of the respective Performance Period.

9.6.  Performance-Based Awards. Performance Units, Performance Share Units, Restricted Shares, and Restricted Share Units and other Awards subject to performance criteria that are intended to be Performance-Based Compensation shall be paid solely on account of the attainment of one or more pre-established, objective Performance Goals within the meaning of Section 162(m) and the regulations thereunder. Until otherwise determined by the Committee, the Performance Goals shall be the attainment of pre-established levels of (or pre-established changes or improvements in) any of net sales, net income, market price per share, earnings per share, return on equity, return on capital employed, return on invested capital, cash flow, discounted cash flow, cumulative cash flow, operating profit, gross or pre-tax profits, post-tax profits, gross or net margins, consolidated net income, unit sales volume, economic value added, costs or cost reduction initiatives, production, unit production volume, improvements in financial ratings, regulatory compliance, achievement of balance sheet or income statement objectives, market or category share, organizational objectives (including diversity, safety and K-values), productivity initiatives, acquisition integration, total return to shareowners (including both the market value of the Company’s stock and dividends thereon) or any other performance measure the Committee deems appropriate. Performance Goals may be in respect of the performance of the Company, any of its Subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The payout of any such Award to a Covered Employee may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the discretion of the Committee. For purposes of the Plan, “Covered Employee” has the same meaning as set forth in Section 162(m) of the Code.

9.7.  Termination of Employment. If the Participant ceases to be an employee before the end of any Performance Period due to the Participant’s death, Retirement or Disability before the end of any Performance Period, such Participant (or the Participant’s legal representative or designated beneficiary) shall receive all of the amount which would have been paid to the Participant had the Participant continued as an employee to the end of the Performance Period, payable at the same time as it would otherwise would have been paid in the absence of any such termination. Unless otherwise determined by the Committee, if a Participant ceases to be an employee for any other reason, any unpaid amounts for outstanding Performance Periods shall be forfeited.

10. DEFERRAL ELECTIONS/TAX REIMBURSEMENTS. The Committee may permit or require a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock or other item that would otherwise be due to such Participant by virtue of the exercise, settlement or payment of any Award made under the Plan. If any such election is permitted or required, the Committee may impose any restrictions it deems to be necessary or appropriate with respect to (i) any deferral election made with respect to an Award under the Plan and (ii) the timing of the payment of any deferred amounts, in each case, in order to cause such deferral election and payment timing to comply with the requirements of Section 409A(a) of the Code. The Committee may also provide in the relevant Award Agreement for a tax reimbursement payment to be made by the Company in cash in favor of any Participant in connection with the tax consequences resulting from the grant, exercise, settlement, or payment of any Award made under the Plan.

11. DIVIDEND AND DIVIDEND EQUIVALENTS. As specified in the relevant Award Agreement, the Committee may provide that Awards (other than Stock Options, Stock Appreciation Rights and unvested Performance Share Units) denominated in shares earn dividends or dividend equivalents. Dividends or any such dividend equivalents may be paid currently in cash or shares of Common Stock or may be credited to an account established by the Committee under the Plan in the name of the Participant. To the extent that such Dividends or dividend equivalents are credited to an account and are not paid currently, such credited amounts shall be paid at such time or times as determined by the Committee and set forth in an Award Agreement consistent with the requirements of Section 409A of the Code. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents. Any stock dividends paid in respect of unvested Restricted Shares or unvested Restricted Share Units shall be treated as additional Restricted Shares or Restricted Share Units and shall be subject to the same restrictions and other terms and conditions that apply to the unvested Restricted Shares or unvested Restricted Share Units in respect of which such stock dividends are issued.

12. NON-TRANSFERABILITY OF AWARDS. Except as provided below, no Award under the Plan or any Award Agreement, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant or any beneficiary(ies) of any Participant, except by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of the Participant’s debts, judgments, alimony, or separate maintenance. Except as provided below, during the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by the Participant or his or her legal representative. Notwithstanding the foregoing, the Committee may from time to time permit Awards to be transferable to “family members” (within the meaning of the General Instructions to Form S-8) subject to such terms and conditions as the

Committee may impose and applicable law; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8). Any transfer contrary to this Section 12 will nullify the Award.

13. CHANGES IN CAPITALIZATION AND OTHER MATTERS.

13.1.  No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareowners of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any Subsidiary, or any employees, officers, shareowners or agents of the Company or any Subsidiary, as a result of any such action.

13.2.  Recapitalization Adjustments. In the event of a dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property) other than regular cash dividends, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, Change in Control or exchange of Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board shall equitably adjust (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the maximum share limitation applicable to each type of Award that may be granted to any individual participant in any calendar year, (iii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iv) the exercise price with respect to any Stock Option or the Base Value with respect to any Stock Appreciation Right.

13.3.  Mergers. If the Company enters into or is involved in any merger, reorganization, Change in Control or other business combination with any person or entity (a “Merger Event”), the Board may, prior to such Merger Event and effective upon such Merger Event, take such action as it deems appropriate, including, but not limited to, replacing Awards with substitute Awards in respect of the shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Merger Event. Notwithstanding anything to the contrary in the Plan, if any Merger Event or Change in Control occurs, the Company shall have the right, but not the obligation, to cancel each Participant’s Stock Options and/or Stock Appreciation Rights and to pay to each affected Participant in connection with the cancellation of such Participant’s Stock Options and/or Stock Appreciation Rights, an amount equal to the excess (if any) of the Change in Control Price (as defined below), as determined by the Board, of the Common Stock underlying any unexercised Stock Options or Stock Appreciation Rights (whether then exercisable or not) over the aggregate exercise price of such unexercised Stock Options and/or Stock Appreciation Rights, and make additional adjustments and/or settlements of other outstanding Awards as it determines to be fair and equitable to affected Participants.

Upon receipt by any affected Participant of any such substitute Award (or payment) as a result of any such Merger Event, such Participant’s affected Awards for which such substitute Awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant.

For purposes of the Plan, “Change in Control Price” means the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company or a Merger Event. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the good-faith discretion of the Board consistent with provisions of Section 409A of the Code and/or other applicable law.

14. CHANGE IN CONTROL PROVISIONS.

14.1.  Impact of Event. Notwithstanding any other provision of the Plan to the contrary and unless otherwise determined by the Committee, prior to a Change in Control, in the event of a Change in Control:

(i) Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested;

(ii) The restrictions and deferral limitations applicable to any Restricted Shares shall lapse, and such Restricted Shares shall become free of all restrictions and become fully vested and transferable;

(iii) All Performance Units shall be considered to be earned and payable in full, and any deferral or other restrictions shall lapse, and such Performance Units shall be settled in cash (with the value being determined by the Committee, in its sole discretion), and all Restricted Share Units and Performance Share Units shall become fully vested and payable, in each case, as promptly as is practicable on or following the Change in Control; provided, however, that in the event that the Change in Control does not constitute a “change in the ownership or effective control,” or a “change in the ownership of a substantial portion of the assets,” of the Company, in each case within the meaning of Section 409A(a)(2)(A)(v) of the Code, Performance Units, Restricted Share Units and Performance Share Units shall not be payable until the date such Performance Units, Restricted Share Units and Performance Share Units would have been payable in the absence of this Section 14.1 if the acceleration of such payment would cause the tax consequences set forth in Section 409A(a)(1) of the Code to apply to such Performance Units, Restricted Share Units and Performance Share Units; and

(iv) The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes (including Section 13.3).

14.2.  Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i) An acquisition after the date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or approved by the Incumbent Board (as defined below), (2) any increase in beneficial ownership of a Person as a result of any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities, or (5) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 14.2; or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section, that any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation (or similar transaction), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity; in each case, unless immediately following such transaction (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the transaction, and (3) individuals who were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(iv) The approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

15. AMENDMENT, SUSPENSION, AND TERMINATION.

15.1.  In General. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable to ensure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the Participants to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any Subsidiary. No such amendment, suspension or termination shall (a) subject to Section 16.6, materially adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant, (b) make any change that would disqualify the Plan, or any other plan of the Company or any Subsidiary intended to be so qualified, from the benefits provided under Section 422 of the Code, or any successor provisions thereto, or (c) except as contemplated by Section 13, increase the number of shares available for Awards pursuant to Section 4.2 without shareowner approval. In addition, the Company will obtain shareowner approval of any modification of the Plan or Awards to the extent required by applicable laws or regulations or the regulations of any stock exchange upon which the Common Stock is then listed that purport to (i) materially modify the requirements as to eligibility for participation in the Plan, (ii) allow the repurchase of Stock Options or Stock Appreciation Rights for cash, other types of Awards under the Plan or other property (other than in connection with a Change in Control) or (iii) extend the termination date of the Plan.

15.2.  No Repricing. Except as contemplated by Section 13, in the event of a decline in stock price the Board may not amend the Plan or any Award Agreement to decrease the purchase price of any outstanding Stock Option or the Base Value of any outstanding Stock Appreciation Right to a price less than Fair Market Value on the date of grant, either by decreasing the exercise price of any outstanding Stock Option or the Base Value of any outstanding Stock Appreciation Right, or through the cancellation of outstanding Stock Options or Stock Appreciation Rights in connection with granting Awards at a lower exercise price or Base Value.

15.3.  Award Agreement Modifications. Subject to Section 15.1, the Committee may (in its sole discretion) amend or modify at any time and from time to time the terms and provisions of any outstanding Stock Options, Stock Appreciation Rights, Performance Units, Performance Share Units, Restricted Share Units, or Restricted Share grants, in any manner to the extent that the Committee under the Plan or any Award Agreement could have initially determined the restrictions, terms and provisions of such Stock Options, Stock Appreciation Rights, Performance Units, Performance Share Units, Restricted Share Units and/or Restricted Share grants, including, without limitation, changing or accelerating (a) the date or dates as of which such Stock Options or Stock Appreciation Rights shall become exercisable, (b) the date or dates as of which such Restricted Share grants or Restricted Share Units shall become vested, or (c) the performance period or goals in respect of any Performance Share Units or Performance Units. Subject to Section 16.6, no such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award without the consent of such Participant. Notwithstanding the foregoing, without the consent of affected Participants, Awards may be amended or revised when necessary to avoid the imposition of additional tax under Section 409A of the Code.

16. MISCELLANEOUS.

16.1.  Tax Withholding. The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any Stock Option or Stock Appreciation Right, or the delivery, transfer or vesting of any Common Stock or Restricted Shares, any domestic or foreign federal, state, local or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. Shares of Common Stock may be used to satisfy any such tax withholding. Such shares of Common Stock shall be valued based on the Fair Market Value of such shares as of the date the tax withholding is required to be made, such date to be determined by the Committee. In addition, the Company shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due upon any payment or settlement under the Plan.

16.2.  No Right to Employment. Neither the adoption of the Plan, the granting of any Award, nor the execution of any Award Agreement, shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee at any time for any reason.

16.3.  Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such Award Agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Participant, any beneficiary thereof or any other person.

16.4.  Payments to a Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.

16.5.  Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary unless expressly provided in such other plans or arrangements, or except where the Board expressly determines in writing that inclusion of an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual base salary or other cash compensation. Awards under the Plan may be made in addition to, in combination with, or as alternatives to, grants, awards or payments under any other plans or arrangements of the Company or its Subsidiaries. The existence of the Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate employees.

16.6.  Listing, Registration and Other Legal Compliance. No Awards or shares of the Common Stock shall be required to be issued or granted under the Plan unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of the Restricted Shares and/or Common Stock delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable laws. In addition, if, at any time specified herein (or in any Award Agreement or otherwise) for (a) the making of any Award, or the making of any determination, (b) the issuance or other distribution of Restricted Shares and/or Common Stock, or (c) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Participant (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. With respect to

Section 16 Officers, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. In addition, the Company or Committee may, at the time of grant or thereafter, impose additional or different conditions or take other actions with respect to Awards made to Participants in countries outside of the United States of America, to the extent required or made advisable by applicable laws and regulations.

16.7.  Award Agreements. Each Participant receiving an Award under the Plan shall enter into an Award Agreement with the Company in a form specified by the Committee. Each such Participant shall then agree to the restrictions, terms and conditions of the Award set forth therein and in the Plan. An Award Agreement may provide that, notwithstanding any other provision in this Plan to the contrary, if the Participant breaches provisions in the Award Agreement during or after the Participant’s employment, then the Participant will forfeit and/or repay all Awards (whether unvested or vested) and profits realized in connection therewith.

16.8.  Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or to receive any payment which under the terms of the Plan and the relevant Award Agreement may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

16.9.  Leaves of Absence/Transfers. The Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfers.

16.10.  Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

16.11.  Effective Date. The Plan shall be effective as of February 20, 2009 (the “Effective Date”) subject to approval by the shareowners of the Company. Prior to such shareowner approval, the Committee may grant Awards conditioned on shareowner approval. If such shareowner approval is not obtained at or before the first annual meeting of shareowners to occur after the adoption of the Plan by the Board (including any adjournments or postponements thereof), the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect. In no event shall awards be granted under the Plan after February 19, 2019 (or such earlier date that the Plan may be terminated by the Board), but the term and exercise of Awards granted theretofore may extend beyond that date.

16.12.  Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including the final treasury regulations or any other official guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision on the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

APPENDIX B

KELLOGG COMPANY 2009 NON-EMPLOYEE DIRECTOR STOCK PLAN

1. PURPOSE. The purpose of the Kellogg Company 2009 Non-Employee Director Stock Plan is to promote the long-term growth of Kellogg Company by increasing the proprietary interest of non-employee directors in Kellogg Company and to attract and retain highly qualified and capable non-employee directors.

2. DEFINITIONS. Unless the context clearly indicates otherwise, for the purposes of the Plan, the following terms shall have the following meanings:

2.1. “Award” means an award granted to a Non-Employee Director under the Plan in the form of Shares or Restricted Shares

2.2. “Award Agreement” means a written agreement between a Participant and the Company evidencing an Award.

2.3. “Board” means the Board of Directors of Kellogg Company, as constituted from time to time.

2.4. “Change in Control” has the meaning set forth in Section 9.4.

2.5. “Code” means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

2.6. “Committee” means the committee of the Board designated to administer the Plan, as described in Section 3 of the Plan.

2.7. “Company” means Kellogg Company, a Delaware corporation, or any successor corporation to Kellogg Company.

2.8. “Effective Date” has the meaning set forth in Section 12.

2.9. “Exchange Act” means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

2.10. “Fair Market Value” means, with respect to any date, (a) the officially quoted closing price in the primary trading session for a Share on the New York Stock Exchange — Composite Transactions Tape or on any other stock exchange, if any, on which the Shares are primarily traded (or if no Shares were traded on such date, then on the most recent previous date on which any Shares were so traded) or (b) if clause (a) is not applicable, the value of a Share for such date as established by the Committee, using any reasonable method of valuation consistent with the requirements of Section 409A of the Code.

2.11. “Incumbent Board” has the meaning set forth in Section 9.4.

2.12. “Merger Event” has the meaning set forth in Section 9.3.

2.13. “Non-Employee Director” means a director of the Company who is not an employee of the Company or any subsidiary of the Company.

2.14. “Outstanding Company Common Stock” has the meaning set forth in Section 9.4.

2.15. “Outstanding Company Voting Securities” has the meaning set forth in Section 9.4.

2.16. “Participant” means a Non-Employee Director who has been selected to receive an Award under the Plan.

2.17. “Person” has the meaning set forth in Section 9.4.

2.18. “Plan” means the Kellogg Company 2009 Non-Employee Director Stock Plan, as amended and restated from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

2.19. “Restricted Shares” means Shares subject to such restrictions, terms and conditions as the Committee deems appropriate, including, without limitation (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such Shares, (b) the requirement that the Participant deposit such Shares with the Company which such Shares are subject to such restrictions and (c) the requirement that such Shares be forfeited upon termination of Board service for specified reasons within a specified period of time or for other reasons.

2.20. “Shares” means Shares of the common stock, par value $.25 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.

2.21. “Stock Account” has the meaning set forth in Section 7.7.

2.22. “Subsidiary(ies)” means any corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentages as may be approved by the Committee, are owned directly or indirectly by the Company.

2.23. “Trust has the meaning set forth in Section 7.7.

3. ADMINISTRATION.

3.1.  Administrator of the Plan. The Plan shall be administered by the Nominating and Governance Committee of the Board, as constituted from time to time. The Committee shall consist of two or more Non-Employee Directors, each of whom shall be (a) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and (b) an “independent director” as defined under Section 303A of the Listed Company Manual of the New York Stock Exchange or such other applicable stock exchange rule. To the extent no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 of the Exchange Act or Section 303A of the Listed Company Manual, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

3.2.  Authority of Committee. The Committee shall have full power and authority to: (i) interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan, and (ii) designate persons other than members of the Committee to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe, such determinations to be made in accordance with the Committee’s best business judgment as to the best interests of the Company and its shareowners and in accordance with the purposes of the Plan. Subject to applicable law, the Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable.

3.3.  Determinations of Committee. A majority of the Committee’s members shall constitute a quorum at any meeting of the Committee, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or a meeting of the Committee by a written consent signed by all members of the Committee.

3.4.  Liability Limitation. Neither the Board nor the Committee, nor any member of either, or any of their designees, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award or Award Agreement) or any transaction hereunder, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

4. AWARDS. Awards in the form of Shares or Restricted Shares shall be granted to Non-Employee Directors in accordance with Section 7. Each Award granted under the Plan shall be evidenced by an Award Agreement.

5. ELIGIBILITY. Non-Employee Directors of the Company shall be eligible to participate in the Plan in accordance with Section 7 hereof.

6. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in Section 9.2, the aggregate number of Shares available for all grants of Awards under the Plan shall not exceed 500,000, plus the aggregate number of Shares described in the immediately following sentence. If any Awards under the Plan and the Kellogg Company 2000 Non-Employee Director Stock Plan (the “2000 Plan”) are forfeited, surrendered, cancelled, terminated or settled in cash in lieu of common stock, the Shares which were thereto subject (or potentially subject) to such Awards shall again be available for Awards under the Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement of such Awards (as may be adjusted pursuant to Section 9.2). Shares withheld or deducted by the Company for tax withholding obligations in accordance with Section 11.1 hereof or the 2000 Plan shall not again be available for issuance under the Plan. Shares that as of the Effective Date have not been issued under the 2000 Plan, and are not covered by outstanding Awards under the 2000 Plan granted on or before the Effective Date, shall not be available for Awards under the Plan.

7. GRANTS OF AWARDS.

7.1.  Annual Share Grants. Each year during the term of the Plan, beginning in 2009, an annual Award of Shares or Restricted Shares shall be made to each Participant on the second business day following the earlier of (a) the Company’s announcement by press release or other widely disseminated means of its results of operations for the first fiscal quarter of the Company, or (b) the Company’s filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for the first fiscal quarter of the Company. The number of Shares granted pursuant to each annual Award shall be determined by the Committee, and the Committee will also have the authority under the Plan to change the timing of the annual Awards. Non-Employee Directors first elected or appointed to the Board at any time other than the Annual Meeting of Shareowners shall receive an initial Award on the date on which that person first begins to serve as a Non-Employee Director equal to the most recently granted annual Award, pro-rated based upon the number of days remaining until the next Annual Meeting of Shareowners divided by 365.

7.2.  Other Share Grants. The Committee may make other grants of Shares or Restricted Shares to Non-Employee Directors at such times and subject to such terms and conditions as it may determine in its sole discretion.

7.3.  Terms and Conditions. Grants of Shares or Restricted Shares shall be subject to the terms and conditions set forth in this Section 7 and additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. With respect to each Participant receiving an Award, there shall be issued a stock certificate (or stock certificates) in respect of such Shares or Restricted Shares. Such stock certificate(s) shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant if required by the Award Agreement, and shall bear legends required by the Award Agreement. Such stock certificate(s) evidencing such Shares shall, in the sole discretion of the Committee, be deposited with and held in custody of the Company until the restrictions thereon, if any, shall have lapsed and all of the terms and conditions applicable to such grant have been satisfied.

7.4.  Restriction Period. Unless otherwise determined by the Committee (in its sole discretion) at any time and from time to time, Restricted Shares shall only become unrestricted and vested in accordance with the Plan and the vesting schedule relating to such Restricted Shares, as the Committee may establish in the relevant Award Agreement.

7.5.  Payment of Restricted Share Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions established by the Committee in respect of a grant of Restricted Shares, a new or additional certificate (without legends) for the number of Shares which are no longer subject (or deemed to be subject) to such restrictions, terms and conditions shall, as soon as practicable thereafter, be delivered to Participant.

7.6.  Shareowner Rights. A Participant shall have, with respect to the Shares underlying a grant of Restricted Shares, all of the rights of a shareowner of such Shares (except as such rights are limited or restricted under the Plan or in the relevant Award Agreement). Any stock dividends paid in respect of unvested Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply to the unvested Restricted Shares in respect of which such stock dividends are issued.

7.7.  Stock Account. The Committee may provide that annual Awards shall be made by entry into a stock account. If the Committee does so, the Company shall establish a bookkeeping account in the name of each Participant (the “Stock Account”). For any Award made by Stock Account entry, the Participant’s Stock Account shall be adjusted to reflect such Shares and an aggregate number of Shares credited to each Participant on such date shall be transferred by the Company to the Kellogg Company Grantor Trust (the “Trust”) for Participants. Except for the right to direct the trustee as to the manner which the Shares are to be voted, a Participant shall not have any rights with respect to any Shares credited to the Participant’s Stock Account and transferred to the Trust until the date the Participant ceases, for any reason, to serve as a director of the Company. Dividends on the Shares held in Stock Accounts will be credited to the Participant’s Stock Account to be used to acquire additional Shares.

8. AMENDMENT, SUSPENSION, AND TERMINATION.

8.1.  In General. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable to ensure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company, or the Participants to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any Subsidiary. No such amendment, suspension, or termination shall (a) subject to Section 11.2, materially adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant, or (b) except as contemplated by Section 9, increase the number of Shares available for Awards pursuant to Section 6 without shareowner approval. In addition, the Company will obtain shareowner approval of any modification of the Plan or Awards to the extent required by applicable laws or regulations or the regulations of any stock exchange upon which the Shares are then listed that purport to (i) materially modify the requirements as to eligibility for participant in the Plan, (ii) allow the repurchase of unvested Awards for cash or other property (other than in connection with a Change in Control), or (iii) extend the termination date of the Plan.

8.2.  Award Agreement Modifications. The Committee may (in its sole discretion) amend or modify at any time and from time to time the terms and provisions of any outstanding Awards in any manner to the extent that the Committee under the Plan or any Award Agreement could have initially determined the restrictions, terms and provisions of such Awards, including, without limitation, changing or accelerating the date or dates as of which such Awards shall become unrestricted. No such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award without the consent of such Participant. Notwithstanding the foregoing, without the consent of affected Participants, Awards may be amended or revised when necessary to avoid the imposition of additional tax under Section 409A of the Code.

9. CHANGES IN CAPITALIZATION AND OTHER MATTERS.

9.1.  No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareowners of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any Subsidiary, or any employees, officers, shareowners or agents of the Company or any Subsidiary, as a result of any such action.

9.2.  Recapitalization Adjustments. In the event of a dividend or other distribution (whether in the form of cash, Shares, other securities or other property) other than regular cash dividends, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, Change in Control or exchange of common stock or other securities of the Company, or other corporate transaction or event affects the Shares such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board shall equitably adjust (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted and (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

9.3.  Mergers. If the Company enters into or is involved in any merger, reorganization, Change in Control or other business combination with any person or entity (a “Merger Event”), the Board may, prior to such Merger Event and effective upon such Merger Event, take such action as it deems appropriate, including, but not limited to, replacing any Restricted Shares with substitute awards in respect of the shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares and otherwise, which shall substantially preserve the value, rights and benefits of any affected Restricted Shares granted hereunder as of the date of the consummation of the Merger Event, and make additional adjustments and/or settlements of other outstanding Restricted Shares as it determines to be fair and equitable to affected Participants.

Upon receipt by any affected Participant of any such awards (or payment) as a result of any such Merger Event, such Participant’s affected Restricted Shares for which such substitute awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant.

9.4.  Change in Control Provisions.

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary and unless otherwise determined by the Committee prior to the occurrence of a Change in Control, in the event of a Change in Control:

(i) Any Restricted Shares outstanding as of the date such Change in Control is determined to have occurred, and which are not then vested, shall become fully vested; and

(ii) The Committee may also make additional adjustments and/or settlements of outstanding Restricted Shares as it deems appropriate and consistent with the Plan’s purposes.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i) An acquisition after the date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following:

(A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or approved by the Incumbent Board (as defined below),

(B) any increase in beneficial ownership of a Person as a result of any acquisition by the Company,

(C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company,

(D) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities, or

(E) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 9.4(b); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section, that any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation (or similar transaction), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity; in each case, unless immediately following such transaction:

(A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,

(B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except, to the extent that such ownership existed prior to the transaction, and

(C) individuals who were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(iv) The approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

10. FOREIGN DIRECTORS. Without amending the Plan, Awards granted to Participants who are foreign nationals may have such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operate or have Non-Employee Directors.

11. MISCELLANEOUS.

11.1.  Tax Withholding. The Company shall have the right to deduct from any payment or settlement under the Plan, or the delivery, transfer or vesting of any Shares or Restricted Shares, any domestic or foreign federal, state, local or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. Shares may be used to satisfy any such tax withholding. Such Shares will be valued based on the Fair Market Value of such Shares of the date the tax withholding is required to be made, such date to be determined by the Committee. In addition, the Company shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due upon any payment or settlement under the Plan.

11.2.  Listing, Registration and Other Legal Compliance. No Awards shall be required to be issued or granted under the Plan unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for Shares delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the common stock is then listed, and any applicable federal or state securities law. In addition, if at any time specified herein (or in any Award Agreement or otherwise) for (a) the making of any Award, or the making of any determination, (b) the issuance or other distribution of Shares, or (c) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Non-Employee Director (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such Shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act.

11.3.  Award Agreements. Each Non-Employee Director receiving an Award under the Plan shall enter into an Award Agreement with the Company in a form specified by the Committee. Each such Participant shall agree to the restrictions, terms and conditions of the Award set forth therein and in the Plan.

11.4.  Designation of Beneficiary. Each Non-Employee Director to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to receive any payment which under the terms of the Plan and the relevant Award Agreement may become payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

11.5.  No Obligation to Re-elect. Nothing in the Plan shall be deemed to create any obligation on the part of the Board of Directors to nominate any Director for re-election by the Company’s shareowners.

11.6.  Plan Not Exclusive. The adoption of the Plan shall not preclude the adoption by appropriate means of any other equity or other incentive plan for Non-Employee Directors.

11.7.  Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

12. EFFECTIVE DATE AND TERM OF PLAN. The Plan shall be effective as of February 20, 2009 (the “Effective Date”), subject to approval by the Company’s shareowners. If shareowner approval is not obtained at the 2009 Annual Meeting of Shareowners, the Plan shall be nullified. The Plan shall terminate on February 19, 2019 (or such earlier date that the Plan may be terminated by the Board), but the term of Awards granted theretofore may extend beyond that date.

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cutoff date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. POST OFFICE BOX 3599 ELECTRONIC DELIVERY OF FUTURE SHAREOWNER ONE KELLOGG SQUARE COMMUNICATIONS BATTLE CREEK, MI 49016-3599 If you would like to reduce the costs incurred by Kellogg Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cutoff date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KELOG1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY KELLOGG COMPANY For Withhold ForAll To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote FOR number(s) of the nominee(s) on the line below. each of the nominees for director in Proposal1. 0 0 0 Vote on Directors 1. Election Of Directors (term expires 2012) Nominees: 01) John T. Dillon 02) James M. Jenness 03) Donald R. Knauss 04) Robert A. Steele For Against Abstain The Board of Directors recommends a vote FOR Proposals 2, 3 and 4. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Kellogg’s independent public accounting firm for 2009 0 0 0 3. Approval of the Kellogg Company 2009 Long-Term Incentive Plan 0 0 0 4. Approval of the Kellogg Company 2009 Non-Employee Director Stock Plan 0 0 0 The Board of Directors recommends a vote AGAINST Proposals 5 and 6.5. Enact a majority vote requirement for the election of directors 0 0 0 6. Elect each director annually 0 0 0 NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

KELLOGG COMPANY ADMISSION TICKET (not transferable) You are cordially invited to attend the Annual Meeting of Shareowners of Kellogg Company to be held on Friday, April 24, 2009 at 1:00 p.m. (Eastern Time) at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan. Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareowner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 24, 2009: The Notice of the Annual Meeting, the Proxy Statement, and the annual report, including Form 10-K, are available at http://investor.kelloggs.com. KELOG2 KELLOGG COMPANY PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 24, 2009 The undersigned appoints James M. Jenness and Gordon Gund, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareowners of Kellogg Company to be held on April 24, 2009 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Shareowners and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director in proposal 1, “FOR” proposals 2, 3 and 4, and “AGAINST” proposals 5 and 6, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.